UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under to §240.14a-12
CARTESIAN THERAPEUTICS, INC.
(Exact name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

PRELIMINARY PROXY STATEMENT DATED JANUARY 31, 2024 – SUBJECT TO COMPLETION

CARTESIAN THERAPEUTICS, INC.
704 Quince Orchard Road
Gaithersburg, MD 20878
(617) 923-1400
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held    , 2024
Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Cartesian Therapeutics, Inc. (the “Company”) will be held on    , 2024 at    , Eastern Time, by virtual meeting online at www.virtualshareholdermeeting.com/RNAC2024SM for the following purposes:
1.
To approve, in accordance with Nasdaq Listing Rule 5635(a), the issuance of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), upon conversion of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) (the “Conversion Proposal” or “Proposal No. 1”);

2.
To approve an amendment to the Company’s restated certificate of incorporation, as amended (the “Current Charter”), to effect a reverse stock split of the Company’s issued and outstanding Common Stock, at a ratio in the range of 1-for-20 and 1-for-30, with such ratio to be determined at the discretion of the board of directors of the Company (the “Reverse Stock Split Proposal” or “Proposal No. 2”); and

3.	To approve the adjournment or postponement of the Special Meeting, if necessary, to continue to solicit votes for Proposal Nos. 1 or 2 (the “Adjournment Proposal” or “Proposal No. 3”).
Only Company stockholders of record at the close of business on    , 2024 will be entitled to vote at the Special Meeting and any adjournment or postponement thereof.
Your vote is important. Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the virtual Special Meeting, you will be able to vote your shares electronically, even if you have previously submitted your proxy.

For questions regarding your stock ownership, you may contact us through our website at https://www.cartesiantherapeutics.com/investors/ or, if you are a registered holder, our transfer agent, Equiniti Trust Company, LLC (previously known as American Stock Transfer & Trust Company LLC), by email at helpAST@equiniti.com, through its website at https://equiniti.com/us/ast-access/individuals/ or by phone at (800) 937-5449. If you have any questions about submitting your proxy or require assistance, please contact our proxy solicitor, Morrow Sodali LLC:
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Thank you for your ongoing support and continued interest in Cartesian Therapeutics, Inc.
By order of the board of directors,

Carsten Brunn, Ph.D.
President and Chief Executive Officer, Director
Gaithersburg, Maryland
    , 2024

YOUR VOTE IS IMPORTANT
WE CURRENTLY PLAN TO HOLD THE SPECIAL MEETING VIA LIVE WEBCAST. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD.
TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.
IT IS IMPORTANT THAT YOU RETAIN A COPY OF THE CONTROL NUMBER FOUND ON THE PROXY CARD, VOTING INSTRUCTION FORM OR NOTICE, AS SUCH NUMBER WILL BE REQUIRED IN ORDER FOR STOCKHOLDERS TO GAIN ACCESS TO THE SPECIAL MEETING.

i

CARTESIAN THERAPEUTICS, INC.
704 Quince Orchard Road
Gaithersburg, MD 20878
(617) 923-1400
PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
To Be Held on   , 2024

INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement contains information about the special meeting of stockholders of Cartesian Therapeutics, Inc. (the “Special Meeting”), which will be held on   , 2024 at   , Eastern Time by virtual meeting online at www.virtualshareholdermeeting.com/RNAC2024SM for the following purposes. The board of directors of Cartesian Therapeutics, Inc. (the “Board of Directors”) is using this proxy statement to solicit proxies for use at the Special Meeting. In this proxy statement, the terms “Cartesian,” “the Company,” “we,” “us,” and “our” refer to Cartesian Therapeutics, Inc. (the “Company”). The mailing address of our principal executive offices is Cartesian Therapeutics, Inc., 704 Quince Orchard Road, Gaithersburg, MD 20878.
All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board of Directors with respect to each of the matters set forth in the accompanying Notice of Special Meeting of Stockholders (“Notice of Meeting”). You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.
At the Special Meeting, our stockholders will be asked to approve:
1.
In accordance with Nasdaq Listing Rule 5635(a), the issuance of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), upon conversion of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) (the “Conversion Proposal” or “Proposal No. 1”);

2.
An amendment to the Company’s restated certificate of incorporation, as amended (the “Current Charter”), to effect a reverse stock split of the Company’s issued and outstanding Common Stock, at a ratio in the range of 1-for-20 and 1-for-30, with such ratio to be determined at the discretion of the Board of Directors of the Company (the “Reverse Stock Split Proposal” or “Proposal No. 2”); and

3.	The adjournment or postponement of the Special Meeting, if necessary, to continue to solicit votes for Proposal Nos. 1 or 2 (the “Adjournment Proposal” or “Proposal No. 3”).
After careful consideration, the Board of Directors has approved the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Cartesian’s stockholders. Accordingly, the Board of Directors recommends that stockholders vote “FOR” each of the proposals set forth above.
Your vote is important. Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. Therefore, you are urged to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials (the “Internet Notice”), then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the virtual Special Meeting, you will be able to vote your shares electronically, even if you have previously submitted your proxy.
This proxy statement is dated   , 2024 and is first being mailed to stockholders on or about   , 2024.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The following section provides answers to frequently asked questions about the Special Meeting. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. You should carefully read this entire proxy statement, including each of the annexes attached hereto.
When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?
On or about    , 2024, we will begin mailing our proxy materials, including the Notice of Meeting, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form.
When and where will the Special Meeting take place?
We will be hosting the Special Meeting via live webcast only. The Special Meeting will be held virtually, via live webcast at on    , 2024, at    , Eastern Time. Regardless of whether you are the record holder of your shares or your shares are held in street name, if you held your shares as of the close of business on    , 2024, you are welcome to attend the meeting. Stockholders may vote and submit questions while attending the Special Meeting online. The webcast will open five minutes before the start of the Special Meeting. In order to enter the Special Meeting, you will need the 16-digit control number, which is included in the Notice of Meeting or on your proxy card if you are a stockholder of record of shares of Common Stock, or included with your voting instruction card and voting instructions received from your broker, bank, or other agent if you hold shares of Common Stock in street name. Instructions on how to attend and participate online are also available at www.virtualshareholdermeeting.com/RNAC2024SM. Information on how to vote online at the virtual Special Meeting is discussed below.
Who is soliciting my vote?
The Board of Directors is soliciting your vote for the Special Meeting.
When is the record date for the Special Meeting?
The record date for determination of stockholders entitled to vote at the Special Meeting is the close of business on   , 2024 (the “Record Date”).
How many votes can be cast by all stockholders?
There were     shares of our Common Stock outstanding on the Record Date, all of which are entitled to vote with respect to all matters to be acted upon at the Special Meeting. Each outstanding share of our Common Stock is entitled to one vote on each matter considered at the Special Meeting. On the Record Date, there were     shares of Series A Preferred Stock issued and outstanding; Series A Preferred Stock is not entitled to vote on the matters being considered at the Special Meeting.
Of the shares of our Common Stock issued and outstanding and entitled to vote, 6,723,639 shares of Common Stock were issued in the Merger (as described in “Description of the Transactions—Merger with Old Cartesian” below) and are not entitled to vote on Proposal No. 1 for purposes of the listing rules of the Nasdaq Stock Market LLC. To comply with Nasdaq Stock Market LLC (“Nasdaq”) rules, we will instruct the inspector of elections to conduct a separate tabulation that subtracts 6,723,639 shares from the total number of shares voted in favor of Proposal No. 1 to determine whether that proposal has been adopted in accordance with applicable Nasdaq rules.
How do I vote?
Stockholders of Record. We recommend that stockholders vote by proxy even if they plan to participate in the virtual Special Meeting and vote electronically during the meeting. If you are a stockholder of record, you may vote:
•	by Telephone - You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or Internet Notice;
•	by Mail - You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
•
Electronically at the Meeting - You may vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/RNAC2024SM and entering the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at    , Eastern Time, on    , 2024.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on    , 2024. To participate in the Special Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Special Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Special Meeting. We encourage stockholders to submit their proxies via the Internet or telephone. If you submit your proxy, you may still decide to attend the Special Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in Street Name. If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are held in street name and you would like to vote at the Special Meeting, you may visit www.virtualshareholdermeeting.com/RNAC2024SM and enter the 16-digit control number included in the voting instruction card provided to you by your bank or brokerage firm or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Special Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Special Meeting online and/or vote over the Internet.
Can I change my vote after I submit my proxy?
Yes.
If you are a registered stockholder, you may revoke your proxy and change your vote:
•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of revocation to the Secretary of the Company prior to the Special Meeting; or
•	by voting electronically at the virtual Special Meeting.
Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your participation in the virtual Special Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is voted or you vote electronically at the virtual Special Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote electronically at the virtual Special Meeting by following the instructions above.
How many shares must be present to hold the Special Meeting?
A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person, or by remove communication, or represented by proxy, of the holders of a majority in voting power of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

What proposals will be voted on at the Special Meeting?
There are three proposals scheduled to be voted on at the meeting:
•	Proposal No. 1 – Approval of, in accordance with Nasdaq Listing Rule 5635(a), the issuance of the Company’s Common Stock, upon conversion of the Company’s Series A Preferred Stock;
•
Proposal No. 2 – Approval of an amendment to the Company’s Current Charter to effect a reverse stock split of the Company’s issued and outstanding Common Stock, at a ratio in the range of 1-for-20 and 1-for-30, with such ratio to be determined at the discretion of the Board of Directors; and

•	Proposal No. 3 – To approve the adjournment or postponement of the Special Meeting, if necessary, to continue to solicit votes for Proposal Nos. 1 or 2.
What vote is required to approve each item at the Special Meeting?
You may vote “for,” “against” or “abstain” on each of the proposals being placed before our stockholders. Under our amended and restated bylaws (the “Bylaws”), any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except as otherwise provided by applicable law, the rules of any stock exchange upon which our securities are listed, or by the Current Charter or Bylaws.
•
Proposal No. 1 – The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter is required for the approval of Proposal No. 1, subject to the separate tabulation of votes described in “Questions and Answers About the Special Meeting—How many votes can be cast by all stockholders?” set forth above. Broker non-votes (if any) and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.

•
Proposal No. 2 – The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter is required for Proposal No. 2. Broker non-votes (if any) and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.

•
Proposal No. 3 – If a quorum is present at the Special Meeting, the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter is required for the approval of Proposal No. 3. If a quorum is not present at the Special Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present at the Special Meeting or represented by proxy is required for the approval of Proposal No. 3.

As of the Record Date, the Company’s directors, executive officers, and each of their respective affiliates own approximately    % of the Company’s issued and outstanding Common Stock.
Do I have appraisal rights?
Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law (the “DGCL”) with respect to any of the proposals being voted on.
How is the vote counted?
If you are a stockholder of record, you have the right to direct the voting of your shares by voting over the Internet, by telephone, by returning your proxy or by voting during the Special Meeting. In contrast, if you are a beneficial owner and your shares are held in an account at a bank or at a brokerage firm or other nominee holds your shares, you must tell your bank, broker or other nominee how you would like your shares to be voted, which you can do by following the instructions provided to you by the bank, broker or other nominee.
“Broker non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the bank, broker or other nominee holding the shares as to how to vote. If your shares are held in street name and you do not give voting instructions to your broker, your broker or nominee may vote the shares with respect to matters that are considered to be “discretionary” (if any), but may not vote the shares with respect to “non-discretionary” matters. Where a broker does not have discretion to vote on a given proposal, the unvoted shares are considered “broker non-votes.” For each of Proposal Nos. 1, 2, and 3, broker non-votes will not be counted as votes cast on the matter and will have no effect on the outcome of the proposal. Similarly, abstentions will not be counted as votes cast on these matters and will have no effect on the outcome of Proposal Nos. 1, 2, and 3.

Who will count the vote?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.
How does the Board of Directors recommend that I vote on the proposals?
The Board of Directors recommends that you vote:
•	Proposal No. 1 – FOR the approval of Proposal No. 1.
•	Proposal No. 2 – FOR the approval of Proposal No. 2.
•	Proposal No. 3 – FOR the approval of Proposal No. 3.
Who pays the cost for soliciting proxies?
We will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur. In addition, we have retained Morrow Sodali LLC (“Morrow”) at a fee of $17,500, plus certain out-of-pocket expenses, to act as our proxy solicitor in connection with the proposals to be acted upon at the Special Meeting. Pursuant to an agreement, Morrow has agreed to solicit proxies from our stockholders on our behalf in connection with the Special Meeting. If you have any questions about submitting your proxy or require assistance, please contact Morrow at:
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Where can I find the voting results of the Special Meeting?
We plan to announce preliminary voting results at the Special Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the Securities and Exchange Commission (the “SEC”) within four business days of the Special Meeting.
Who can provide me with additional information and help answer my questions?
If you would like additional copies, without charge, of this proxy statement or if you have questions about the proposals being considered at the Special Meeting, including the procedures for voting your shares, you should contact Morrow toll free at (800) 662-5200.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents incorporated by reference into this proxy statement, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding stockholder approval of the conversion of the Series A Preferred Stock, any future payouts under the contingent value right (the “CVR”) issued to our holders of record as of the close of business on December 4, 2023, our ability to achieve the expected benefits or opportunities and related timing with respect to the Merger (as defined below), or to monetize any of our legacy assets, our future results of operations and financial position, business strategy, the length of time that we believe our existing cash resources will fund our operations, our market size, our potential growth opportunities, our preclinical and future clinical development activities, the efficacy and safety profile of our product candidates, the potential therapeutic benefits and economic value of our product candidates, the timing and results of preclinical studies and clinical trials, the expected impact of macroeconomic conditions, including inflation, increasing interest rates and volatile market conditions, current or potential bank failures, as well as global events, including the ongoing conflicts between Russia and Ukraine and between Hamas and Israel and geopolitical tensions in China on our operations, and the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in this proxy statement and in our most recent Quarterly Report on Form 10-Q filed with the SEC on November 13, 2023, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

RISK FACTOR SUMMARY
The following summarizes the principal factors that make an investment in the Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing our business. The occurrence of any of these risks could harm our business, financial condition, results of operations and/or growth prospects or cause our actual results to differ materially from those contained in forward-looking statements we have made in this proxy statement and those we may make from time to time. You should consider all of the risk factors described in our public filings when evaluating our business.
Investing in our Common Stock involves various risks. You should carefully read and consider the matters discussed in this proxy statement under the heading “Risk Factors,” which include the following risks:
•	We are a development-stage company and have incurred significant losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.
•
We will need substantial additional funding in order to complete development of our product candidates and commercialize our products, if approved. If we are unable to raise capital when needed and on terms favorable to us, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

•
We develop our mRNA-based product candidates by leveraging our proprietary technology and our manufacturing platform, RNA Armory®, which is an unproven approach to the treatment of autoimmune disease. We are early in most of our clinical development efforts and may not be successful in our efforts to build a pipeline of product candidates and develop marketable drugs.

•
Clinical drug development is inherently risky and involves a lengthy and expensive process, which is subject to a number of factors, many of which are outside of our control. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

•	We expect to continue to grow our manufacturing capabilities and resources and we must incur significant costs to develop this expertise and/or rely on third parties to manufacture our products.
•
We rely, and expect to continue to rely, on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including by failing to meet deadlines for the completion of such trials.

•
If we or our licensors are unable to adequately protect our proprietary technology, or obtain and maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which would negatively impact our business.

•	We have been in the past and may in the future be subject to securities class action lawsuits.
•	The failure to successfully integrate the businesses of Selecta and Cartesian in the expected timeframe would adversely affect the Company’s future results.
•	Our future results will suffer if the combined Company does not effectively manage its expanded operations.

DESCRIPTION OF THE TRANSACTIONS
Overview
On November 13, 2023, the Company and the Delaware corporation which, immediately prior to the Merger (as defined below), was known as Cartesian Therapeutics, Inc. (“Old Cartesian”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Sakura Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Sakura Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Old Cartesian. Pursuant to the Merger Agreement, and simultaneously with execution thereof, (i) First Merger Sub merged with and into Old Cartesian, pursuant to which Old Cartesian was the surviving corporation (the “First Step Surviving Corporation”) and became a wholly owned subsidiary of the Company (the “First Merger”) and (ii) immediately following the First Merger, Old Cartesian (as the First Step Surviving Corporation) merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving company (the “Surviving Company”) and continued under the name “Cartesian Bio, LLC” (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger and pursuant to the Merger Agreement, the Company (which was known as Selecta Biosciences, Inc. until immediately prior to the Merger) changed its corporate name to Cartesian Therapeutics, Inc.
References to our business in this proxy statement include the business of Old Cartesian prior to the Merger.
Cartesian, prior to the Merger, was a clinical-stage biotechnology company that was incorporated on December 13, 2010 as Thirsty Brook Bioscience, Inc. and changed its name to Cartesian Therapeutics, Inc. on April 27, 2016.
On November 13, 2023, the Company and Old Cartesian consummated the Merger in accordance with the DGCL and subject to the terms and conditions set forth in the Merger Agreement. The Merger Agreement provided for the consummation, simultaneously with execution thereof, of the First Merger, immediately followed by the consummation of the Second Merger. As a result of the Merger, the Surviving Company continues to exist as a wholly owned subsidiary of the Company and under the name Cartesian Bio, LLC.
Merger with Old Cartesian
The Merger was structured as a stock-for-stock transaction pursuant to which all of Cartesian’s outstanding shares of capital stock were exchanged based on a fixed exchange ratio for consideration of 6,723,639 shares of the Common Stock of the Company and 384,930.724 shares of Series A Preferred Stock, which was a newly designated series of preferred stock (“Preferred Stock”) that is intended to have economic rights similar to the Common Stock, but with only limited voting rights (to the extent required by law). Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock, subject to certain conditions. The rights of the Series A Preferred Stock are set forth in Certificate of Designation of Preferences, Rights and Limitations that we filed with the Secretary of State of the State of Delaware (the “Certificate of Designation”). Please see “Proposal No. 1—Conversion Proposal—Description of Series A Preferred Stock” for a complete description of the Certificate of Designation and the rights of the Series A Preferred Stock. The Merger was unanimously approved by the Board of Directors of the Company and was also approved the board of directors and stockholders of Old Cartesian.
In connection with the execution of the Merger Agreement, the Company and Old Cartesian entered into stockholder support agreements (the “Support Agreements”) with certain of our officers, directors, and stockholders, which collectively own an aggregate of approximately 25% of the outstanding shares of the Common Stock. The Support Agreements provide that, among other things, each of the Company stockholder parties thereto has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of Proposal Nos. 1 and 2 at our stockholders’ meeting to be held in connection therewith.
Concurrently and in connection with the execution of the Merger Agreement, certain Cartesian stockholders as of immediately prior to the closing of the Merger (the “Closing”), and certain of our directors and officers as of immediately prior to the Closing entered into lock-up agreements with us and Old Cartesian (the “Lock-Up Agreements”), pursuant to which each such stockholder will be subject to a 180-day lockup on the sale or transfer of shares of the Company held by each such stockholder at the Closing, including those shares of Common Stock and Series A Preferred Stock (including the shares of Common Stock into which such Series A Preferred Stock is convertible) received by each such stockholder in the Merger.

In connection with the Merger, a CVR was distributed to the holders of record of our Common Stock as of the close of business on December 13, 2023, but was not distributed to holders of Series A Preferred Stock issued to stockholders of Old Cartesian or the Investors (as defined below) in the transaction. Holders of the CVRs will be entitled to receive certain payments from proceeds received by us, if any, related to the disposition or monetization of our legacy assets following the issuance of the CVRs.
Concurrent Financing Transaction
Concurrent with the Merger, we entered into a definitive agreement (the “Securities Purchase Agreement”) for a private investment in public equity transaction with Timothy A. Springer, a member of the Company’s Board, TAS Partners LLC (“TAS”), an affiliate of Dr. Springer, and Seven One Eight Three Four Irrevocable Trust, a trust associated with Dr. Murat Kalayoglu, a co-founder and the former chief executive officer of Old Cartesian, who joined the Board of Directors effective as of the Closing (the “Investors”) in a transaction exempt from the registration requirements of the Securities Act, in reliance on Section 4(a)(2) as a transaction not involving a public offering and Rule 506 of Regulation D thereunder. The Securities Purchase Agreement provides for the issuance to the Investors of an aggregate of 149,330.115 shares of Series A Preferred Stock for an aggregate purchase price of approximately $60.25 million (the “Financing” and, together with the Merger, the “Transactions”). Subject to the approval of Proposal No. 1, which is being voted on at the Special Meeting, each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designation. The closings of the Transactions were not subject to the approval of our stockholders. On an as-converted basis and after accounting for these Transactions, the total number of shares of our Common Stock would be 696,188,660 immediately following the closing of such Transactions.
Concurrent with our entry into the Securities Purchase Agreement on November 13, 2023, we entered into a Registration Rights Agreement (the “RRA”) with the holders of Common Stock and Series A Preferred Stock signatory thereto. Pursuant to the RRA, we are obligated to prepare and file a resale registration statement with the SEC within 90 calendar days following the Financing closing date (the “Filing Deadline”), with respect to the shares of Common Stock underlying the shares of Series A Preferred Stock issued in the Financing and the Common Stock and shares of Common Stock underlying the shares of Series A Preferred Stock issued to the signatories to the RRA in the Merger. The RRA also contains certain terms, including an obligation to indemnify the holders of Common Stock and Series A Preferred Stock signatory thereto, and their officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents from certain liabilities incident to the Company’s obligations under the RRA.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on November 13, 2023, which is incorporated herein by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about us contained in this proxy statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about us contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to qualifications and limitations agreed upon by the parties thereto. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure schedule that we delivered to Old Cartesian and the disclosure schedule that Old Cartesian delivered to us, in each case in connection with the Merger Agreement, which disclosures were not expressly reflected in the text of the Merger Agreement. The Company stockholders are not third-party beneficiaries under the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since November 13, 2023 and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by the Company with the SEC. Accordingly, Company stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein.
The Merger
On November 13, 2023, the Company and Old Cartesian consummated the Merger in accordance with the DGCL and subject to the terms and conditions set forth in the Merger Agreement. The Merger Agreement provided for the consummation, simultaneously with execution thereof, of the First Merger, immediately followed by the consummation of the Second Merger. As a result of the Merger, the Surviving Company continues to exist as a wholly owned subsidiary of the Company and under the name Cartesian Bio, LLC.
Closing and Effectiveness of the Merger
The execution of the Merger Agreement took place on November 13, 2023, New York time. Shortly after the execution of the Merger Agreement and upon the satisfaction of all of the conditions set forth in the Merger Agreement, as described in “The Merger Agreement–Conditions Precedent to the Merger,” the Company filed a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL. Immediately following the filing of the First Certificate of Merger, the Company filed a second certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) with the Delaware Secretary of State in accordance with the DGCL. The First Merger became effective at the time of the filing of the First Certificate of Merger with the Delaware Secretary of State (the “First Effective Time”) and the Second Merger became effective at the time of the filing of the Second Certificate of Merger with the Delaware Secretary of State (the “Second Effective Time”).
Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers
Prior to the First Effective Time, the Company filed the Certificate of Designation with the Delaware Secretary of State, as required pursuant to the Merger Agreement.

In accordance with the Merger Agreement, at the First Effective Time:
•
the certificate of incorporation of the First Step Surviving Corporation was amended and restated in its entirety to be identical to the certificate of incorporation of the First Merger Sub in effect immediately prior to the First Effective Time, except that the certificate of incorporation was amended to reflect that the name of the First Step Surviving Corporation was Cartesian Therapeutics, Inc.;

•
the bylaws of the First Step Surviving Corporation were amended and restated in their entirety to be identical to the bylaws of Old Cartesian in effect immediately prior to the First Effective Time; and

•
the directors and officers of the First Step Surviving Corporation, in accordance with its certificate of incorporation and bylaws, were the same individuals who held such office immediately prior to the First Effective Time.

In accordance with the Merger Agreement, at the Second Effective Time:
•
the certificate of formation of the Surviving Company was made to be identical to the certificate of formation of the Second Merger Sub in effect immediately prior to the Second Effective Time, except that the certificate of formation was amended to reflect that the name of the Surviving Company is Cartesian Bio, LLC; and

•
the limited liability company agreement of the Surviving Company was amended and restated in its entirety to be identical to the limited liability company agreement of the Second Merger Sub as in effect immediately prior to the Second Effective Time, but reflecting (i) the indemnification provisions required as described below under “The Merger Agreement–Additional Agreements of the Parties–Indemnification of Directors and Officers” and the requirements set out in the Merger Agreement and (ii) the change of name of the Surviving Company to Cartesian Bio, LLC.

The Surviving Company, in accordance with its certificate of formation and limited liability company agreement, is a sole member-managed limited liability company, with its sole member being the Company, but with the Company having the discretion to appoint officers to act on the Surviving Company’s behalf. At the Second Effective Time, the Company appointed as officers of the Surviving Company such individuals as were mutually agreed between the Company and Old Cartesian pursuant to the Merger Agreement.
Immediately following the Merger, the certificate of incorporation of the Company was amended to change the corporate name of the Company to Cartesian Therapeutics, Inc. and otherwise remained and remains in effect as the Current Charter.
Merger Consideration
The aggregate merger consideration (the “Merger Consideration”) that was issued and delivered by the Company to the stockholders of Old Cartesian in connection with the Merger was based on an agreed exchange ratio (the “Exchange Ratio”) of 213,822.7408 shares of Common Stock for each share of common stock of Old Cartesian (assuming, in the case of shares of preferred stock of Old Cartesian, conversion thereof into shares of common stock of Old Cartesian, in accordance with the terms that were applicable to conversion thereof). The Exchange Ratio was determined:
(a)
based on (i) the number of shares of Common Stock outstanding immediately prior to the First Effective Time on a fully diluted basis (including shares underlying warrants to purchase Common Stock, but excluding shares underlying equity awards in respect of Common Stock) and (ii) the number of shares of common stock of Old Cartesian outstanding immediately prior to the First Effective Time on a fully diluted basis (assuming conversion of shares of preferred stock of Old Cartesian into shares of common stock of Old Cartesian and the issuance of shares underlying options to purchase shares of Old Cartesian common stock (“Old Cartesian Options”)), and in each case ((i) and (ii)) using the treasury stock method; and

(b)	by ascribing a pre-Closing valuation of $170,000,000 to Old Cartesian and a pre-Closing valuation of $62,620,000 to the Company.
Such Merger Consideration consisted of (a) 6,732,639 shares of Common Stock and (b) 384,930.724 shares of Series A Preferred Stock. Such number of shares of Common Stock was determined based on a limitation on the issuance of shares of Common Stock in connection with the Merger, such that such shares of Common Stock would be equal to (a) no more than 19.9% of the outstanding shares of Common Stock as of immediately before the First Effective Time minus (b) such number of shares of Common Stock reserved for settlement of, or other issuance pursuant to the terms of, Old Cartesian Options (as discussed below in more detail under “The Merger Agreement–Treatment of Old Cartesian Options and Assumption of Old Cartesian’s 2016 Stock Incentive Plan”).
Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock, subject to and contingent upon the affirmative vote of holders of a majority of the shares of Common Stock who cast their votes (other than Common Stock issued as Merger Consideration pursuant to the Merger Agreement) at a meeting of stockholders of the Company to approve, for purposes of the rules of Nasdaq, a proposal for the issuance of shares of Common Stock to the stockholders of the Company upon conversion of any and all shares of Series A Preferred Stock, all in accordance with the terms of the Certificate of Designation. The Conversion Proposal is being submitted for such purposes. Please see “Proposal No. 1—Conversion Proposal—Description of Series A Preferred Stock.”
Treatment and Conversion of Old Cartesian Common Stock
At the First Effective Time, by virtue of the First Merger and without any further action on the part of any party:
•
the shares of Old Cartesian common stock held as treasury stock or held or owned by Old Cartesian or any wholly owned subsidiary of Old Cartesian were cancelled and ceased to exist (the “Cancelled Shares”), with no consideration paid by the Company;

•
each share of Old Cartesian capital stock outstanding immediately prior to the First Effective Time (excluding the Cancelled Shares) was automatically converted into the right to receive such number of shares of Common Stock determined based on the Exchange Ratio, and allocated in accordance with an allocation certificate delivered to the Company by Old Cartesian immediately prior to the First Effective Time (the “Allocation Certificate”). No fractional shares of Common Stock were issued in connection with the Merger. Any fractional shares of Common Stock were rounded down to the nearest whole number, with no cash payment made in lieu thereof. Fractional shares of Series A Preferred Stock were issued and delivered to Old Cartesian stockholders as part of the Merger Consideration, up to three decimal places; and

•
each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time was converted into and exchanged for one share of common stock of the First Step Surviving Corporation.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party, each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was cancelled and extinguished without any conversion thereof or any right to payment therefor.
Treatment of Old Cartesian Options and Assumption of Old Cartesian’s 2016 Stock Incentive Plan
At the First Effective Time, each Old Cartesian Option that was outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, was converted into an option to purchase shares of capital stock of the Company, as follows: (i) the Old Cartesian Options held by certain individuals specified by the parties (and each of whom was appointed to be an officer of the Company immediately after the Closing) (the “Specified Old Options”) were converted into options to purchase Series A Preferred Stock and (ii) all other Old Cartesian Options were converted into options to purchase Common Stock.
Pursuant to the Merger Agreement, the Company assumed Old Cartesian’s 2016 Stock Incentive Plan (the “Old Cartesian Plan”) and each Old Cartesian Option in accordance with the terms of the Old Cartesian Plan and the terms of each stock option agreement by which such Old Cartesian Option is evidenced (but with changes to such documents as the Company in good faith determines are necessary to reflect the substitution of Old Cartesian Options by the Company to purchase shares of Common Stock or Series A Preferred Stock, as applicable, and the other terms set forth in the Merger Agreement). All rights with respect to Old Cartesian common stock under Old Cartesian Options assumed by the Company were converted into rights with respect to Common Stock or Series A Preferred Stock, as applicable.

In accordance with the Merger Agreement, from and after the First Effective Time:
•	each Old Cartesian Option assumed by the Company, other than the Specified Old Options, may be exercised solely for shares of Common Stock;
•	each Specified Old Option assumed by the Company may be exercised solely for shares of Series A Preferred Stock;
•
the number of shares of Common Stock subject to each Old Cartesian Option, other than the Specified Old Options, was determined by multiplying (A) the number of shares of Old Cartesian common stock that were subject to such Old Cartesian Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Common Stock;

•
the per-share exercise price for Common Stock issuable upon exercise of each Old Cartesian Option, other than the Specified Old Options, was determined by dividing (A) the per-share exercise price of Old Cartesian common stock subject to such Old Cartesian Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent;

•
the number of shares of Series A Preferred Stock subject to each Specified Old Option was determined by multiplying (A) the number of shares of Old Cartesian common stock that were subject to such Specified Old Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and (C) dividing such resulting number by 1,000, and rounding the resulting number down to the nearest number of 1/1000 shares of Series A Preferred Stock;

•
the per-share exercise price for Series A Preferred Stock issuable upon exercise of each Specified Old Option was determined by dividing (A) the per-share exercise price of Old Cartesian common stock subject to such Specified Old Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and (C) multiplying the resulting number by 1,000, and rounding the resulting exercise price up to the nearest whole cent; and

•
any restriction on the exercise of any Old Cartesian Option will continue in full force and effect and, except as expressly provided in the Merger Agreement, the term, exercisability, vesting schedule and other provisions of such Old Cartesian Option will otherwise remain unchanged.

Treatment of Old Cartesian Equity Awards
At the First Effective Time, each option to acquire shares of common stock (an “Old Cartesian Stock Option”) and each restricted stock unit award with respect to shares of common stock (an “Old Cartesian RSU”), in each case that was outstanding and unvested immediately prior to the First Effective Time, vested in full and was cancelled. In exchange for such cancellation, the former holders of such cancelled equity awards became entitled to receive (without interest) an amount in cash (less applicable tax withholdings) equal to the product of:
•
In the case of Old Cartesian Stock Options, (A) the total number of shares of common stock subject to the unexercised portion of such Old Cartesian Stock Option immediately prior to the First Effective Time (determined after giving effect to the accelerated vesting described above) and (B) the excess, if any, of $2.06 (the “Cash-out Amount”) over the applicable exercise price per share of common stock under such Old Cartesian Stock Option. If the exercise price per share of Common Stock of any Old Cartesian Stock Option was equal to or greater than the Cash-out Amount, such Old Company Stock Option was cancelled and terminated without any consideration being given to such holder.

•
In the case of Old Cartesian RSUs, (A) the total number of shares of Common Stock deliverable under such Old Cartesian RSU immediately prior to the First Effective Time (determined after giving effect to the accelerated vesting described above) and (B) the Cash-out Amount.

Contingent Value Rights
Pursuant to the Merger Agreement, on December 13, 2023, the Company effected a distribution of one CVR with respect to each share of Common Stock that was issued and outstanding as of December 4, 2023 (the “CVR Record Date”).

Each holder of those certain Common Stock Purchase Warrants, dated as of April 11, 2022 (“Company 2022 Warrants”) that were outstanding and unexercised immediately prior to the CVR Record Date was also given a number of CVRs equal to the number of shares of Common Stock issuable under the Company 2022 Warrants held by such holder, as if such Company 2022 Warrant had been exercised in full immediately prior to the CVR Record Date.
Each holder of warrants to purchase Common Stock (other than the Company 2022 Warrants) that were outstanding and unexercised as of immediately prior to the CVR Record Date will be entitled to receive a number of CVRs equal to the number of shares of Common Stock that would have been issuable upon the full exercise of each such respective warrant immediately prior to the CVR Record Date, in each case only upon and subject to the actual exercise of such warrants pursuant to the terms thereof.
Pursuant to the terms of the Merger Agreement, the Company selected Equiniti Trust Company, LLC (“Equiniti”) to serve as the trustee under the Contingent Value Rights Agreement (the “CVR Agreement”). On December 6, 2023, the Company and Equiniti, as trustee, executed and delivered the CVR Agreement substantially in the form as attached as Exhibit E to the Merger Agreement. The terms and conditions of the CVRs are provided in the CVR Agreement.
Representations and Warranties
Old Cartesian and the Company made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, the disclosure schedules each party delivered to the other in connection with the Merger Agreement, and, in the case of the Company, its public SEC filings. These representations and warranties made by Old Cartesian and the Company relate to, among other things:
•	their and their subsidiaries’ due organization, existence and good standing and authority to carry on their respective businesses;
•	organizational documents;
•	corporate power and authority to enter into the Merger Agreement, to perform their respective obligations thereunder and to complete the transactions contemplated thereby;
•	the required stockholder votes to adopt the Merger Agreement (in the case of Old Cartesian) and the transactions contemplated thereunder that require stockholder approval in each respective case;
•
the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and applicable law, in each case arising out of the execution, delivery or performance of, or consummation of the transactions contemplated by, the Merger Agreement;

•	capitalization;
•
the conduct of their respective businesses in the ordinary course and the absence of certain changes, effects, developments, circumstances, conditions, state of facts, events, occurrences that would have or would be reasonably expected to have a Material Adverse Effect (as defined below);

•	the absence of certain undisclosed liabilities;
•	good title to, and absence of liens on, real property and other tangible assets;
•	intellectual property and privacy matters;
•	certain material contracts;
•	compliance with applicable laws and regulations;
•	the receipt of governmental authorizations material to their respective operations;
•	the absence of certain litigation or other proceedings, and the absence of certain government or court orders;
•	tax matters;
•	employees, employee benefit plans, and labor matters;

•	environmental matters;
•	insurance policies;
•	the absence of financial advisors or other brokers with respect to the transactions contemplated in the Merger Agreement;
•	certain material transactions between such party and certain of such party’s affiliates; and
•	compliance with anti-bribery laws.
In addition, the Company made representations and warranties regarding the following matters:
•	the accuracy of the Company’s SEC filings and other matters relating to compliance with securities laws and reporting obligations and the Company’s financial statements; and
•	the valid issuance of Common Stock and Series A Preferred Stock to be issued as Merger Consideration.
In addition, Old Cartesian made representations and warranties regarding the following matters:
•	the accuracy of its financial statements and its books and records; and
•	the accredited investor status of each holder of Old Cartesian capital stock.
Many of the parties’ representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect” (in the case of Old Cartesian) or a “Parent Material Adverse Effect” (in the case of the Company), as the case may be, and which in each case means any effect that, considered together with all other effects that have occurred prior to the date of determination of the occurrence of such “Material Adverse Effect,” has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the applicable party taken as a whole (including subsidiaries in the case of the Company) (“Material Adverse Effect”). Effects arising or resulting from the following are not taken into account in determining whether there has been such a Material Adverse Effect:
(a)	general business or economic conditions affecting the industry in which the applicable party operates;
(b)
acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental body in response thereto;

(c)	changes in financial, banking or securities markets;
(d)	in the case of the Company only, any change in the stock price or trading volume of its Common Stock (subject to certain exceptions);
(e)
any change in, or any compliance with or action taken for the purpose of complying with, any law or generally accepted accounting principles in the United States (“GAAP”) (or interpretations of any law or GAAP);

(f)	subject to certain exceptions, the announcement of the Merger Agreement or the pendency of transactions contemplated by the Merger Agreement; or
(g)	the taking of any action or the omission to take any action by the applicable party where such action is required to be taken by the Merger Agreement.
With respect to clauses (a) through (c) above, to the extent such effect described therein disproportionately affects the applicable party to whom the clause refers (relative to other similarly situated companies in the industries in which such party operates), then such effect can be taken into account in determining whether there has been a Material Adverse Effect.

Additional Agreements of the Parties
Company Stockholders’ Meeting
The Merger Agreement requires that as promptly as practicable following its execution, the Company take all action necessary under applicable law to call, give notice of and hold the Special Meeting for the purpose of seeking approval of the following matters:
•	the Conversion Proposal; and
•
either (i) the amendment of the Current Charter to increase the number of authorized shares of Common Stock or (ii) a proposal for a reverse stock split of all outstanding shares of Common Stock (such as the Reverse Stock Split Proposal), in either case ((i) or (ii)) by a number of authorized shares or at a stock split ratio sufficient to allow the conversion of all shares of Series A Preferred Stock and have reserved and authorized a number of shares of Common Stock sufficient to cover all shares of Common Stock to be issued upon approval of the Conversion Proposal.

The Company is convening the Special Meeting, as discussed in this proxy statement, in order to comply with the requirements above.
If the approval of the matters above is not obtained at the Special Meeting or if we reasonably believe that (i) we will not receive proxies sufficient to obtain approval of the above matters, whether or not a quorum would be present or (ii) we will not have sufficient shares of Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting, then, in each case, we must use reasonable best efforts to adjourn the Special Meeting one or more times to a date or dates no more than 30 days after the original scheduled date, and to obtain such approvals at such time. If the Special Meeting is not so adjourned, or if the approvals above are not then obtained, we must use reasonable best efforts to obtain such approvals as soon as practicable, and in any event at our next occurring annual meeting of stockholders or, if such annual meeting is not scheduled to be held within six months after the Special Meeting, then at another special meeting of our stockholders to be held within six months after the Special Meeting. We are required to hold an annual meeting or special meeting of our stockholders, at which a vote of our stockholders to approve the matters above will be solicited and taken, at least once every six months until we obtain such approvals.
Under the Merger Agreement, we also agreed that the Board of Directors will recommend that the holders of Common Stock vote to approve the matters described above and that we will use reasonable best efforts to solicit and obtain such approvals within the time frames discussed above.
Proxy Statement
The Merger Agreement requires that as promptly as practicable after the Closing, the Company prepare and file a proxy statement with the SEC relating to the Special Meeting to be held in connection with the matters discussed above. This proxy statement was filed in connection with such obligation. The Merger Agreement requires such proxy statement to comply with all requirements of applicable U.S. federal securities laws and the DGCL, and we are required to respond promptly to any comments or requests of the SEC or its staff related to such proxy statement.
The Company is required by the Merger Agreement to use commercially reasonable efforts to deliver the definitive version of such proxy statement to the Company’s stockholders as promptly as practicable after (i) the SEC has indicated that it does not intend to review it or that such review has been completed or (ii) at least ten after the filing of such proxy statement with the SEC without receipt of any correspondence from the SEC commenting upon, or indicating that it intends to review, such proxy statement.
The parties are also required to cooperate in making the Company amend or supplement such proxy statement and, if appropriate, mailing such amendment or supplement, in each case in certain circumstances where such actions may be necessary.
Reservation of Common Stock
Pursuant to the Merger Agreement, upon approval of the Conversion Proposal and the Reverse Stock Split Proposal, the Company must at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock necessary to convert all Series A Preferred Stock then outstanding into shares of Common Stock.
Directors and Officers
The Merger Agreement contemplates that, immediately after the Second Effective Time, the Board of Directors would be comprised of ten members, of which eight members were designated by the Company and two members were designated by Old Cartesian. The individuals who were initially appointed by Old Cartesian as members of the Board of Directors are Drs. Murat Kalayoglu and Michael Singer. The eight members of the Board of Directors immediately prior to the Second Effective Time remained in such positions as of immediately after the Second Effective Time as the eight members to be designated by the Company as described above. On November 21, 2023, as disclosed in the Current Report on Form 8-K filed by the Company on November 27, 2023, Scott D. Myers resigned from the Board of Directors, which as of the date hereof has nine members.
Pursuant to the Merger Agreement, the parties also agreed to (a) as of immediately after the Second Effective Time, maintain Carsten Brunn, Ph.D., as the Company’s Chief Executive Officer, Blaine Davis as the Company’s Chief Financial Officer, and Matthew Bartholomae as the Company’s General Counsel and Secretary, and (b) designate and appoint, effective immediately after the Second Effective Time, and the Board of Directors so designated and appointed, Metin Kurtoglu as the Company’s Chief Operating Officer, Milos Miljkovic as the Company’s Chief Medical Officer, and Chris Jewell as the Company’s Chief Scientific Officer. Such officers will serve in such positions until successors are duly appointed and qualified in accordance with applicable law.
The Merger Agreement provides that the Seven One Eight Three Four Irrevocable Trust, a trust associated with Dr. Kalayoglu and a former stockholder of Old Cartesian, has the right to designate one individual to be appointed to the Board of Directors, subject to certain qualification standards, including applicable corporate governance policies and guidelines of the Company and applicable legal, regulatory and stock market requirements, as determined in good faith by the Board of Directors, and subject to such designee being reasonably acceptable to a majority of the independent members of the Board of Directors. The Merger Agreement sets forth a number of proceedings and requirements pursuant to which the Board of Directors will evaluate such proposed designee and either appoint such designee to the Board of Directors (and nominate him or her for reelection, when applicable) or provide its reasoning for denying the proposed designee’s candidacy. Such initial designee was Dr. Kalayoglu, whom the Board of Directors has determined meets such qualification standards.
The ability of Seven One Eight Three Four Irrevocable Trust to designate an individual to the Board of Directors is contingent on such stockholder maintaining ownership, directly or indirectly, of at least 15% of the then-outstanding shares of Common Stock (assuming for such purposes the conversion into Common Stock of any Series A Preferred Stock held by such stockholder). If at any time this threshold fails to be met, such designation right will cease to apply and the Board of Directors may also, upon the affirmative vote of a majority of its independent members (other than such designee), request in writing that such designee resign from the Board of Directors, in which case Seven One Eight Three Four Irrevocable Trust must use commercially reasonable efforts to cause such designee to so resign within five business days.
Indemnification of Directors and Officers
Commencing at the First Effective Time and continuing until the sixth anniversary of the First Effective Time, each of the Company and the Surviving Company will indemnify and hold harmless each person who was at the Closing or has been at any time prior to the Closing, or who becomes prior to the First Effective Time, a director or officer of the Company or Surviving Company or any of their respective subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Company or of the Surviving Company, or any subsidiary thereof, asserted or claimed prior to the First Effective Time, in each case, to the fullest extent permitted under applicable law.
Other than in the case of fraud, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Company and the Surviving Company, jointly and severally, upon receipt by Company or the Surviving Company from the

D&O Indemnified Party of a request therefor, subject to an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The Merger Agreement also requires the Company and the Surviving Company to maintain in their applicable organizational documents, for at least six years from the First Effective Time, such provisions with respect to indemnification, advancement of expenses and exculpation of directors and officers as those that existed in the Company’s organizational documents as of the date of the Merger Agreement. The Company and the Surviving Company must also honor and fulfill their existing obligations to provide indemnification to the D&O Indemnified Parties as they existed as of the date of the Merger Agreement, and the Company must maintain directors’ and officers’ liability insurance policies, with an effective date as of the date of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to the Company.
Employee Benefits
The Merger Agreement requires the Company to provide certain employee benefits to each employee of Old Cartesian and each employee of the Company who remained employed by the Company or the Surviving Company, or any of their respective subsidiaries following the Closing (the “Continuing Employees”). Specifically, the Company must:
•
through December 31, 2024, provide Continuing Employees with base salary or hourly wage rate, as applicable, and target annual cash bonus opportunities that are no less than the base salary or hourly wage rate, as applicable, and target annual cash bonus opportunities in effect as of immediately prior to the First Effective Time;

•	at all times from the First Effective Time, honor the severance and retention arrangements of the Company existing prior to the First Effective Time; and
•
use commercially reasonable efforts to cause each Continuing Employee to be credited with his or her years of service with Old Cartesian or the Company or any of their respective predecessors, for purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, or arrangements of the Company or any of its subsidiaries.

Other Agreements of the Parties
The Merger Agreement also contains additional agreements of the parties relating to, among other things:
•	The use of the parties’ reasonable best efforts to make all filings, submissions, notices and retain all consents required to be made in connection with the Merger;
•
The use by the Company of reasonable best efforts to maintain the Company’s Nasdaq listing and file all necessary notifications and applications with Nasdaq for the listing of shares of Common Stock to be issued in connection with the conversion of Series A Preferred Stock;

•
for U.S. federal income tax purposes, (i) the treatment of the First Merger and the Second Merger to constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Treasury Regulations”), and (ii) the treatment of the Merger Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); including that the parties treat and not take any tax reporting position inconsistent with, and not take any action that would reasonably be expected to prevent qualification for, such treatment (in each case as discussed in more detail under “Material U.S. Federal Income Tax Considerations of the Merger and the Issuance of the CVRs”);

•	the termination of certain stockholders’ agreements in respect of Old Cartesian as of immediately prior to the First Effective Time, without any liability for the Surviving Company;
•	reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”);
•	cooperation of the parties in order to facilitate the performance by each party of its respective obligations under the Merger Agreement;

•
delivery of certificates with respect to the issued and outstanding shares of capital stock of Old Cartesian and the Company prior to the First Effective Time, including, in the case of Old Cartesian, the Allocation Certificate;

•	anti-takeover statutes that may become applicable to the transactions contemplated in the Merger Agreement;
•	actions necessary to cause the First Merger Sub and Second Merger Sub to perform their respective obligations under the Merger Agreement; and
•
exemption from registration under the Securities Act of the issuance of Common Stock and Series A Preferred Stock comprising the Merger Consideration, including placing of legends on the book-entries with respect to such Common Stock and Series A Preferred Stock.

Conditions Precedent to the Merger
The obligations of each party to effect the Merger and consummate the transactions contemplated by the Merger Agreement were subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:
•
Absence of (i) temporary restraining orders, preliminary or permanent injunctions or other orders preventing the consummation of such transactions issued by any court or other governmental body of competent jurisdiction, and (ii) laws having the effect of making such consummation illegal;

•	The filing of the Certificate of Designation with the Delaware Secretary of State;
•	The Securities Purchase Agreement with respect to the Financing being in full force and effect and providing for cash proceeds of not less than $60,250,000.
In addition, the obligations of the Company to effect the Merger and consummate the transactions contemplated by the Merger Agreement were subject to or, to the extent permitted by applicable law, the written waiver by the Company, at or prior to the Closing, of the delivery of the following documents: (i) resignations of the directors of Old Cartesian, (ii) a written instrument of termination of Old Cartesian’s stockholders’ agreements, (iii) the Allocation Certificate, (iv) certain accredited investor questionnaires from holders of capital stock of Old Cartesian representing at least 99% of the shares of capital stock (on an as-converted basis) of Old Cartesian as of immediately prior to the First Effective Time, (v) a certification that Old Cartesian is not a “United States real property holding corporation” as defined under the Code and a related notice required by U.S. Internal Revenue Service (the “IRS”) with respect thereto, and (vi) each Lock-Up Agreements contemplated to be executed under the Merger Agreement.
Further, the obligations of Old Cartesian to effect the Merger and consummate the transactions contemplated by the Merger Agreement were subject to or, to the extent permitted by applicable law, the written waiver by Old Cartesian, at or prior to the Closing, of the delivery of the following documents: (i) resignations of the directors and officers of the Company who, pursuant to the terms of the Merger Agreement, were not contemplated to continue in their respective positions immediately after the Closing, (ii) a certificate delivered by the Company as to the shares of the Company issued and outstanding immediately prior to the First Effective Time, (iii) a certification from the Company as to the resolutions adopted by the Board of Directors authorizing the appointment of directors and officers of the Company contemplated to be so appointed pursuant to the Merger Agreement, and (iv) each Lock-Up Agreement contemplated to be executed under the Merger Agreement.
All of the conditions and deliveries described above have been duly satisfied as of immediately prior to the Closing.
Amendment of the Merger Agreement
The Merger Agreement may be amended with the approval of the respective boards of directors (or members, as applicable) of the Surviving Company and the Company at any time, except that any amendment to the rights of designation to the Board of Directors by Seven One Eight Three Four Irrevocable Trust (as discussed under “The Merger Agreement—Additional Agreements of the Parties—Directors and Officers”) would also require approval by Seven One Eight Three Four Irrevocable Trust if such amendment were to have an adverse impact on such party.

After any approval of the Merger Agreement by a party’s stockholders, no amendment will be made which by applicable law requires further approval of such stockholders without the further approval of such stockholders.
The Merger Agreement can only be amended by an instrument in writing signed on behalf of each of the Surviving Company and Company.
Applicable Law; Jurisdiction
The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Actions or proceedings between any of the parties arising out of or relating to the Merger Agreement or any the contemplated transactions thereunder are subject to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware.
Remedies; Specific Performance
Under the terms of the Merger Agreement, in addition to all remedies conferred therein and by applicable law, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions.
Expenses
All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereunder will be paid by the party incurring such expenses, except if otherwise provided in the Merger Agreement.

BACKGROUND AND REASONS FOR THE TRANSACTIONS
In November 2020, the Board of Directors, as part of its effort to continually evaluate how to best maximize stockholder value, believed it in the best interest of the Company and its stockholders to conduct a preliminary assessment to identify and evaluate potential strategic transactions that would allow the Company to further develop its pipeline assets, add new pipeline assets or otherwise increase value for stockholders. In connection with such decision, the Board of Directors authorized the engagement of Leerink Partners LLC (“Leerink Partners”), to serve as financial advisor to the Company. During that process, Leerink Partners assisted the Company in developing a list of potential partners and, between December 2020 and April 2021, approached approximately 38 potential parties to gauge interest in a potential transaction with the Company, including license or collaboration, acquisition of assets or acquisition of the Company. Four of those parties entered into non-disclosure/confidentiality agreements with the Company. Three of those parties conducted due diligence and two were given access to a virtual data room containing information about the Company, but no such party made any actionable proposal in connection with a proposed transaction.
In September 2022, Leerink Partners introduced Dr. Kalayoglu to Dr. Brunn to discuss a possible strategic transaction or partnership. Following such introduction, on October 5, 2022, representatives of the respective management teams of the Company and Old Cartesian had an initial meeting to discuss their respective businesses and where Dr. Brunn indicated that the Company was interested in exploring a potential strategic transaction with Old Cartesian. On October 14, 2022, the Company and Old Cartesian entered into a mutual confidentiality agreement in order to exchange non-public information regarding each other. Thereafter, conversations did not move forward and Dr. Kalayoglu indicated that at that point Old Cartesian was not interested in pursuing a transaction with the Company.
In April 2023, after experiencing considerable difficulty raising funds, following the release of topline results from the Phase 3 DISSOLVE I and II trials, the Board of Directors made the strategic decision to take steps to extend the Company’s cash runway by pausing further development of SEL-302 for the treatment of methylmalonic acidemia, conducting a targeted headcount reduction of approximately 25%, and prioritizing the Company’s support of its collaborations with Swedish Orphan Biovitrum AB (publ.) (“Sobi”), for SEL-212 (the “Sobi License”), the development of ImmTOR-IL for autoimmune diseases with an initial focus on the liver and the Company’s support of its collaboration with Astellas Gene Therapies for Xork (the “Xork License”). The Board of Directors decided that it would be advisable to pursue a process to identify one or more parties to enter into a potential strategic transaction with the Company, and authorized the entry into another engagement letter with Leerink Partners to serve as a financial advisor to the Company in connection with such process.
On April 10, 2023, the Board of Directors approved the formation of a transaction committee (the “Transaction Committee”) to assist the Board of Directors in evaluating a potential strategic transaction and more closely monitoring the process leading up to any such transaction. The Transaction Committee was given the authority by the Board of Directors to provide oversight of, review, evaluate, and decide whether or not to pursue or recommend to the Board of Directors, for approval, entry into any transaction that may result from the process, including any mergers, significant asset purchases or sales, divestitures, restructurings, or any other transaction of significant importance. The Board of Directors designated Carrie Cox, Scott D. Myers, M.B.A., Nishan de Silva, M.D., M.B.A. and Carsten Brunn, Ph.D. to serve on the Transaction Committee. On May 19, 2023, the Board of Directors approved an increase of the size of the Transaction Committee to consist of five members, and appointed Timothy C. Barabe, M.B.A, to fill the new position created as a result of such expansion.
After the creation of the Transaction Committee and the engagement of Leerink Partners by the Company, between April 2023 and August 2023, Leerink Partners, at the direction of the Company, approached 12 potential parties to gauge interest in a potential transaction with the Company, including royalty monetizations, licenses or collaborations, acquisitions of assets or acquisitions of the Company; and, in parallel, the Company approached two additional parties for the same purposes, neither of which indicated a desire to explore a potential transaction. Of the 12 parties contacted by Leerink Partners, eight parties decided not to pursue a transaction, four parties indicated preliminary interest in the Company’s early stage programs and three of those parties entered into non-disclosure/confidentiality agreements with the Company or amended or supplemented existing confidentiality agreements with the Company. Of those parties, two, which we refer to as Company A and Company B, respectively, conducted due diligence on the Company and were given access to a virtual data room containing information about the Company.

On April 28, 2023, at a meeting of the Board of Directors, which was joined by representatives of Leerink Partners and Covington & Burling LLP, the Company’s outside counsel (“Covington”), Leerink Partners provided an update on the status of their outreach to potential partners.
On May 2, 2023, Company A submitted a proposal to the Company outlining the terms of a potential acquisition of the Company, pursuant to which the Company’s stockholders would receive (i) a pro rata share of the Company’s balance of net cash at the closing of such acquisition, after deduction of several payment obligations of the Company and other expected contingent liabilities of the Company, plus (ii) a publicly traded 10-year contingent value right with respect to each share of Common Stock held by such stockholder, which contingent value right would entitle the holder thereof to a pro rata share of (a) 90% of the milestone payments associated with SEL-212 and paid by Sobi to the Company, (b) 80% of any future royalties payable by Sobi to the Company in respect of SEL-212, and (c) 80% of any future proceeds relating to the sale, license or other transfer of any assets of the Company other than SEL-212.
On May 19, 2023, the Board of Directors met to consider the proposal received from Company A. At this meeting, Leerink Partners provided an overview of the proposal and responded to questions from the Board of Directors. After discussion, the Board of Directors directed management and Leerink Partners to further negotiate the economics of Company A’s proposal.
On June 6, 2023, the Company received a proposal from Company B to acquire the Company for $1.75 per share of Common Stock, payable in cash at the closing of such acquisition. Company B also orally advised the Company that Company B would need to obtain financing in order to fund at least part of such proposed acquisition consideration, and that Company B would seek such financing in parallel with negotiations with the Company and Company B’s due diligence of the Company.
Also on June 6, 2023, the Transaction Committee met and considered the proposal received from Company B in light of the proposal previously received from Company A. On June 9, 2023, the Transaction Committee met again, this time joined by representatives of Leerink Partners, who reviewed the proposals submitted by each of Company A and Company B. The Leerink Partners representatives also highlighted for the Transaction Committee other parties that could potentially be interested in a transaction with the Company. As a result of such discussion, the Transaction Committee instructed Leerink Partners and Company’s management to negotiate with Company B to seek terms more favorable to the Company than those included in Company B’s June 6 proposal.
On June 16, 2023, following discussions with the Company and Leerink Partners, Company B delivered a revised proposal to acquire the Company for an amount in the range of $1.90 to $2.00 in cash per share of Common Stock. Company B reiterated to the Company that it would need to seek financing in order to fund such proposed acquisition.
On June 20, 2023, the Transaction Committee met and was joined by representatives of Leerink Partners, who reviewed the proposals submitted by each of Company A and Company B (as revised).
The Board of Directors met on June 29, 2023, and was joined by representatives of Leerink Partners and Covington. Dr. Brunn provided an update to the Board of Directors on the status of discussions with Company A and Company B. He and Blaine Davis, the Company’s Chief Financial Officer, also discussed assessed market conditions with respect to SEL-212 and its potential value for the Company. Leerink Partners provided the Board of Directors with an update on its outreach to other potentially interested parties and a comparison of the latest proposals received from each of Company A and Company B and the scenario in which the Company did not pursue either transaction. Matthew Bartholomae, the Company’s General Counsel and Secretary, together with representatives of Covington, presented to the Board of Directors on its fiduciary duties and related considerations in connection with a proposed acquisition of the Company.
On June 30, 2023, following negotiations with the Company and its conducting of additional due diligence on the Company, Company A delivered a revised proposal for the acquisition of the Company, this time contemplating that the Company’s stockholders would receive the same cash payment as contemplated in its initial proposal, but revising the terms of the proposed contingent value right such that holders thereof would be entitled to a pro rata share of 95% of the milestone payment associated with a regulatory filing submission for SEL-212 and paid by Sobi to the Company, 90% of the other milestone payments associated with SEL-212 and paid by Sobi to the Company, 90% of any future royalties paid by Sobi to the Company in respect of SEL-212, plus a $5 million payment upon receipt of the first $50 million in aggregate royalties from Sobi with respect to SEL-212, and 80% of any future proceeds relating to the sale, license or other transfer of any assets of the Company other than SEL-212. The revised proposal also contemplated that the contingent value right would remain in place for the duration of the “Royalty Term” specified under the Sobi License.
During the first half of July 2023, Company A and Company B each continued to conduct due diligence on the Company, and Covington prepared an initial draft of a merger agreement providing for a sale of the Company. Leerink Partners distributed such draft to representatives of each of Company A and Company B on July 18, 2023.
On July 31, 2023, the Transaction Committee met to discuss the negotiations with Company A and Company B. At this meeting, representatives of Leerink Partners and Covington discussed with the Transaction Committee the structure proposed by Company A to capture potential future value generated by SEL-212 royalties and milestones and the remaining Company product pipeline.
On August 2, 2023, Company B informed the Company that it had not been able to secure the necessary financing on terms satisfactory to it and that consequently it would not be moving forward with negotiations regarding its proposal to acquire the Company.
On August 4, 2023, Company A informed the Company that in order to engage in a more meaningful review of the merger agreement and other ancillary documents and to conduct more detailed due diligence, and incur the costs associated with that process, Company A would require the Company to enter into an exclusivity agreement with Company A.
On August 5, 2023, the Board of Directors met to consider Company A’s request for exclusivity. At this meeting, Leerink Partners provided an overview of its outreach conducted up to that point and representatives of Covington reviewed with the Board of Directors its fiduciary duties in connection with a proposed sale of the Company and related considerations in connection with the entry into such an exclusivity agreement. In light of the extensive process conducted by the Company to date with the assistance of Leerink Partners, the Board of Directors approved the entry into an exclusivity agreement with Company A, pursuant to which Company A was granted the right to exclusively negotiate with the Company with respect to an acquisition of the Company for a period of 30 days. The exclusivity agreement was executed by the parties on the same day.
After entry into the exclusivity agreement, the Company and Company A exchanged several drafts of a merger agreement and other ancillary documents (including an agreement pertaining to the terms of the proposed contingent value rights). The Transaction Committee and the Board of Directors met on numerous occasions during the first two weeks of August 2023, and at each of those meetings, representatives of Company’s management, Leerink Partners and Covington provided updates on negotiations with Company A and the overall transaction process. At a meeting of the Board of Directors held on August 10, 2023, Leerink Partners also reviewed with the Board of Directors the financial terms of the proposed transaction with Company A, and Covington advised the Board of Directors regarding its fiduciary duties in considering such transaction.
On August 9, 2023, representatives of a third party, which we refer to as Company C, approached representatives of the Company to informally discuss a potential partnership, but the Company did not engage in any further discussions with Company C in light of its exclusivity obligations towards Company A.
On August 15, 2023, representatives of Company A contacted representatives of the Company and expressed concern regarding certain obligations of the Company, including with respect to uncertain contingent liabilities, and indicated that Company A would require an offsetting of such contingent liabilities against near-term payout triggers under the contingent value rights then under negotiation. Company A also indicated that it would require additional due diligence before it could move forward with negotiations of the terms of the potential transaction. Shortly thereafter the negotiations between Company A and the Company terminated, and on August 16, 2023, Company A and the Company executed a letter agreement terminating Company A’s exclusivity rights.
On August 16, August 25 and September 14, 2023, the Board of Directors met to discuss next steps in the process of seeking alternatives to maximize value to the Company’s stockholders. At each such meeting, the Company’s management updated the Board of Directors on, and the Board of Directors discussed, the latest actions and efforts undertaken in that regard, including in connection with the transfer of manufacturing of SEL-212 to Sobi and continuing to seek a strategic transaction. The Board of Directors also discussed potentially winding down assets and activities of the Company not related to SEL-212, consistent with the Company’s announcement in August 2023 that it would pause development clinical and preclinical product candidates other than SEL-212 and Xork and seek collaboration partners for the assets in the development programs that were no longer being actively advanced.
Following such August 2023 announcement by the Company, representatives of Company C approached representatives of Company’s management on September 1, 2023, to discuss a potential strategic transaction involving a reverse merger whereby the Company would acquire Company C and issue shares to the stockholders of Company C, together with a contemplated concurrent financing. Following initial discussions with Company C, on September 12, 2023, the Company and Company C entered into a confidentiality agreement contemplating the mutual disclosure of non-public information in connection with a potential transaction. On September 13, 2023, Company C granted the Company access to its virtual data room.
At the September 14, 2023 meeting of the Board of Directors, Leerink Partners provided an illustrative overview of a potential reverse merger transaction with Company C and responded to questions from the Board of Directors. Dr. Brunn indicated that the Company would be having an introductory business development meeting with Company C to discuss and explore both parties’ interest in a potential transaction. After discussion, the Board of Directors directed management and Leerink Partners to continue discussions with Company C.
On September 18, 2023, representatives of the Company met with representatives of Company C to further discuss a potential reverse merger transaction.
On September 20, 2023, and in light of the August 2023 announcement by the Company referred to above, Dr. Kalayoglu approached Dr. Brunn to propose that the parties meet to discuss and explore a potential transaction.
On September 26, 2023, representatives of the Company once again met with representatives of Company C to discuss terms of a potential transaction. Thereafter, the Company and Company C did not further engage in any further discussions with respect to any transaction.
On September 28, 2023, Dr. Kalayoglu called Dr. Brunn, and on that call Dr. Kalayoglu indicated that Old Cartesian was interested in exploring a potential transaction with the Company, and Dr. Brunn agreed to schedule a meeting to further discuss. On September 29, 2023, representatives of the respective management teams of the Company and Old Cartesian met and discussed their businesses. On October 1, 2023, Dr. Kalayoglu and Dr. Brunn held a call during which they had a preliminary discussion on terms for a potential strategic transaction.
On October 6, 2023, at a meeting of the Transaction Committee attended by representatives of Company’s management, Leerink Partners and Covington, Dr. Brunn provided an update on the Company’s continued wind-down activities, and informed the Transaction Committee that the Company had recently come into contact with Old Cartesian regarding potential interest in a strategic transaction. The Leerink Partners team provided an overview of the potential opportunity, after which the Transaction Committee discussed and directed Company management to continue discussions with Old Cartesian and explore a potential transaction.
On October 9, 2023, the Company received a non-binding indication of interest (the “Indication of Interest”) from Old Cartesian, which proposed, subject to the completion of due diligence and other customary conditions, that the Company acquire 100% of the equity interests of Old Cartesian in consideration for the issuance of Company stock to Old Cartesian stockholders, based on aggregate implied equity values of Old Cartesian and the Company of $206 million and $60 million, respectively. In connection with such acquisition, the Indication of Interest also contemplated that the Company would distribute the CVR to the Company’s stockholders representing potential future proceeds derived from certain assets of the Company. The Indication of Interest also provided that, in order to expedite the timeline on which the parties would execute the transaction, the closing of such acquisition would occur simultaneously with signing of the definitive transaction documents and in compliance with applicable Nasdaq rules.
On October 10, 2023, the Transaction Committee held a meeting, attended by representatives of Company’s management, Leerink Partners and Covington, to discuss the terms of the Indication of Interest, including the implications of a transaction structured with a simultaneous signing and closing, the continuation of Old Cartesian’s existing therapeutic focus, a potential concurrent private investment in public equity (“PIPE”)

transaction, and management of the potential combined company. After discussion, the Transaction Committee directed Company management to proceed with negotiations with Old Cartesian and to seek improved valuation terms as compared to those set forth in the Indication of Interest.
On October 13, 2023, at the direction of the Company, Leerink Partners prepared a counterproposal to the valuation contained in the initial Indication of Interest, which proposed an implied equity value of Old Cartesian and the Company of $165 million and $70 million, respectively.
On October 14, 2023, the Board of Directors reviewed and further considered the Indication of Interest and unanimously determined that Company’s management should pursue and evaluate the transaction contemplated therein and execute the Indication of Interest, which at that point remained subject to further negotiation and modification.
On October 15, 2023, a representative of Leerink Partners discussed the proposed valuation included in the initial Indication of Interest with Dr. Kalayoglu and Dr. Singer, the co-founders and then Chief Executive Officer and Chief Strategy Officer, respectively, of Old Cartesian. Following such discussion, the Company and Old Cartesian tentatively agreed to decrease the implied equity valuation of Old Cartesian to $190 million and increase the implied equity valuation of the Company to $70 million. Following discussions and based upon the revised valuation, Dr. Kalayoglu and Dr. Singer proposed to representatives of Leerink Partners that, to facilitate the negotiation of the proposed transaction, the parties should enter into a 30-day period of exclusive negotiations if they were able to execute a final Indication of Interest on mutually agreed terms. On the next day, Covington delivered to Foley Hoag LLP (“Foley”), Old Cartesian’s legal counsel, a revised Indication of Interest reflecting the foregoing discussions between the parties.
On October 17, 2023, Foley delivered a further revised draft of the Indication of Interest to Covington reflecting certain additional revisions and refinements, including the 30-day exclusivity period previously proposed by Dr. Kalayoglu and Dr. Singer. On the same day, the final non-binding Indication of Interest was executed by the Company and Old Cartesian.
On October 18, 2023, the parties and their respective advisors and counsel were provided access to the respective virtual data rooms of Old Cartesian and the Company, and began conducting due diligence.
On October 20, 2023, the Transaction Committee held a meeting, attended by representatives of Company’s management, Leerink Partners and Covington to discuss next steps following execution of the Indication of Interest. Representatives from Covington provided the Transaction Committee with an overview of the more immediate work streams and related timing. The Transaction Committee also discussed the potential for completing a concurrent PIPE transaction in connection with the proposed business combination and the existing interest from potential investors. After discussion, the Transaction Committee instructed Company management and Leerink Partners to continue to approach potential investors to gauge interest in a PIPE financing. Dr. Brunn then provided an update on the Company’s wind-down activities of its legacy assets.
Later on October 20, 2023, Covington delivered an initial draft of the Merger Agreement to Foley.
On October 21, 2023, representatives of the Company and Old Cartesian discussed amending, and agreed to amend, the Indication of Interest to allow the Company to engage in discussions and negotiations with third parties with respect to the Company’s product pipeline assets during the exclusivity period, subject to certain conditions. On October 22, 2023, Covington delivered to Foley a draft of an amendment to the Indication of Interest reflecting such terms, and such amendment was executed by both parties later that day.
On October 29, 2023, Covington delivered an initial draft of the Securities Purchase Agreement to Foley and to counsels for the prospective investors in the Financing.
Between October 20, 2023 and November 11, 2023, the parties continued to negotiate the Merger Agreement and other ancillary documents, and exchanged various drafts of such documents and conducted various conference calls to negotiate and finalize pending issues, including drafts of the CVR Agreement, the Support Agreements, the Securities Purchase Agreement, the Certificate of Designation and the form of Lock-Up Agreement. During such period, the parties negotiated the terms of the transaction in detail, including a right of Dr. Kalayoglu’s related parties to appoint a member of the Board of Directors for as long as they hold at least 15% of the then-outstanding shares of Common Stock (assuming for such purposes the conversion into Common Stock of any Series A Preferred Stock held by such stockholder) and several requirements and terms applicable to such appointment right; the terms applicable to the Series A Preferred Stock, including the mechanics for its conversion into Common Stock (including the applicability of a beneficial ownership limitation whereby a holder of Series A Preferred Stock cannot hold more than 19.9% of the Common Stock as a result of such conversion) and the terms applicable to its redemption; and the economic terms of the CVR, including the amounts that would be deducted from any future proceeds received by the Company before distribution thereof to holders of the CVRs. In addition, the Company and Old Cartesian worked with Leerink Partners, in the role of placement agent for the Company, to identify investors for the Financing, to be consummated in connection with the signing of the Merger Agreement.
On October 30, 2023, following discussions between the Company and Old Cartesian, the Company engaged Leerink Partners to act as placement agent for the Company in connection with the Financing.
On November 8, 2023, at a meeting duly called and held, and attended by representatives of Company’s management, Leerink Partners and Covington, the Board of Directors was provided with an overview of the proposed transaction and the concurrent Financing. Covington discussed the overall structure of the transaction and key provisions under the Merger Agreement and CVR Agreement and Leerink Partners then reviewed with the Board of Directors a preliminary financial analysis with respect to the proposed transaction.
On November 10, 2023, at a meeting duly called and held, and attended by representatives of Company’s management, Leerink Partners and Covington, the Board of Directors was provided an update on the negotiations of the transaction and the concurrent Financing. As of the time of this meeting, the parties were proceeding to finalize the Merger Agreement and related transaction documents on the basis of aggregate implied equity values of the Company and Old Cartesian of $70 million and $190 million, respectively, and assuming the Financing would be consummated on the basis of this valuation. At that time, the Board of Directors was aware that negotiations in connection with the Financing remained ongoing and that those negotiations could potentially impact the final terms of the proposed transaction. At the request of the Board of Directors, Leerink Partners presented its financial analysis with respect to the proposed transaction and Covington discussed several features of the proposed transaction documents and the structure of the transaction. Thereafter, at the request of the Board of Directors, Leerink Partners rendered to the Board of Directors its oral opinion that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the exchange ratio proposed to be paid by the Company pursuant to the terms of the proposed Merger Agreement was fair, from a financial point of view, to the Company. At such meeting, the Board of Directors unanimously adopted resolutions, based on the valuations of the aggregate implied equity values of the Company and Old Cartesian of $70 million and $190 million, respectively, and assuming the Financing would be consummated on the basis of this valuation, (i) determining that the then-proposed Merger Agreement and the transactions contemplated thereby, including the Merger Consideration then-contemplated by the proposed Merger Agreement and the Mergers, were fair to, and in the best interests of, the Company and its stockholders, and approving, declaring advisable and adopting the then-proposed Merger Agreement and the transactions contemplated thereby, including the Merger Consideration and the Mergers contemplated by the then-proposed Merger Agreement, (ii) determining that the CVR Agreement, the Support Agreements and the transactions contemplated thereby were fair to, and in the best interests of, the Company’s stockholders, and approving and declaring advisable the CVR Agreement, the Support Agreements and the transactions contemplated thereby, (iii) approving distribution of the CVR pursuant to the CVR Agreement and (iv) approving the Financing should the then-understood terms become the final terms. Dr. Springer recused himself from the Board of Directors meeting during (and did not participate in) the discussions pertaining to the terms of the Financing.
Following the Board of Directors meeting held on November 10, 2023, as negotiations continued with respect to the Financing and an agreement with potential Financing investors with respect to valuations of the Company and Old Cartesian remained to be finalized, the potential investors in the Financing stated that they were not prepared to proceed with an investment based on the proposed valuations of the Company and Old Cartesian of $70 million and $190 million, respectively. Following further negotiations, on November 11, 2023, the Company, Old Cartesian and the prospective investors in the Financing agreed to revise the implied equity valuations for the Company and Old Cartesian, to be $62.6 million and $170 million, respectively (the “Final Valuation”). The Final Valuation had a de minimis impact on the exchange ratio applicable to the shares payable by the Company in the proposed transaction.

A meeting of the Board of Directors was duly called and held on November 11, 2023, in order to consider the Final Valuation. That meeting was also attended by representatives of Covington and Leerink Partners. At that meeting, Leerink Partners presented a revised financial analysis of the proposed transaction, which had been updated to reflect the Final Valuation. Thereafter, at the request of the Board of Directors, Leerink Partners rendered to the Board of Directors its oral opinion which was subsequently confirmed by delivery of a written opinion dated November 11, 2023, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the exchange ratio proposed to be paid by the Company pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to the Company. The Board of Directors unanimously adopted resolutions ratifying and updating the resolutions that had been approved by the Board of Directors on November 10, 2023, on the basis of the Final Valuation. Once again, Dr. Springer recused himself from the Board of Directors meeting during (and did not participate in) the discussions pertaining to the terms of the Financing.
Consistent with the revised terms approved by the Board of Directors, the related terms contained in the Merger Agreement, the Securities Purchase Agreement, and other transaction documents approved therewith were updated in accordance with the Final Valuation, as applicable.
During November 11, 2023 and November 12, 2023, Covington and Foley further exchanged drafts of the Merger Agreement, Securities Purchase Agreement and other ancillary documents, and agreed on the respective definitive versions for execution.
Early in the morning of November 13, 2023, the Company, Old Cartesian and the other applicable parties thereto executed the Merger Agreement, the Securities Purchase Agreement with respect to the Financing and other related transaction documents, and promptly thereafter the parties caused the Certificates of Merger to be filed with the Delaware Secretary of State, upon which the Mergers were consummated and became effective. Promptly thereafter, the Company and Old Cartesian issued a joint press release announcing the execution of the Merger Agreement and the consummation of the Mergers. The initial closing with respect to the Financing occurred on November 15, 2023. Subsequent closings with respect to the Financing occurred on December 13, 2023 and January 12, 2024.

THE BOARD OF DIRECTORS’ REASONS FOR APPROVAL OF THE MERGER
In approving the Transactions, the Board of Directors considered a wide range of factors, including those discussed below, and the Board of Directors compared the Transactions to other alternatives, including continuing to focus our resources on the Company’s legacy research and development pipeline, continuing to operate as a standalone entity entitled to royalty payments from Sobi in connection with the potential commercialization of SEL-212 and other potential business development opportunities reviewed by the Board of Directors and the opportunities and risks presented with the Transactions. Based on these considerations and analyses, including the reasons and factors discussed below, the Board of Directors concluded that entering into the Merger Agreement and consummating the Transactions would yield the highest value reasonably available for our stockholders and would be fair to, and in the best interests of, the Company and our stockholders.
In particular, the Board of Directors took into account the following reasons, facts and circumstances in approving the Transactions:
•
Available Alternatives. The process run by Leerink Partners to seek other potential transactions (including potential financings, royalty monetization, license or collaborations, and alternative acquisitions by another buyer) that could transfer the value associated with the Company’s legacy assets to the Company’s legacy stockholders and the Company’s consideration of such alternative transactions.

•
Value to Company Equityholders. The valuation of the Company implied by the Merger, the ownership of the legacy Company stockholders of the pro forma company, and the liquidity retained by Company stockholders through continuing holding shares of Common Stock, which will remain listed and publicly traded on Nasdaq.

•
CVR Payments. The ability of the legacy Company stockholders to continue to participate in the potential future income streams associated with SEL-212 and the Company’s other legacy development pipeline through receiving the CVR (subject to deduction of, among other items, certain legacy liabilities of the Company, taxes and transaction expenses related to the CVR) following the consummation of the Merger, and the transferability of such CVR.

•
Opinion of Leerink. The opinion of Leerink Partners, the financial advisor of the Company, as to the fairness to the Company, from a financial point of view, of the exchange ratio applied in the Merger (that is, the amount of Common Stock to be issued to Old Cartesian stockholders in the Merger).

•
PIPE Financing. The additional capital from the Financing (which was conditioned on consummation of the Merger) that could be used to further capitalize the combined Company and fund its future operations, including through certain key inflection points such as the completion of Phase 2b clinical studies for Old Cartesian’s Descartes-08 product candidate.

•	Certainty of Closing. The fact that pursuant to the terms of the Merger Agreement, the Merger was to be consummated immediately following the execution of the Merger Agreement.
•
Simultaneous Signing and Closing. The structure of the Transactions whereby the Closing and the effectiveness of the Merger were to occur immediately following the execution of the Merger Agreement, as opposed to a structure in which the satisfaction of certain closing conditions could result in a delayed closing. A delayed closing would have required the Company to incur cash expenditures during such period, reducing the cash balance of the Company at the closing and therefore reducing the relative value of the Company as compared to Old Cartesian in the Transactions, which would thereby reduce the legacy Company stockholders’ proportionate ownership in the combined Company.

•
Old Cartesian’s Business and Prospects. The business, operations, assets, business strategy, and prospects of Old Cartesian, taking into account the discussions with the Company’s management and Leerink Partners.

•
Continuity of Company Senior Management. The confidence the Board had in the operations of the combined company due to the fact that the Company’s seasoned, public company chief executive officer and chief financial officer would both remain in these roles for the combined public company going forward.

•
Current and Future Financing Needs of the Company. The Company’s substantial financing needs to further the development and commercialization of the Company’s legacy product candidates, for which the Company would have been reliant upon finding and negotiating partnership arrangements or raising financing, both of which were expected to have come with substantial uncertainty of success in addition to the likelihood that such financing may have had a substantial dilutive effect to the existing stockholders of the Company, may only have been available on unfavorable terms, or may not have been available at all.

•
The Company’s Historical Difficulties in Raising Funds. The Company’s considerable difficulty in raising funds prior to the Merger, including after receipt of topline results from the Phase 3 DISSOLVE I and II clinical trials, which cast doubt on its ability to raise adequate funds in the future.

•
Arms’-length Negotiations with Cartesian. The Merger Agreement and the CVR Agreement were the product of extensive arms’-length negotiations with the assistance of experienced legal and financial advisors, and reflected the belief of the Board of Directors that the valuation ascribed to the Company following the Merger and the resulting ownership of the legacy Company stockholders of the pro forma company, is fair to and in the best interests of the Company and its legacy stockholders.

•
Opinion of Leerink Partners. The opinion of Leerink Partners, rendered orally to the Board of Directors on November 10, 2023 (and subsequently confirmed in writing by delivery of Leerink Partners’ written opinion, dated November 11, 2023) that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the exchange ratio proposed to be paid by the Company pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to the Company, as more fully described below in the section titled “The Merger—Opinion of Leerink Partners LLC”.

•
Fully Informed Board of Directors. The involvement of the Board of Directors and its committees during the negotiation of the Merger Agreement, the Securities Purchase Agreement, and the CVR Agreement and their belief that they were fully informed about the key terms and conditions thereof and all factors thereunder that may impact the financial terms in the Transactions. In this regard, the Board of Directors considered the fact that Leerink Partners acted as placement agent for the Company in connection with the Financing, and concluded that, in light of Leerink Partners’ familiarity with each of the Company and Old Cartesian and its experience and expertise in financing transactions of this type, it was in the best interests of the Company for Leerink Partners to serve as placement agent for the Financing in addition to its role as financial advisor.

•
Uncertainties Regarding Stand-alone Plan. The risk that prolonging the transaction search process further could result in the loss of the opportunity to consummate the Transactions with Old Cartesian. Given the lack of other desirable alternative transactions, the Company may not have otherwise had a viable path forward for developing its legacy pipeline assets or operating on a standalone basis as a collector of potential royalties from SEL-212, and in each case being able to transfer value to the Company’s stockholders.

•
Effect of Potential Redemption of the Series A Preferred Stock Due to Failure to Consummate the Conversion. The risk that a holder of Series A Preferred Stock issued in connection with the Merger may elect to require the Company to redeem such holder’s shares of Series A Preferred Stock for cash if the Company’s stockholders fail to vote to approve the conversion of the Series A Preferred Stock into Common Stock within 18 months following the consummation of the Merger. If such failure occurs and all or a significant portion of holders of Series A Preferred Stock exercise such optional redemption right, the Company could be required to use a significant amount of its cash resources on hand to satisfy such redemption obligation, which could materially limit the amount of cash that the Company would have available to fund its operations and result in a need to raise additional capital to satisfy the redemption obligation.

•	Litigation. The risk of stockholder lawsuits against the Company or the Board of Directors in connection with the Transactions.

COMPARISON OF RIGHTS OF OLD CARTESIAN STOCKHOLDERS AND COMPANY STOCKHOLDERS
Old Cartesian was, and the Company is, organized under the laws of the state of Delaware. The rights of the former holders of common stock of Old Cartesian holding the Common Stock to be converted from the Company’s non-voting Series A Convertible Preferred Stock will continue to be governed by the DGCL, but will also be governed by the provisions in the Current Charter and the Bylaws that apply with respect to such Common Stock. These documents are in some respects different than the terms of Old Cartesian’s Fifth Amended and Restated Certificate of Incorporation, dated as of December 12, 2022 (the “Old Cartesian Certificate of Incorporation”) and Old Cartesian’s Bylaws (the “Old Cartesian Bylaws”).
Set forth below is a summary comparison of the material differences between the rights of the holders of common stock of Old Cartesian under the Old Cartesian Certificate of Incorporation and the Old Cartesian Bylaws (left column) and the rights of holders of Common Stock under the Current Charter and the Bylaws (right column). The following summary is not a complete statement of the rights of the stockholders of either Old Cartesian or the Company, or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and each of Old Cartesian’s and the Company’s constituent documents. The Company has retained copies of its and of Old Cartesian’s former constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find Additional Information.”
Old Cartesian	The Company
ORGANIZATIONAL DOCUMENTS

The rights of Old Cartesian stockholders were governed by the Old Cartesian Certificate of Incorporation, the Old Cartesian Bylaws and the DGCL.	The rights of Company stockholders are currently governed by the Current Charter, Bylaws and the DGCL.

AUTHORIZED CAPITAL STOCK

The total authorized capital stock that Old Cartesian had the authority to issue was (a) 3,200 shares of common stock, $0.01 par value per share and (b) 602 shares of preferred stock, $0.01 par value per share.

The total authorized capital stock that the Company has the authority to issue is 360,000,000 shares, consisting of (a) 350,000,000 shares of Common Stock, $0.0001 par value per share, and (b) 10,000,000 shares of preferred stock, $0.0001 par value per share.

COMMON STOCK

The common stock of Old Cartesian was not divided into any class.	The Common Stock is not divided into any class.

Voting. Each holder of a share of Old Cartesian common stock was entitled to one vote to per share of common stock held at meetings of stockholders. Each holder of Old Cartesian common stock was not entitled to vote on any amendment to the Old Cartesian Certificate of Incorporation that related solely to the terms of or one or more outstanding series of Old Cartesian preferred stock.

Voting. Each holder of a share of Common Stock has voting rights at all meetings of the stockholders and is entitled to one vote for each share of Common Stock held by such holder. Except as otherwise required by law, each holder of Common Stock is not entitled to vote on any amendment to the Current Charter that relates solely to the terms of or one or more outstanding series of Company preferred stock if the holders of such affected series are entitled to vote thereon pursuant to the Current Charter or the DGCL.

Authorized Shares. The number of authorized shares of common stock could be increased or decreased by the affirmative vote of the holders of shares of Old Cartesian capital stock representing a majority of the votes
Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of a majority of Company capital stock entitled to vote.

Old Cartesian	The Company
represented by all outstanding shares of Cartesian capital stock entitled to vote.

Dividends. Old Cartesian could not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of Old Cartesian preferred stock then outstanding first received, or simultaneously received, certain dividends on each of the outstanding shares within a series of Old Cartesian preferred stock, as specified in the Old Cartesian Certificate of Incorporation for such series of preferred stock.

Dividends. Subject to applicable law and any preferential dividend or other rights of any then outstanding preferred stock of the Company, dividends may be declared or paid to holders of Common Stock if, as and when determined by the Board of Directors.

Liquidation. In the event of a voluntary or involuntary liquidation or dissolution of Old Cartesian, the holders of shares of Old Cartesian preferred stock then outstanding were entitled to be paid out of the assets of Old Cartesian available for distribution to its stockholders before any distribution or payment would be made to any other class or series of capital stock that ranked junior to the Old Cartesian preferred stock (which junior class would have included the shares of common stock of Old Cartesian).

Liquidation. Subject to applicable law and any preferential dividend or other rights of any outstanding preferred stock of the Company, upon the voluntary or involuntary dissolution or liquidation of the Company, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders.

RIGHTS OF PREFERRED STOCK

Designation of Preferred Stock. The Old Cartesian Certificate of Incorporation contemplated and authorized the designation of 220 shares of Series A preferred stock, 110 shares of Series B preferred stock, 77 shares of Series B-1 preferred stock and 195 shares of Series B-2 preferred stock. The powers, privileges and rights, and the qualifications, limitations or restrictions on such shares of preferred stock were set forth in the Old Cartesian Certificate of Incorporation, including certain specified dividend rights with respect to each such series, the payments due upon such shares of preferred stock upon a liquidation or certain fundamental transactions involving Old Cartesian, certain general and specific voting rights of such shares, and a right of conversion of such shares into shares of common stock of Old Cartesian and the mechanics applicable thereto.

Designation of Preferred Stock. The Current Charter permits the Board of Directors to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock will be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series of preferred stock and included in a certificate of designation filed pursuant to the DGCL.

The Old Cartesian Certificate of Incorporation did not expressly permit the Old Cartesian board of directors (the “Old Cartesian Board”) to create or authorize the creation of any additional series of preferred stock. Further, the creation or authorization or issuance of any securities with rights, preferences or privileges senior to or on parity with the shares of preferred stock of Old Cartesian described above, or the increase in the authorized number of such shares of preferred stock, could only be effected if holders of at least 51% of the then-outstanding shares of preferred stock of Old Cartesian provided their written consent or affirmative vote in respect of such action.

Old Cartesian	The Company
CERTAIN DIRECTOR MATTERS

Number of Directors. The number of directors was to be determined by resolution of the Old Cartesian Board or the stockholders of Old Cartesian, but in no event was to be less than one.	Number of Directors. The number of directors is established by the Board of Directors from time to time by resolution and the Board of Directors is to consist of at least one member.

Election of Directors. The holders of record of shares of Old Cartesian preferred stock, exclusively and as a separate class, were entitled to elect one director of Old Cartesian and the holders of record of the shares of Old Cartesian common stock, exclusively and as a separate class, were entitled to elect two directors of Old Cartesian.

Election of Directors. Subject to the rights of holders of any series of Company preferred stock to elect directors, at all duly called or convened meetings of stockholders, at which a quorum is present, a plurality of the stockholder votes cast are sufficient to elect a director.

Classes and Terms of Directors. The directors that sat on the Old Cartesian Board were not divided into classes. Each director was to hold office until the next annual meeting and until a successor was elected and qualified, or until such director’s earlier death, resignation or removal.

Classes and Terms of Directors. Subject to the rights of holders of any series of Company preferred stock to elect directors, the Board of Directors is divided into three classes, designated as Class I, Class II, and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director serves for a term ending on the date of the third annual meeting of stockholders at which such director was elected. The Board of Directors is authorized to assign members of the Board of Directors to Class I, Class II or Class III.

Quorum and Action at a Meeting. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors constituting the entire Old Cartesian Board constituted a quorum. At any meeting of the Old Cartesian Board at which a quorum was present, the vote of a majority of those present was sufficient to take any action, unless a different vote was specified by law or the Old Cartesian Certificate of Incorporation.

Quorum and Action at a Meeting. Subject to applicable law, the greater of (a) a majority of the number of directors at any time in office and (b) one-third of the number of directors constituting the entire Board of Directors constitutes a quorum of the Board of Directors. Each act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is regarded as an act of the Board of Directors, except otherwise specifically provided by law, the Current Charter or the Bylaws.

Removal of Directors. Except as otherwise provided by applicable law, any one or more or all of the directors could be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock could be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

Removal of Directors. Subject to the rights of holders of any series of Company preferred stock, directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of Company entitled to vote at an election of directors.

Old Cartesian	The Company
Vacancies. Unless and until filled by the stockholders, any vacancy on the Old Cartesian Board, could be filled by vote of a majority of the directors then in office (although less than a quorum) or by a sole remaining director, as the case may be.

Vacancies. Subject to the rights of holders of preferred stock of the Company, any vacancy or newly created directorship in the Board of Directors will be filled only by vote of a majority of the directors then in office (although less than a quorum) or by a sole remaining director, as the case may be, unless the Board of Directors determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders.

CERTAIN STOCKHOLDER MATTERS

Special Meetings. Special meetings of stockholders for any purpose or purposes could be called at any time by the Old Cartesian Board, the chairman of the Old Cartesian Board, the chief executive officer or the president, but not by any other person or persons. Business transacted at any special meeting of stockholders was limited to matters relating to the purpose or purposes stated in the notice of meeting.

Special Meetings. Special meetings of the stockholders of the Company for any purpose or purposes may be called at any time only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, or the president (in the absence of the chief executive officer). Matters to be brought before the proposed special meeting are limited to those matters stated in the notice of the special meeting.

Action without a Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of Old Cartesian could be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Action without a Meeting. No action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

Notice of Stockholder Meetings. Except as otherwise provided by the Old Cartesian Bylaws or the DGCL, all notices of meetings of Old Cartesian stockholders were to be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice could be delivered by mail or by electronic transmission and had to specify the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders were to be deemed to be present in person and vote at such meeting and the purpose or purposes for which the meeting was called.

Notice of Stockholder Meetings. Except as otherwise provided by the Bylaws or the DGCL, all notices of meetings of Company stockholders may be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice can be delivered by mail or by electronic transmission, and shall specify the place, if any, date and hour of the meeting and the record date for determining the stockholders entitled to vote at the meeting.

Advance Notice for Stockholder Nominations of Directors. Not Applicable.
Advance Notice for Stockholder Nominations of Directors. The nomination of any person for election to the Board of Directors may be made at an annual or special meeting of stockholders where notice has been provided in writing to the secretary of the Company. Notice is required to be delivered to, or mailed and received by the secretary of the Company at the principal executive officer of the

Old Cartesian	The Company

Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by such stockholder to be timely must be so received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of (x) the close of business on the 90th day prior to such annual meeting and (y) the close of business on the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company (with any notice delivered within such time frames being deemed to be “timely notice”). Any such notice may only be provided by a stockholder who is a stockholder of record or beneficial owner of Common Stock, as the case may be, both at the time of giving such notice and the time of the applicable meeting. The stockholder’s notice to the secretary of the Company must be in proper form, including all information required by the Bylaws and in compliance with all applicable requirements of the Exchange Act.

Advance Notice for Stockholder Proposals (Other than Nomination of Directors). Not Applicable.
Advance Notice for Stockholder Proposals (Other than Nomination of Directors). In order for a stockholder to bring a matter before the annual meeting, a stockholder will be required to give timely notice to the secretary of the Company, as described above. Any such notice may only be provided by a stockholder who is a stockholder of record or beneficial owner of Common Stock, as the case may be, both at the time of giving such notice and the time of the applicable meeting. The stockholder’s notice to the secretary of the Company must be in proper form, including all information required by the Bylaws and in compliance with all applicable requirements of the Exchange Act.

BYLAW AMENDMENTS

Subject to any additional vote required by the Old Cartesian Certificate of Incorporation or Old Cartesian Bylaws, the Old Cartesian Board was expressly authorized to make, repeal, alter, amend and rescind any or all of the Old Cartesian Bylaws. The Old Cartesian stockholders also had the power to adopt, amend or repeal the Old Cartesian Bylaws by affirmative vote of the holders of a majority of the shares of the capital stock of Old Cartesian issued and outstanding and entitled to vote at any regular meeting or special meeting of

Subject to limitations otherwise set forth in the Bylaws or the Current Charter, the Board of Directors is expressly empowered to adopt, amend, or repeal the Bylaws. The Company’s stockholders also have the power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of Company capital stock entitled to vote thereon.

Old Cartesian	The Company
stockholders (provided that in the case of a special meeting, notice of such adoption, amendment or repeal should have been stated in the notice of such special meeting). Further, the written consent or affirmative vote of the holders of at least 51% of the then outstanding shares of preferred stock of Old Cartesian was required in order to amend, alter or repeal any provision of the Old Cartesian Bylaws in a manner that would adversely affect the powers, preferences or rights of such preferred stock.

CHARTER AMENDMENT

The Old Cartesian Certificate of Incorporation could be amended as permitted under the DGCL, except that the written consent or affirmative vote of the holders of at least 51% of the then outstanding shares of preferred stock of Old Cartesian was required in order to amend, alter or repeal any provision of the Old Cartesian Certificate of Incorporation in a manner that would adversely affect the powers, preferences or rights of such preferred stock.

Except as otherwise required by law, holders of common stock, as such, were not entitled to vote on any amendment to the Old Cartesian Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series were entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Old Cartesian Certificate of Incorporation or pursuant to DGCL.

The Current Charter may be amended as permitted under the DGCL.

In addition to the affirmative vote of holders of any particular class or series of Company capital stock of the Company that is required by law or the Current Charter, the affirmative vote of two-thirds of the outstanding shares of capital stock of the Company entitled to vote thereon shall be required to amend or repeal, or to adopt any provisions of the Current Charter relating to (i) amendments to the Bylaws, (ii) powers, election, classes, quorum, actions, removal and vacancies of or in the Board of Directors, (iii) the absence of the stockholders’ right to act by written consent, (iv) the right to call a special meeting of the Company’s stockholders and (v) the exclusive forum provisions whereby certain actions relating to the Company may only be brought before the Court of Chancery of the State of Delaware.Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Current Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Current Charter or DGCL.

ANTI-TAKEOVER PROVISIONS

DGCL Anti-Takeover Provision. Old Cartesian did not have any class of voting stock listed on any national securities exchange or held of record by 2,000 or more stockholders. The Old Cartesian Certificate of Incorporation did not contain a provision electing to be governed by Section 203 of DGCL. Thus, Section 203 of the DGCL was inapplicable to Old Cartesian.

DGCL Anti-Takeover Provision. Under the Current Charter, the Company has not opted out of Section 203 of the DGCL, which generally prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.

Old Cartesian	The Company

A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a “business combination” between a corporation and an “interested stockholder” is prohibited unless it satisfies one of the following conditions: (i) before such stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, such interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (iii) on or subsequent to the time such stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by such interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Current Charter does not contain a provision expressly opting out of the application of Section 203 of the DGCL. Therefore, the Company is subject to Section 203 of the DGCL.

LIMITATION OF LIABILITY OF DIRECTORS

To the fullest extent permitted by law, a director of Old Cartesian was not personally liable to Cartesian or its stockholders for monetary damages for breach of fiduciary duty as a director.
To the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Old Cartesian	The Company
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The Old Cartesian Certificate of Incorporation provided, to the fullest extent permitted under applicable law, authorization to provide indemnification of (and advancement of expenses to) the directors, officers and agents of Old Cartesian (and any other persons the DGCL permitted Old Cartesian to provide indemnification) through the provisions of the Old Cartesian Bylaws, agreements with such agents or other persons, vote of the stockholders or disinterested directors or otherwise.

The Bylaws provide that the Company will indemnify each person who was or is a party or threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (each an “Indemnitee”), or by reason of any action alleged to have been take or omitted in such capacity, against all expenses, liabilities, losses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Bylaws further provide that the Company will indemnify an Indemnitee to the fullest extent permitted by law against all expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with the Indemnitee’s successful defense of any action, suit or proceeding according to the Bylaws, subject to certain limitations in specific circumstances. In the case of threatened or pending actions, suits, proceedings or investigations, the Company is required to pay to the Indemnitee, in advance of the final disposition of such matter, but subject to certain limitations set forth in the Bylaws, any expenses incurred by or on behalf of Indemnitee in defending such action, suit, proceeding or investigation or any appeal therefrom, to the fullest extent permitted by law, but subject to receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified or if it is determined that the Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or, with respect to any criminal action

Old Cartesian	The Company
or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful.

EXCLUSIVE FORUM

Unless Old Cartesian consented in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware was the sole and exclusive forum to bring (a) any derivative action or proceeding brought on behalf of Old Cartesian, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, or other employee of Old Cartesian to Old Cartesian or Old Cartesian stockholders, (c) any action asserting a claim against Old Cartesian, its directors, officers or employees arising pursuant to any provision of the DGCL, the Old Cartesian Certificate of Incorporation or the Old Cartesian Bylaws, or (d) any action asserting a claim against Old Cartesian, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determined there was an indispensable party not subject to the jurisdiction of the Court of Chancery, which was vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery did not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the Current Charter designates that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

The affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon will be required to amend or repeal, or to adopt any provision inconsistent with the foregoing.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER AND THE ISSUANCE OF THE CVRS
The following discussion summarizes certain material U.S. federal income tax considerations of the Merger and the issuance of the CVRs that would be expected to apply generally to U.S. Holders (as defined below) of our Common Stock. This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the IRS, has been or will be requested in connection with the Merger or the issuance of the CVRs and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge.
No attempt has been made to comment on all U.S. federal income tax consequences of the Merger or the issuance of the CVRs that may be relevant to particular U.S. Holders (defined below), including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; or (vii) who have a functional currency for U.S. federal income tax purposes other than the U.S. dollar.
In addition, the following discussion does not address state, local or non-U.S. tax consequences of the Merger or the issuance of the CVRs, the Medicare tax on net investment income, U.S. federal estate and gift tax, any alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion generally assumes that for U.S. federal income tax purposes, none of the Merger or the issuance of the CVRs will be integrated or otherwise treated as part of a unified transaction with any other transaction.
For purposes of this discussion, a U.S. Holder means a beneficial owner of our Common Stock who is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person (“U.S. Holder”).
HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE ISSUANCE OF THE CVRS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER AND THE ISSUANCE OF THE CVRS UNDER STATE, LOCAL AND NON-U.S. TAX LAWS.
Merger
We and Old Cartesian intend for the First Merger together with the Second Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of we and Old Cartesian agreed to not permit or cause any of our or Old Cartesian’s affiliates to, take any action, or fail to take or cause to be taken any action, which would reasonably be expected to prevent or impede the First Merger together with the Second Merger from qualifying as a reorganization under Section 368(a) of the Code. Because of the form of the Merger, U.S. Holders, as of immediately prior to the First Merger, did not sell, exchange or dispose of any shares of Common Stock as a result of the Merger. Thus, there will be no material U.S. federal income tax consequences to our stockholders, as of immediately prior to the Merger, as a result of the Merger.

CVRs
There is substantial uncertainty as to the U.S. federal income tax treatment of the CVRs issued pursuant to the CVR Agreement because the amount, if any, of contingent payments that may be received, as well as the timing of any such receipt, depends entirely on an uncertain condition, situation, or set of circumstances that future events will ultimately resolve. Specifically, there is no authority directly addressing whether the issuance of contingent value rights with characteristics similar to the CVRs should be treated as a distribution of property with respect to the corporation’s stock or an “open transaction” for U.S. federal income tax purposes. As a result, it is not possible to express a definitive conclusion as to the tax treatment of the receipt of the CVRs or future payments on the CVRs. U.S. Holders should consult their tax advisors with respect to the proper characterization of the receipt of the CVRs and any future payments thereunder.
If the issuance of the CVRs is treated as a distribution of property, each U.S. Holder will be treated as receiving a distribution in an amount equal to the fair market value of the CVRs issued to such U.S. Holder on the date of the issuance. This distribution generally should be treated as a taxable dividend to the extent of the U.S. Holder’s pro rata share of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and, to the extent that the value of the CVR exceeds such share of our current and accumulated earnings and profits, first as a non-taxable return of capital to the extent of the U.S. Holder’s basis in its Common Stock and thereafter, as capital gain from the sale or exchange of Common Stock with respect to any remaining value. A U.S. Holder’s initial tax basis in each CVR will equal the fair market value of such CVR on the date of its issuance. The holding period of such CVRs will begin on the day after the date of issuance. In addition, if we treat the issuance of the CVRs as a distribution of property, we will deliver to U.S. Holders a Form 1099-DIV notifying them of the portion of the CVR value that is treated as a dividend for U.S. federal income tax purposes. The Company intends to take the position that the issuance of the CVRs is treated as a distribution of property for U.S. federal income tax purposes.
If the value of the CVRs on the closing date cannot be “reasonably ascertained”, the receipt of CVRs may be treated under the “open transaction” method of accounting for U.S. federal income tax purposes. Under such treatment, a U.S. Holder will not immediately take the value of the CVRs distributed to the holder into income in determining whether such holder has recognized gain, if any, on the receipt of the CVRs. Accordingly, the U.S. holder would not have any initial tax basis in the CVRs. Rather, the U.S. Holder’s U.S. federal income tax consequences would be determined based on whether the CVRs were treated as a distribution of property, or as debt or equity, at the time the payments with respect to the CVRs are received or deemed received in accordance with the U.S. Holder’s regular method of accounting. As mentioned above, the Company intends to take the position that the issuance of the CVRs is treated as a distribution of property for U.S. federal income tax purposes, and not as an “open transaction.”
The treatment of future payments received by a U.S. Holder in respect of a CVR is uncertain. It is possible that payments received with respect to a CVR, up to the amount of the U.S. Holder’s adjusted tax basis in the CVR, will be treated as a non-taxable recovery of such U.S. Holder’s adjusted tax basis in the CVR and that any amount received in excess of such tax basis will be treated as gain from the disposition of the CVR. In that event, the gain would be long-term capital gain if the U.S. Holder’s holding period of the CVR exceeds one year at the time of such payment. Payments with respect to a CVR may also be treated as ordinary income. U.S. Holders should consult their tax advisors with respect to the proper characterization of any future payments under the CVR Agreement.
PLEASE CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PROPER CHARACTERIZATION OF THE RECEIPT OF THE CVRs AND FUTURE PAYMENTS THEREON.

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information included or incorporated by reference in this proxy statement. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline. Other events that we do not currently anticipate or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.
Risks Related to the Development of our Product Candidates
We develop our mRNA-based product candidates by leveraging our proprietary technology and our manufacturing platform, RNA Armory®, which is an unproven approach to the treatment of autoimmune disease. We are early in most of our clinical development efforts and may not be successful in our efforts to build a pipeline of product candidates and develop marketable drugs.
Our mRNA approach to develop product candidates for the treatment of autoimmune diseases is an unproven approach. Our most advanced product candidate, Descartes-08 is in Phase 2 clinical development. We have not demonstrated the ability to successfully complete any Phase 3 or other pivotal clinical trials, obtain regulatory approvals, manufacture a commercial product, or arrange for a third party to do so on our behalf, or conduct other sales and marketing activities necessary for successful product commercialization. We may have problems identifying new product candidates and applying our technologies to other areas. Even if we are successful in identifying new product candidates, they may not be suitable for clinical development, including as a result of manufacturing difficulties, harmful side effects, limited efficacy or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. The success of our product candidates will depend on several factors, including the following:
•	design, initiation and completion of preclinical studies and clinical trials with positive results;
•	reliance on third parties, including but not limited to collaborators, licensees, clinical research organizations and contract manufacturing organizations;
•	receipt of marketing approvals from applicable regulatory authorities;
•
obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates and not infringing or violating patents or other intellectual property of third parties;

•	manufacturability, manufacturing, logistics, and stability of our cell therapies, including autologous cell therapies;
•	growing our internal current Good Manufacturing Practice (“cGMP”) manufacturing capabilities to support commercial manufacturing or making arrangements with third-party manufacturers;
•	launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;
•	acceptance of our products, if and when approved, by patients and the medical community;
•	effectively competing with other therapies;
•	obtaining and maintaining coverage and adequate reimbursement by third-party payors, including government payors, for our products, if approved;
•	maintaining an acceptable safety profile of our products following approval; and
•	maintaining and growing an organization of scientists and businesspeople who can develop and commercialize our product candidates and technology.
Our failure to successfully execute on of any of the foregoing for any reason would effectively prevent or delay approval of our lead and other product candidates.

Clinical drug development is inherently risky and involves a lengthy and expensive process which is subject to a number of factors, many of which are outside of our control. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.
Clinical development is expensive, time consuming and involves significant risk. It is impossible to predict when or if any of our product candidates will prove effective and safe in humans or will receive regulatory approval, and the risk of failure through the development process is high. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete manufacturing and preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Manufacturing cell therapies, particularly those modified with mRNA, is a new field. Preclinical development is costly and inherently uncertain. Early preclinical results may not be predictive of future results, however, if our technology proves to be ineffective or unsafe as a result of, among other things, adverse side effects, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the clinical development and commercialization of our product candidates.
Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate for its intended indications. Clinical testing is expensive, difficult to design and implement, can take many years to complete and its outcome is inherently uncertain. A failed clinical trial can occur at any stage of testing. Moreover, the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, we may not be able to complete, or may be required to deviate from the current clinical trial protocol for a variety of reasons.
Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical development or early-stage clinical trials, and we cannot be certain that we will not face similar setbacks. Serious adverse events (“SAEs”) caused by, or other unexpected properties of, any product candidates that we may choose to develop could cause us, an institutional review board or regulatory authority to interrupt, delay or halt clinical trials of one or more of such product candidates and could result in a more restrictive label or the delay or denial of marketing approval by the Food and Drug Administration (the “FDA”) or comparable non-U.S. regulatory authorities. If any product candidate that we may choose to develop is associated with SAEs or other unexpected properties, we may need to abandon development or limit development of that product candidate to certain uses or subpopulations in which those undesirable characteristics would be expected to be less prevalent, less severe or more tolerable from a risk-benefit perspective. Moreover, preclinical and clinical data is often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or other regulatory authority approval. If we fail to produce positive results in clinical trials of our product candidates, the development timeline and regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be negatively impacted.
In addition, we cannot be certain as to what type and how many clinical trials the FDA will require us to conduct before we may gain regulatory approval to market any of our product candidates in the United States or other countries, if any. Prior to approving a new therapeutic product, the FDA generally requires that safety and efficacy be demonstrated in two adequate and well-controlled clinical trials.
We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval for, or commercialize, our product candidates, including:
•	clinical trials of our product candidates may produce unfavorable, incomplete or inconclusive results;
•	we may be unable to manufacture our product candidates, which in some cases such as mRNA CAR-T, are manufactured on a patient-by-patient basis;
•
regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site or may place a clinical hold on existing clinical trials;

•	we may experience delays in reaching, or fail to reach, agreement on acceptable terms with contract research organizations (“CROs”), or clinical trial sites;

•
we may be unable to recruit suitable patients to participate in a clinical trial, the number of patients required for clinical trials of our product candidates may be larger than we expect, enrollment in these clinical trials may be slower than we expect or participants may drop out of these clinical trials at a higher rate than we expect, or enrollment could be affected by the ongoing conflicts in Ukraine and the Middle East;

•	the number of clinical trial sites required for clinical trials of our product candidates may be larger than we expect;
•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
•	we may have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;
•
investigators, regulators, data safety monitoring boards or institutional review boards may require that we or our investigators suspend or terminate clinical research, or we may decide to do so ourselves;

•	investigators may deviate from the trial protocol, fail to conduct the trial in accordance with regulatory requirements or misreport study data;
•
the cost of clinical trials of our product candidates may be greater than we expect or we may have insufficient resources to pursue or complete certain aspects of our clinical trial programs or to do so within the timeframe we planned;

•
the supply or quality of raw materials or manufactured product candidates (whether provided by us or third parties) or other materials necessary to conduct clinical trials of our product candidates may be insufficient, inadequate or not available at an acceptable cost, or in a timely manner, or we may experience interruptions in supply;

•	laboratories that we rely upon to perform certain quality control tests may become unavailable, or their services could be delayed;
•	regulators may revise the requirements for approving our product candidates, or such requirements may not be as we expect;
•
the FDA or comparable foreign regulatory authorities may disagree with our clinical trial design or our interpretation of data from preclinical studies and clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design of our clinical trials;

•
regarding trials managed by our existing or any future collaborators, our collaborators may face any of the above issues, and may conduct clinical trials in ways they view as advantageous to them but potentially suboptimal for us; and

•	geopolitical events may affect international and overseas trial sites in ways beyond our control.
If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, or if we are forced to delay or abandon certain clinical trials or other testing in order to conserve capital resources, we may:
•	be delayed in obtaining marketing approval for our product candidates, if at all;
•	obtain marketing approval in some countries and not in others;
•	obtain approval for indications or patient populations that are not as broad as intended or desired;
•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;
•	be subject to additional post-marketing testing requirements; or
•	have a product removed from the market after obtaining marketing approval.

We could also encounter delays if a clinical trial is suspended or terminated. Authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to institutional review boards (“IRBs”) for reexamination, which may impact the costs, timing or successful completion of a clinical trial.
Our product development costs will increase if we experience delays in clinical testing or in obtaining marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations.
If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.
We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. In addition, from time to time our competitors have ongoing clinical trials for product candidates that treat the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates. Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which could cause the value of our Common Stock to decline and limit our ability to obtain additional financing.
We may conduct clinical trials for product candidates at sites outside the United States, and the FDA may not accept data from trials conducted in such locations or the complexity of regulatory burdens may otherwise adversely impact us.
Opening trial sites outside the United States may involve additional regulatory, administrative and financial burdens, including compliance with foreign and local requirements relating to regulatory submission and clinical trial practices. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of these data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with good clinical practices (“GCPs”), and the FDA must be able to validate the data from the trial through an onsite inspection, if necessary. Generally, the patient population for any clinical trials conducted outside the United States must be representative of the population for which we intend to seek approval in the United States. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. Nonetheless, there can be no assurance that the FDA will accept data from trials conducted outside the United States. If the FDA does not accept the data from any trial that we conduct outside the United States, it would likely result in the need for additional clinical trials, which would be costly and time-consuming and delay or permanently halt our development of any applicable product candidates.
Additional risks inherent in conducting international clinical trials include:
•	foreign regulatory requirements that could burden or limit our ability to conduct our clinical trials;
•
increased costs and heightened supply constraints associated with the acquisition of standard of care drugs and/or combination or comparator agents for which we may bear responsibility in certain jurisdictions;

•	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

•	foreign exchange fluctuations;
•	more burdensome manufacturing, customs, shipment and storage requirements;
•	cultural differences in medical practice and clinical research;
•	lack of consistency in standard of care from country to country;
•	diminished protection of intellectual property in some countries;
•	changes in country or regional regulatory requirements; and
•	geopolitical instability or wars in regions outside of the United States where we conduct clinical trials may impact ongoing clinical trials.
We may not be able to qualify for or obtain various designations from regulators that would have the potential to expedite the review process of one or more of our product candidates and even if we do receive one or more such designations there is no guarantee that they will ultimately expedite the process, or aid in our obtaining marketing approval or provide market exclusivity.
There exist several designations that we can apply for from the FDA and other regulators that would provide us with various combinations of the potential for expedited regulatory review, certain financial incentives as well as the potential for post-approval exclusivity for a period of time. These designations include but are not limited to orphan drug designation, breakthrough therapy designation, accelerated approval, fast track status and priority review for our product candidates. For example, Descartes-08 has been granted orphan drug designation by the FDA for the treatment of myasthenia gravis (“MG”). We expect to seek one or more of these designations for our other current and future product candidates. There can be no assurance that any of our other product candidates will qualify for any of these designations. There can also be no assurance that any of our product candidates that do qualify for these designations will be granted such designations or that the FDA will not revoke a designation it grants at a later date, or that Congress will not change the law about a designation. Further, there can be no assurance that any of our product candidates that are granted such designations, including Descartes-08, will ever benefit from such designations or that the FDA would not withdraw such designations once granted. Were we to receive a designation that promised a period of market exclusivity, such as orphan drug exclusivity, such exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. In particular, the scope of exclusivity afforded for mRNA-modified cell therapy products may not be well defined. Further with respect to orphan drug status, even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior if it is shown to be safer, more effective or makes a major contribution to patient care.
Interim, top-line and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publish interim, top-line or preliminary data from our clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a full analyses of all data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Preliminary or top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. Interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Interim, top-line or preliminary data may not be representative of final data. If final data is not as positive as earlier interim, top-line or preliminary we have released, our business prospects would be significantly harmed.
In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure. Any information we determine not to disclose may ultimately be deemed significant by you or others with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or our business. As a result, preliminary and top-line data should not be relied upon in making an investment decision in our securities.
Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.
Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials, could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities and could result in decreased market acceptance of any of our product candidates, if approved. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications.
On November 28, 2023, the FDA issued a statement that it is investigating serious risk of T-cell malignancy following BCMA-directed or CD19-directed autologous CAR-T cell immunotherapies. While the FDA noted that it currently believes that the overall benefits of these products continue to outweigh their potential risks for their approved uses, the FDA stated that it is investigating the identified risk of T-cell malignancy with serious outcomes, including hospitalization and death, and is evaluating the need for regulatory action. Further, on January 22, 2024, the FDA announced it would require a so-called “boxed warning” be added to the prescribing information for all six currently approved CAR-T therapies. A boxed warning is the strongest safety labeling the FDA may require. However, because all currently approved CAR T-cell immunotherapies are in oncology indications, there can be no assurance that FDA will reach the same risk-benefit analysis in other indications. While we believe our mRNA-based CAR-T product candidates may have a differentiated toxicity profile than currently approved DNA-based CAR-T therapies, there can be no assurance that the FDA would not treat Descartes-08 or any of our other product candidates similar to approved DNA-based CAR-T therapies. The FDA’s investigation may impact the FDA’s review of product candidates that we are developing, or that we may seek to develop in the future, which may, among other things, result in additional regulatory scrutiny of our product candidates, delay the timing for receiving any regulatory approvals or impose additional post-approval requirements on any of our product candidates that receive regulatory approval.
Any drug-related side effects observed in our clinical trials could also affect patient enrollment in our clinical trials or the ability of any enrolled patients to complete such trials or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.
Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:
•	regulatory authorities may withdraw approvals of such product;
•	regulatory authorities may require the addition of labeling statements, such as a boxed warning or a contraindication;
•	regulatory authorities may impose additional restrictions on the marketing of, or the manufacturing processes for, the particular product;
•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;
•	we could be sued and held liable for harm caused to patients, or become subject to fines, injunctions or the imposition of civil or criminal penalties;
•	our reputation may suffer; and
•
we could be required to develop a risk evaluation and mitigation strategies (“REMS”) plan to prevent, monitor and/or manage a specific serious risk by informing, educating and/or reinforcing actions to reduce the frequency and/or severity of the event.

Any of these events could prevent us from achieving or maintaining market acceptance of a particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.
Risks Related to Manufacturing and our Dependence on Third Parties
We expect to continue to grow our manufacturing capabilities and resources and we must incur significant costs to develop this expertise and/or rely on third parties to manufacture our products.
We have growing manufacturing capabilities, and in order to continue to develop our current product candidates, apply for regulatory approvals and, if approved, commercialize future products, we will need to continue to develop, contract for, or otherwise arrange for any necessary external manufacturing capabilities.
We manufacture our product candidates internally. There are risks inherent in biological manufacturing and we may not meet our delivery time requirements or provide adequate amounts of material to meet our needs, and we may make errors in manufacturing, any of which could delay our clinical trials and result in additional expense to us.
Our autologous cell therapy product candidates, including Descartes-08, are made on a patient-by-patient basis, rendering their manufacture less predictable and requiring more demanding logistics.
We rely on one or more third-party laboratories to perform certain quality control tests. These laboratories could become unavailable, or provision of their services could be delayed.
Additionally, as we scale up our manufacturing, we may encounter further challenges. Furthermore, competition for supply from our manufacturers from other companies, a breach or violation by such manufacturers of their contractual or regulatory obligations or a dispute with such manufacturers would cause delays in our discovery and development efforts, as well as additional expense to us.
In developing manufacturing capabilities by building our own manufacturing facilities, we have incurred substantial expenditures, and expect to incur significant additional expenditures in the future. Also, we have had to, and will likely need to continue to recruit, hire, and train qualified employees to staff our facilities. If we are unable to manufacture sufficient quantities of material or if we encounter problems with our facilities in the future, we may also need to secure alternative suppliers, and such alternative suppliers may not be available, or we may be unable to enter into agreements with them on reasonable terms and in a timely manner. In addition, to the extent we or our partners rely on contract manufacturing organizations (“CMOs”) to supply our product candidates, any delays or disruptions in supply could have a material adverse impact on the research and development activities and potential commercialization of our or our partners’ product candidates.
The manufacturing process for any products that we may develop is subject to the FDA and foreign regulatory authority approval process and we will need to meet, or will need to contract with CMOs who can meet, all applicable FDA and foreign regulatory authority requirements on an ongoing basis. Our failure or the failure of any CMO to meet required regulatory authority requirements could result in the delayed submission of regulatory applications, or delays in receiving regulatory approval for any of our or our current or future collaborators’ product candidates.
To the extent that we have existing, or enter into future, manufacturing arrangements with third parties, we depend, and will depend in the future, on these third parties to perform their obligations in a timely manner and consistent with contractual and regulatory requirements, including those related to quality control and quality assurance. The failure of any CMO to perform its obligations as expected, or, to the extent we manufacture all or a portion of our product candidates ourselves, our failure to execute on our manufacturing requirements, could adversely affect our business in a number of ways, including:
•	we or our current or future collaborators may not be able to initiate or continue clinical trials of product candidates that are under development;
•	we or our current or future collaborators may be delayed in submitting regulatory applications, or receiving regulatory approvals, for our product candidates;
•	we may lose the cooperation of our collaborators;
•	our facilities and those of our CMOs, and our products could be the subject of inspections by regulatory authorities that could have a negative outcome and result in delays in supply;

•	we may be required to cease distribution or recall some or all batches of our products or take action to recover clinical trial material from clinical trial sites; and
•	ultimately, we may not be able to meet the clinical and commercial demands for our products.
If we are unable to enter into future collaborations and licensing arrangements, our business could be adversely affected.
We intend to explore licenses and other strategic collaborations with pharmaceutical and biotechnology companies for development and potential commercialization of therapeutic products. However, we face significant competition in seeking appropriate collaborators. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market or continue to develop our programs, and our business may be materially and adversely affected.
We rely, and expect to continue to rely, on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including by failing to meet deadlines for the completion of such trials.
We rely, and expect to continue to rely, on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct and manage our clinical trials, including our ongoing Phase 1/2 clinical trial of Descartes-08. We also expect to rely on other third parties to store and distribute drug supplies for our clinical trials.
While we rely on these third parties for research and development activities, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP regulations, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, safety and welfare of trial participants are protected. Other countries’ regulatory agencies also have requirements for clinical trials. If we or any of our CROs or third-party contractors fail to comply with applicable GCPs, the data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, www.ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.
Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, do not comply with confidentiality obligations, do not meet expected deadlines, experience work stoppages, terminate their agreements with us or need to be replaced, or do not conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may need to enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated, or may need to be repeated. If any of the foregoing occur, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates or in commercializing our product candidates.
Risks Related to Commercialization of our Product Candidates and Legal Compliance Matters
Even if any of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.
If any of our product candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on several factors, including:
•	the efficacy, safety and potential advantages compared to alternative treatments;
•	our ability to manufacture and distribute cell therapies in a timely and secure manner;

•	our ability to offer our products for sale at competitive prices;
•	the convenience and ease of administration compared to alternative treatments;
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product labeling or product insert requirements of the FDA or foreign regulatory authorities, including any limitations or warnings contained in a product’s approved labeling, including any black box warning or REMS;

•	the willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;
•	our ability to hire and retain a sales force;
•	the strength of marketing and distribution support;
•	the availability of third-party coverage and adequate reimbursement for our product candidates, once approved;
•	the prevalence and severity of any side effects; and
•	any restrictions on the use of our products together with other medications.
We currently have no sales organization. If we are unable to establish effective sales, marketing and distribution capabilities, or enter into agreements with third parties with such capabilities, we may not be successful in commercializing our product candidates if and when they are approved.
We do not have a sales or marketing infrastructure and have no experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any product candidate for which we obtain marketing approval, we will need to establish a sales and marketing organization or make arrangements with third parties to perform sales and marketing functions and we may not be successful in doing so. We expect to build a focused sales and marketing infrastructure to market or co-promote our product candidates in the United States and potentially elsewhere, if and when they are approved. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.
We face substantial competition, including from biosimilars, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.
The development and commercialization of new drug and biologic products and technologies is highly competitive and is characterized by rapid and substantial technological development and product innovations. We are aware that pharmaceutical and biotechnology companies, offer or are pursuing the development of pharmaceutical products or technologies that may address one or more indications that our product candidates target, as well as smaller, early-stage companies, that offer or are pursuing the development of pharmaceutical products or technologies that may address one or more indications that our product candidates target. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide.
Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources, established presence in the market and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and reimbursement for product candidates and in marketing approved products than we do.
These third parties compete with us in recruiting and retaining qualified scientific, sales and marketing and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market, especially for any competitor developing a competing immunomodulating therapeutic that will likely share our same regulatory approval requirements. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic or biosimilar products.
We expect the product candidates we develop will be regulated as biological products, or biologics, and therefore they may be subject to competition sooner than anticipated.
The Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) was enacted as part of the Affordable Care Act to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a biologics license application (“BLA”). The law is still being interpreted and implemented by the FDA, and as a result, its ultimate impact, implementation, and meaning are subject to uncertainty. However, any such processes could have a material adverse effect on the future commercial prospects for our biological products.
We believe that any product candidate approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.
Even if we are able to commercialize any of our product candidates, the products may become subject to unfavorable pricing regulations or third-party coverage or reimbursement policies, any of which would have a material adverse effect on our business.
Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval, especially novel products like our cell therapy product candidates, and may be particularly difficult because of the higher prices associated with such product candidates. Our ability to commercialize any product candidates successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.
Obtaining and maintaining adequate reimbursement for our products may be difficult. We cannot be certain if we will obtain an adequate level of reimbursement for our products by third-party payors. Even if we do obtain adequate levels of reimbursement, third-party payors, such as government or private healthcare insurers, carefully review and question the coverage of, and challenge the prices charged for, products. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Third-party payors often require that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices charged for products. We may also be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. Some third-party payors may require pre-approval of coverage for new and innovative therapies, such as our product candidates, before they will provide reimbursement. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.
There may be significant delays in obtaining reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.
The regulations that govern marketing approvals, pricing, coverage and reimbursement for new products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control, including possible price reductions, even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval. There can be no assurance that our product candidates, if they are approved for sale in the United States or in other countries, will be considered medically necessary for a specific indication or cost-effective, or that coverage or an adequate level of reimbursement will be available.
Moreover, there is heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. There can be no assurance that our product candidates, will not be subject to heightened governmental scrutiny, unfavorable regulatory inquiry or action, or Congressional inquiry.
Product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.
We face an inherent risk of product liability exposure related to the testing of our product candidates in clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
•	regulatory investigations, product recalls or withdrawals, or labeling, marketing or promotional restrictions;
•	decreased demand for any product candidates or products that we may develop;
•	injury to our reputation and significant negative media attention;
•	loss of clinical trial participants or increased difficulty in enrolling future participants;
•	significant costs to defend the related litigation or to reach a settlement;
•	substantial payments to trial participants or patients;
•	loss of revenue;
•	reduced resources of our management to pursue our business strategy;
•	the inability to commercialize any products that we may develop;
•	distraction of management’s attention from our primary business; and
•	substantial monetary awards to patients or other claimants.
We maintain general liability, product liability and umbrella liability insurance. Our existing insurance coverage may not fully cover potential liabilities that we may incur. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. A product liability claim or series of claims brought against us could cause our share price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business, including preventing or limiting the commercialization of any product candidates we develop.
Our relationships with healthcare providers, customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.
Arrangements with physicians, others who may be in a position to generate business for us, and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that constrain the business or financial arrangements and relationships through which we market, sell and distribute any products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal False Claims Act, which impose criminal and civil penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government claims for payment that are false or fraudulent. Private individuals (e.g., whistleblowers) can bring these actions on behalf of the government; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) which imposes criminal and civil liability for, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic Clinical Health Act of 2009 and its implementing regulations, which also imposes obligations, including mandatory contractual terms, on certain types of people and entities with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act (the “Sunshine Act”), which requires applicable manufacturers of certain products for which payment is available under a federal healthcare program to report annually to the government information related to certain payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care professionals beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by the physicians and their immediate family members;

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analogous state laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by third-party payors, including private insurers; and requirements to comply with federal and pharmaceutical industry compliance guidelines;

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state data privacy and price transparency laws, many of which differ from each other in significant ways and often are broader than and not preempted by HIPAA or the Sunshine Act, thus complicating compliance efforts; by way of example, the California Consumer Privacy Act (“CCPA”) which went into effect January 1, 2020, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact our processing of personal information depending on the context; and
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similar healthcare laws and regulations in the European Union and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of certain protected information, such as the General Data Protection Regulation (“GDPR”), which imposes obligations and restrictions on the collection and use of personal data relating to individuals located in the European Union (including health data); in addition, the United Kingdom leaving the EU could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the EU will be regulated. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the EU.

Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians and other healthcare providers, some of whom may recommend, purchase and/or prescribe our product candidates, if approved, may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental laws and regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations.
Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.
In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates for which we obtain marketing approval.
For example, the Patient Protection and Affordable Care Act of 2010 (the “ACA”), is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.
Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. We cannot predict the ultimate content, timing or effect of any healthcare reform legislation or the impact of potential legislation on us.
We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs and biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. If a prolonged government shutdown occurs, or if global health concerns were to again prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can have a material adverse effect on our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, U.S. customs regulations, various economic and trade sanctions regulations including those administered or enforced by relevant government authorities, such as by the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“PATRIOT Act”), and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. U.S. sanctions laws and regulations may govern or restrict our business and activities in certain countries and with certain persons. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other partners from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our product candidates abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Our violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
If we or third parties we rely upon fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.
We and our contract manufacturers and other third parties with whom we do business are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including biological materials and chemicals. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. The failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Risks Related to our Financial Position and Need for Additional Capital
We are a development-stage company and have incurred significant losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.
Except for the year ended December 31, 2022, we have incurred significant operating losses since our inception. Our net income was $35.4 million for the year ended December 31, 2022, and net losses were $25.7 million and $68.9 million for each of the years ended December 31, 2021 and 2020, respectively, and were $9.0 million for the quarter ended September 30, 2023. As of September 30, 2023, we had an accumulated deficit of $437.0 million. To date, we have financed our operations primarily through public offerings and private placements of our securities, funding received from collaboration and license arrangements and our credit facility. We currently have no source of product revenue, and we do not expect to generate product revenue for the foreseeable future. Historically we devoted substantially all of our financial resources and efforts to developing our ImmTOR platform and following the Closing we expect to devote substantially all of our financial resources and efforts to developing our mRNA-based therapies for the treatment of autoimmune diseases, identifying potential product candidates and conducting preclinical studies and our clinical trials. We are in the early stages of clinical development of most of our product candidates. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We expect that our expenses will increase substantially as we:
•	continue the research and development of our product candidates;
•	increase and develop our manufacturing and distribution capacities;
•	discover and develop additional product candidates;
•	seek to maintain and enter into collaboration, licensing and other agreements, including, but not limited to research and development, and/or commercialization agreements;
•	seek regulatory approvals for any product candidates that successfully complete clinical trials;
•	potentially establish a sales, marketing and distribution infrastructure and scale up internal manufacturing capabilities to commercialize any products for which we may obtain regulatory approval;
•	maintain, expand and protect our intellectual property portfolio, including through licensing arrangements;
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add clinical, scientific, operational, financial and management information systems and personnel, including personnel to support our product development and potential future commercialization efforts;

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experience any delays or encounter any issues with any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory, manufacturing or scale-up challenges; and

•	are exposed to broad macroeconomic conditions including inflation and supply chain tightness which could result in us paying more, or being unable, to access goods and services.
To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering additional product candidates, obtaining regulatory approval and securing reimbursement for these product candidates, manufacturing, marketing and selling any products for which we may obtain regulatory approval, and establishing and managing our collaborations at various stages of a product candidate’s development. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.
Because of the numerous risks and uncertainties associated with pharmaceutical and biological product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the FDA or other regulatory authorities to perform studies in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates, our expenses could increase and product revenue could be further delayed.
We may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to remain profitable would depress our value and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or continue our operations.
We will need substantial additional funding in order to complete development of our product candidates and commercialize our products, if approved. If we are unable to raise capital when needed and on terms favorable to us, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.
We expect our expenses to increase in connection with our ongoing activities, particularly as we continue research and development for other product candidates. Additionally, if we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Accordingly, we will need to obtain substantial additional funding to continue operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our clinical trials, our other research and development programs or any future commercialization efforts.
We believe that our existing cash, cash equivalents, and restricted cash as of September 30, 2023, combined with net proceeds from the Financing will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We may pursue additional cash resources through public or private equity or debt financings, by establishing collaborations with other companies or through the monetization of potential royalty and/or milestone payments pursuant to our existing collaboration and license arrangements. Management’s expectations with respect to our ability to fund current and long-term planned operations are based on estimates that are subject to risks and uncertainties. If actual results are different from management’s estimates, we may need to seek additional strategic or financing opportunities sooner than would otherwise be expected. However, there is no guarantee that any of these strategic or financing opportunities will be executed on favorable terms, and some could be dilutive to existing stockholders. If we are unable to obtain additional funding on a timely basis, we may be forced to significantly curtail, delay, or discontinue one or more of our planned research or development programs or be unable to expand our operations, meet long-term obligations or otherwise capitalize on our commercialization of our product candidates. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect.
Our future capital requirements will depend on many factors, including:
•	the timing for stockholder approval of the conversion of our Series A Preferred Stock into our Common Stock and any associated redemptions;
•	the scope, progress, results and costs of our clinical trials, preclinical development, manufacturing, laboratory testing and logistics;
•	the number of product candidates that we pursue and the speed with which we pursue development;
•	our headcount growth and associated costs;
•	the costs, timing and outcome of regulatory review of our product candidates;
•	the costs and timing of future commercialization activities, including manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the revenue, if any, from commercial sales of our product candidates for which we receive marketing approval;
•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;
•	the effect of competing technological and market developments; and
•	the extent to which we acquire or invest in businesses, products and technologies, including entering into licensing or collaboration arrangements for product candidates.
The Certificate of Designation contains a provision granting each holder of the Series A Preferred Stock the option to require us to redeem any or all of such holder’s preferred shares if our stockholders have not voted to approve the conversion of the Series A Preferred Stock to Common Stock within 18 months of Closing; provided, however, that no holder will have the right to seek redemption of any shares of Series A Preferred Stock to the extent that such holder would otherwise be unable to convert such shares of Series A Preferred Stock due to the 19.9% Common Stock beneficial ownership limitation contained in the Certificate of Designation. The per-share redemption price is the average closing trading price of the Common Stock for the ten preceding trading days ending on, and including, the trading day immediately prior to the date a notice of conversion is delivered to us. We could be required to use a significant amount of our cash resources on hand to satisfy this redemption obligation, particularly if holders of Series A Preferred Stock exercise their redemption right with respect to a significant number of shares of Series A Preferred Stock or at a time when the trading price of our Common Stock is elevated. Further, in the event that we do not have sufficient cash on hand to satisfy our redemption obligations, we may need to raise additional capital to satisfy these potential obligations. Any redemption payments could materially limit the amount of cash we have available to fund our operations.
Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Market volatility resulting from the ongoing conflicts in Ukraine and the Middle East and current global macroeconomic conditions or other factors could also adversely impact our ability to access capital as and when needed. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness could result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.
If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs, including our clinical trial programs, or the commercialization of any product candidates, or be unable to sustain or expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.
Our ability to use our net operating loss and research and development tax credit carryforwards to offset future taxable income may be subject to certain limitations.
We have net operating loss carryforwards (“NOLs”), for federal and state income tax purposes that may be available to offset our future taxable income, if any. In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change NOLs to offset future taxable income. If the IRS, challenges our analysis that existing NOLs will not expire before utilization due to previous ownership changes, or if we undergo an ownership change, our ability to use our NOLs could be limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Furthermore, our ability to use NOLs of companies that we may acquire in the future may be subject to limitations. As a result, we may not be able to use a material portion of the NOLs reflected on our balance sheet, even if we attain profitability. Under current law, NOLs that arose before January 1, 2018 may be carried forward up to 20 years. NOLs that arose after 2017 may be used to offset at most 80% of our taxable income to the extent not offset by pre-2018 NOLs and such NOLs can be carried forward indefinitely. As a result, we may become required to pay federal income taxes in future years despite having generated losses for federal income tax purposes in prior years.
Risks Related to our Intellectual Property
If we or our licensors are unable to adequately protect our proprietary technology, or obtain and maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which would negatively impact our business.
Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our proprietary technology and products. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and product candidates. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.
The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner or in all jurisdictions. As we reach the statutory deadlines for deciding whether and where to initiate prosecution in specific foreign jurisdictions by filing national stage applications based on our Patent Cooperation Treaty (“PCT”), applications, we will have to decide whether and where to pursue patent protection for the various inventions claimed in our patent portfolio, and we will only have the opportunity to obtain patents in those jurisdictions where we pursue protection. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, such as, with respect to proper priority claims, inventorship, claim scope or patent term adjustments. If there are material defects in the form or preparation of our patents or patent applications, such patents or applications may be invalid and unenforceable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business. We also cannot guarantee that any of our patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete and thorough, nor can we be certain that we have identified each and every patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction.
In some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents covering technology that we license from third parties. We may also require the cooperation of our licensors to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Moreover, we have obligations under our licenses, and any failure to satisfy those obligations could give our licensor the right to terminate the license. Termination of a necessary license could have a material adverse impact on our business.
Some of our patent licenses are non-exclusive. In those cases, a competitor could obtain a license to the same or similar technology from the licensor. We have at least one exclusive patent license that is restricted to a particular field of use. A competitor could obtain a license to a similar technology outside of that field of use.
We cannot provide any assurances that the issued patents we currently own, or any future patents, include claims with a scope sufficient to protect our product candidates or otherwise provide any competitive advantage. Further, it is possible that a patent claim may provide coverage for some but not all parts of a product candidate or third-party product. These and other factors may provide opportunities for our competitors to design around our patents.
Moreover, other parties may have developed technologies that may be related or competitive to our approach, and may have filed or may file patent applications, and may have received or may receive patents that may overlap or conflict with our patent applications, either by claiming similar methods or by claiming subject matter that could dominate our patent position. In addition, it may be some time before we understand how the patent office reacts to our patent claims and whether they identify prior art of relevance that we have not already considered.
Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in any owned patents or pending patent applications, or that we were the first to file for patent protection of such inventions, nor can we know whether those from whom we may license patents were the first to make the inventions claimed or were the first to file. For these and other reasons, the issuance, scope, validity, enforceability and commercial value of our patent rights are subject to a level of uncertainty. Our pending and future patent applications may not result in patents being issued that protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.
We may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office (“USPTO”) or other patent office, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to develop, market or otherwise commercialize our product candidates. The issuance, scope, validity, enforceability and commercial value of our patents are subject to a level of uncertainty.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. Due to legal standards relating to patentability, validity, enforceability and claim scope of patents covering biotechnological and pharmaceutical inventions, our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Even if issued, a patent’s validity, inventorship, ownership or enforceability is not conclusive. Accordingly, rights under any existing patent or any patents we might obtain or license may not cover our product candidates, or may not provide us with sufficient protection for our product candidates to afford a commercial advantage against competitive products or processes, including those from branded and generic pharmaceutical companies.
In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how, information, or technology that is not covered by our patents. Although our agreements require all of our employees to assign their inventions to us, and we require all of our employees, consultants, advisors and any other third parties who have access to our trade secrets, proprietary know-how and other confidential information and technology to enter into appropriate confidentiality agreements, we cannot be certain that our trade secrets, proprietary know-how, and other confidential information and technology will not be subject to unauthorized disclosure or that our competitors will not otherwise gain access to or independently develop substantially equivalent trade secrets, proprietary know-how, and other information and technology. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property globally. If we are unable to prevent unauthorized disclosure of our intellectual property related to our product candidates and technology to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could adversely affect our business and operations.
Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful. Even if we are successful, domestic or foreign litigation, or USPTO or foreign patent office proceedings, may result in substantial costs and distraction to our management. We may not be able, alone or with our licensors or potential collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our Common Stock could be adversely affected.
If we are unable to protect the confidentiality of our trade secrets and know-how, our business and competitive position would be harmed.
In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also seek to enter into confidentiality and invention or patent assignment agreements with our employees, advisors and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Our trade secrets may also be obtained by third parties by other means, such as breaches of our physical or computer security systems. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to, or independently developed by, a competitor, our competitive position would be harmed.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
As is the case with other biotechnology companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, recent patent reform legislation could further increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act America Invents Act (the “Leahy-Smith Act”), included provisions that affect the way patent applications are prosecuted and may also affect patent litigation, including first-to-file provisions. A third party that files a patent application in the USPTO before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This requires us to be cognizant of the time from invention to filing of a patent application. Thus, for our U.S. patent applications containing a priority claim after March 16, 2013, the date such provisions became effective, there is a greater level of uncertainty in the patent law. Moreover, some of the patent applications in our portfolio will be subject to examination under the pre-Leahy-Smith Act law and regulations, while other patents applications in our portfolio will be subject to examination under the law and regulations, as amended by the Leahy-Smith Act. This introduces additional complexities into the prosecution and management of our portfolio.
In addition, the Leahy-Smith Act limits where a patentee may file a patent infringement suit and provides opportunities for third parties to challenge any issued patent in the USPTO. These provisions apply to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a federal court action.

Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims because it may be easier for them to do so relative to challenging the patent in a federal court action. It is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.
In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability, and any such changes could have a negative impact on our business.
Depending on these and other decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change or be interpreted in unpredictable ways that would weaken our ability to obtain new patents or to enforce any patents that may issue to us in the future. In addition, these events may adversely affect our ability to defend any patents that may issue in procedures in the USPTO or in courts.
Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.
Our commercial success depends upon our ability, and the ability of our collaborators, to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. While no such litigation has been brought against us and we have not been held by any court to have infringed a third party’s intellectual property rights, we cannot guarantee that our technology, product candidates or use of our product candidates do not infringe third-party patents.
We are aware of numerous patents and pending applications owned by third parties, and we monitor patents and patent applications in the fields in which we are developing product candidates, both in the United States and elsewhere. However, we may have failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Moreover, it is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to our product candidates and technologies because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to our technology. In addition, we may be unaware of one or more issued patents that would be infringed by the manufacture, sale or use of a current or future product candidate, or we may incorrectly conclude that a third-party patent is invalid, unenforceable or not infringed by our activities. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our product candidates or the use of our product candidates.
The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that our product candidates or the use of our technologies infringes patent claims or other intellectual property rights held by them or that we are employing their proprietary technology without authorization. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates and technology, including interference or derivation proceedings before the USPTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.
Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. If we are found, or believe there is a risk we may be found, to infringe a third party’s intellectual property rights, we could be required or may choose to obtain a license from such third party to continue developing and marketing our product candidates and technology. However, we may not be able to obtain any such license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.
Even if we are successful in such proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. There could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock.
Any of these risks coming to fruition could have a material adverse impact on our business.
We may become involved in lawsuits to protect or enforce our patents or other intellectual property, and our issued patents covering our product candidates could be found invalid or unenforceable or could be interpreted narrowly if challenged in court.
Competitors may infringe our intellectual property, including our patents or the patents of our licensors. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. If we initiated legal proceedings against a third party to enforce a patent, if and when issued, covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, or failure to claim patent-eligible subject matter. Grounds for unenforceability assertions include allegations that someone connected with the prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings and equivalent proceedings in foreign jurisdictions, such as opposition proceedings. Such proceedings could result in revocation or amendment of our patents in such a way that they no longer cover our product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Moreover, even if not found invalid or unenforceable, the claims of our patents could be construed narrowly or in a manner that does not cover the allegedly infringing technology in question. Such a loss of patent protection would have a material adverse impact on our business.
The lives of our patents may not be sufficient to effectively protect our products and business.
Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its first effective non-provisional filing date. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates, proprietary technologies and their uses are obtained, once the patent life has expired, we may be open to competition. In addition, although upon issuance in the United States a patent’s life can be increased based on certain delays caused by the USPTO, this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. If we do not have sufficient patent life to protect our product candidates, proprietary technologies and their uses, our business and results of operations will be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.
Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and, in some jurisdictions, during the pendency of a patent application. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have an adverse effect on our business.
We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.
We currently have rights to certain intellectual property, through licenses from third parties and under patents and patent applications that we own, to develop our product candidates. Because we may find that our programs require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these proprietary rights. We may be unable to acquire or in-license compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, financial resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment.
If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of that program and our business and financial condition could suffer.
We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may also engage advisors and consultants who are concurrently employed at universities or other organizations or who perform services for other entities. Although we try to ensure that our employees, advisors and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, advisors or consultants have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such party’s former or current employer or in violation of an agreement with another party. Although we have no knowledge of any such claims being alleged to date, if such claims were to arise, litigation may be necessary to defend against any such claims.
In addition, while it is our policy to require our employees, consultants, advisors and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Similarly, we may be subject to claims that an employee, advisor or consultant performed work for us that conflicts with that person’s obligations to a third party, such as an employer, and thus, that the third party has an ownership interest in the intellectual property arising out of work performed for us. Litigation may be necessary to defend against these claims. Although we have no knowledge of any such claims being alleged to date, if such claims were to arise, litigation may be necessary to defend against any such claims.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.
We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
Filing, prosecuting and defending patents on product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than in the United States, assuming that rights are obtained in the United States and assuming that rights are pursued outside the United States. In this regard, in addition to the United States, we also seek to protect our intellectual property rights in other countries. The statutory deadlines for pursuing patent protection in individual foreign jurisdictions are based on the priority date of each of our patent applications. For all of the patent families in our portfolio, including the families that may provide coverage for our lead product candidate, the relevant statutory deadlines have not yet expired. Therefore, for each of the patent families that we believe provide coverage for our lead product candidate, we will need to decide whether and where to pursue additional protection outside the United States. In addition, the laws of some foreign countries, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, for our existing patent rights outside the United States and any foreign patent rights we may decide to pursue in the future, we may not be able to obtain relevant claims and/or we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.
Competitors may use our technologies in jurisdictions where we do not pursue and obtain patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as in the United States. These products may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.
If we do not obtain additional protection under the Hatch-Waxman Act and similar foreign legislation extending the terms of our patents for our product candidates, our business may be harmed.
Depending upon the timing, duration and specifics of FDA regulatory approval for our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. Patent term restorations, however, are limited to a maximum of five years and cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval by the FDA.
The application for patent term extension is subject to approval by the USPTO, in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened, our competitors may obtain earlier approval of competing products and our ability to generate revenues could be materially adversely affected.

Risks Related to our Operations
Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.
We are highly dependent on Carsten Brunn, Ph.D., our President and Chief Executive Officer, as well as the other principal members of our management, scientific and clinical teams. Although we have entered into employment agreements or offer letters with Dr. Brunn and other executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees.
Recruiting and retaining qualified scientific, clinical, manufacturing, technology and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize product candidates. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.
We have incurred increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.
As a public company, we have incurred and expect to continue to incur significant legal, accounting and other expenses. If we are unable to maintain effective internal control over financial reporting, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a public company or comply with the requirements of the SEC or Section 404 of the Sarbanes-Oxley Act of 2002. This could result in a restatement of our financial statements, the imposition of sanctions, including the inability of registered broker dealers to make a market in our Common Stock, or investigation by regulatory authorities. Any such action or other negative results caused by our inability to meet our reporting requirements or comply with legal and regulatory requirements or by disclosure of an accounting, reporting or control issue could adversely affect the trading price of our securities and our business. Material weaknesses in our internal control over financial reporting could also reduce our ability to obtain financing or could increase the cost of any financing we obtain. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
A variety of risks associated with maintaining our subsidiary in Russia or expanding operations internationally could adversely affect our business.
In addition to our U.S. operations, we maintain a wholly owned subsidiary in Russia, Selecta (RUS). However, we are in the process of winding down these operations. We may face risks associated with winding down the operations of our subsidiary in Russia, or with any international operations, including possible unfavorable regulatory, pricing and reimbursement, legal, political, tax and labor conditions, and risks associated with our compliance with evolving international sanctions, which could harm our business. We may also rely on collaborators to commercialize any approved product candidates outside of the United States. Doing business internationally involves a number of risks, including but not limited to:
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multiple, conflicting and changing laws and regulations, such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our product candidates in various countries;

•	additional potentially relevant third-party patent rights;
•	complexities and difficulties in obtaining protection of and enforcing our intellectual property rights;
•	difficulties in staffing and managing foreign operations;
•	complexities associated with managing multiple-payor reimbursement regimes, government payors or patient self-pay systems;
•	limits on our ability to penetrate international markets;
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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our product candidates and exposure to foreign currency exchange rate fluctuations, which could result in increased operating expenses and reduced revenues;

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natural disasters, political and economic instability, including wars, events of terrorism and political unrest, outbreak of disease, including the COVID-19 pandemic, boycotts, curtailment of trade and other business restrictions, economic sanctions, and economic weakness, including inflation;

•	changes in diplomatic and trade relationships;
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challenges in enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

•	restriction on cross-border investment, including enhanced oversight by the Committee on Foreign Investment in the United States and substantial restrictions on investment from China;
•	certain expenses including, among others, expenses for travel, translation and insurance;
•	legal risks, including use of the legal system by the government to benefit itself or affiliated entities at our expense, including expropriation of property;
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regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the FCPA its books and records provisions, or its anti-bribery provisions; and

•	risks that we may suffer reputational harm as a result of our operations in Russia.
Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.
Our business and operations, including our development programs, could be materially disrupted in the event of system failures, security breaches, violations of data protection laws or data loss or damage by us or third parties on which we rely, including our CROs or other contractors or consultants.
Our internal computer systems and those of third parties on which we rely, including our CROs and other contractors and consultants, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could have a material adverse effect on our business operations, including a material disruption of our development programs. Unauthorized disclosure of sensitive or confidential patient or employee data, including personally identifiable information, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, or unauthorized access to or through our information systems and networks, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation. Unauthorized disclosure of personally identifiable information could also expose us to sanctions for violations of data privacy laws and regulations around the world. To the extent that any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed. For example, the loss of or damage to clinical trial data, such as from completed or ongoing clinical trials, for any of our product candidates would likely result in delays in our marketing approval efforts and significantly increased costs in an effort to recover or reproduce the data.

We have previously been, and expect to remain, the target of cyber-attacks. As we become more dependent on information technologies to conduct our operations, cyber incidents, including deliberate attacks, such as ransomware attacks, and attempts to gain unauthorized access to computer systems and networks, may increase in frequency and sophistication. These incidents pose a risk to the security of our systems and networks, the confidentiality and the availability and integrity of our data and these risks apply both to us, and to third parties on whose systems we rely for the conduct of our business. While we do not believe the effect of these incidents has historically been material to our results of operations, financial condition or prospects, cyber threats are persistent and constantly evolving. Such threats have increased in frequency, scope and potential impact in recent years, which increases the difficulty of detecting and successfully defending against them. As cyber threats continue to evolve, we may be required to incur additional expenses in order to enhance our protective measures or to remediate any information security vulnerability. There can be no assurance that we or our third-party providers will be successful in preventing cyber-attacks or mitigating their effects. Similarly, there can be no assurance that our collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants will be successful in protecting our clinical and other data that is stored on their systems. Any cyber-attack or destruction or loss of data could have a material adverse effect on our business and prospects. In addition, we may suffer reputational harm or face litigation or adverse regulatory action as a result of cyber-attacks or destruction or loss of data and may incur significant additional expense to implement further data protection measures. It is also possible that unauthorized access to data may be obtained through inadequate use of security controls by our suppliers or other vendors.
Although we have general liability insurance coverage, our insurance may not cover all claims, continue to be available on reasonable terms or be sufficient in amount to cover one or more large claims. Additionally, the insurer may disclaim coverage as to any claim. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, prospects, operating results and financial condition.
Acquisitions or joint ventures could disrupt our business, cause dilution to our stockholders and otherwise harm our business.
We may acquire other businesses, product candidates or technologies as well as pursue strategic alliances, joint ventures, technology licenses or investments in complementary businesses. We have not made any acquisitions to date, and our ability to do so successfully is unproven. Any of these transactions could be material to our financial condition and operating results and expose us to many risks, including:
•	disruption in our relationships with future customers or with current or future distributors or suppliers as a result of such a transaction;
•	unexpected liabilities related to acquired companies;
•	difficulties integrating acquired personnel, technologies and operations into our existing business;
•	diversion of management time and focus from operating our business to acquisition integration challenges;
•	increases in our expenses and reductions in our cash available for operations and other uses;
•	possible write-offs or impairment charges relating to acquired businesses; and
•	inability to develop a sales force for any additional product candidates.
Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.
Also, the expected benefit of any acquisition may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm our financial condition. We cannot predict the number, timing or size of future joint ventures or acquisitions, or the effect that any such transactions might have on our operating results.

Risks Related to our Common Stock
The market price of our Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock.
The trading price of our Common Stock is likely to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general and the market for smaller biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Common Stock at or above the price at which you purchased. The market price for our Common Stock may be influenced by many factors, including:
•	the success of competitive products or technologies;
•	results or progress, or changes in approach or timelines, of clinical trials of our product candidates or those of our competitors;
•	failure or discontinuation of any of our development programs;
•	commencement of, termination of, or any development related to any collaboration or licensing arrangement;
•	regulatory or legal developments in the United States and other countries;
•	development of new product candidates that may address our markets and make our product candidates less attractive;
•	changes in physician, hospital or healthcare provider practices that may make our product candidates less useful;
•	announcements by us, our collaborators or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;
•	announcement or market expectation of additional financing efforts;
•	developments or disputes concerning patent applications, issued patents or other proprietary rights;
•	the recruitment or departure of key personnel;
•	the level of expenses related to any of our product candidates or clinical development programs;
•	failure to meet or exceed financial estimates, projections or development timelines of the investment community or that we provide to the public;
•	the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;
•	actual or expected changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	changes in the structure of healthcare payment systems;
•	sale of Common Stock by us or our stockholders in the future as well as the overall trading volume of our Common Stock;
•	changes in the composition of our stockholder base;
•	activity in the options market for shares of our Common Stock;
•	market conditions in the pharmaceutical and biotechnology sectors;
•	general economic, industry and market conditions; and
•	the other factors described in this “Risk Factors” section.

Our executive officers, directors, and principal stockholders, if they choose to act together, will continue to have the ability to control or significantly influence all matters submitted to stockholders for approval.
Our executive officers, directors and stockholders who own more than 5% of our outstanding Common Stock and their respective affiliates, in the aggregate, hold shares representing approximately 41.6% of our outstanding voting stock as of November 13, 2023, and assuming the conversion of all shares of Series A Preferred Stock into Common Stock and the completion of the Financing. As a result, if these stockholders choose to act together, they would be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors, the composition of our management and approval of any merger, consolidation or sale of all or substantially all of our assets.
Future sales of a substantial number of shares of our Common Stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.
Concurrently and in connection with the execution of the Merger Agreement, certain Old Cartesian securityholders, as of immediately prior to the Merger, and certain of our directors and officers as of immediately prior to the Merger entered into Lock-up Agreements with us, pursuant to which each such stockholder, will be subject to a 180-day lockup on the sale or transfer of shares of our Common Stock held by each such stockholder, at Closing, including those shares received by Old Cartesian securityholders in the Merger. Upon expiration of this 180-day lockup period, these shares will become eligible for sale in the public market.
On November 13, 2023, we also entered into the RRA. Pursuant to the RRA, we are obligated to prepare and file a resale registration statement with the SEC by the Filing Deadline. We agreed to use our reasonable best efforts to cause this registration statement to be declared effective by the SEC within 45 calendar days of the Filing Deadline (or within 90 calendar days if the SEC reviews the registration statement). Once such registration statement is declared effective, the shares to which the registration statement relates will no longer constitute restricted securities and may be sold freely in the public markets, subject to lapse on any related contractual restrictions related thereto of any holder party thereto, and subject to any restrictions that may be applicable to any control securities.
If our stockholders sell, indicate an intention to sell, or it is perceived that they will sell substantial amounts of our Common Stock in the public market after legal restrictions on resale lapse, the trading price of our Common Stock could decline. In addition, shares of our Common Stock that are subject to our outstanding options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act.
Anti-takeover provisions in our charter documents and under Delaware law and the terms of some of our contracts could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.
Provisions in our Current Charter and Bylaws may delay or prevent an acquisition or a change in management. These provisions include a prohibition on actions by written consent of our stockholders and the ability of our Board of Directors to issue Preferred Stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our Board of Directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the Board of Directors, which is responsible for appointing the members of management.
Furthermore, our restated certificate of incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving claims brought against us by stockholders. We believe this provision benefits us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers, employees or agents.
In addition, the Certificate of Designation relating to our Series A Preferred Stock may delay or prevent a change in control of our Company. At any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, we may not consummate a Fundamental Transaction (as defined in the Certificate of Designation) (“Fundamental Transaction”) or any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock. This provision of the Certificate of Designation may make it more difficult for us to enter into any of the aforementioned transactions.
We have been in the past and may in the future be subject to securities class action lawsuits.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biopharmaceutical companies have experienced significant stock price volatility in recent years. Involvement in such litigation, could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.
On August 3, 2020, a stockholder of Selecta Biosciences, Inc. filed a stockholder derivative action, purportedly on behalf of Selecta Biosciences, Inc. and against certain current and former members of the Board of Directors, as well as one affiliated company owned by a current board member, in the Court of Chancery of the State of Delaware, namely Franchi v. Barabe, et al. The complaint alleges that the individual defendants breached their fiduciary duties and committed corporate waste when they authorized a private placement transaction, announced on December 19, 2019, at a price allegedly below fair value. The complaint further alleges that the four defendant directors who participated in the private placement were unjustly enriched in connection with the transaction. On September 25, 2020, the defendants filed a motion to dismiss the lawsuit. On November 6, 2020, the plaintiff filed an amended complaint, and the defendants filed a second motion to dismiss on January 8, 2021. On December 31, 2020, we received a litigation demand letter from two other putative stockholders relating to the same private placement transaction. On April 12, 2021, the Court of Chancery in the State of Delaware granted a motion to stay the litigation pending a review by a special committee appointed by the Board of Directors. While the litigation was stayed, the parties reached an agreement in principle to settle the matter, and on March 18, 2022, they submitted a Stipulation and Agreement of Settlement and other documentation to the Court for its approval of the settlement. On July 21, 2022, the Court held a settlement hearing, at which the settlement was approved. On August 1, 2022, the Court entered an Order and Final Judgment which dismissed the action, and all claims contained therein, with prejudice. We could receive other demands or be subject to other litigation. While we intend to vigorously defend against any demands which we believe to be without merit, there can be no assurance as to the outcome of any stockholder litigation. Unfavorable outcomes in securities class action litigation could require us to pay extensive damages, which could delay or prevent our ability to develop our product candidates and harm our operations.
Risk Factors Relating to the Merger
There is no guarantee that the Merger will increase stockholder value.
In November 2023 we merged with Old Cartesian. We cannot guarantee that implementing the Merger and related transactions will not impair stockholder value or otherwise adversely affect our business. The Merger poses significant integration challenges between our businesses and management teams which could result in management and business disruptions, any of which could harm our results of operation, business prospects, and impair the value of the Merger to our stockholders.
Pursuant to the terms of the Merger Agreement, we are required to recommend that our stockholders approve the conversion of all outstanding shares of our Series A Preferred Stock into shares of our Common Stock. We cannot guarantee that our stockholders will approve this matter, and if they fail to do so we may be required to settle such shares in cash and our operations may be materially harmed.
Under the terms of the Merger Agreement, we agreed to call and hold a meeting of our stockholders to obtain the requisite approvals for the conversion of all outstanding shares of Series A Preferred Stock to be issued in the Merger and Financing into shares of our Common Stock, as required by the Nasdaq listing rules, and, if such approval is not obtained at that meeting, to seek to obtain such approvals at an annual or special stockholders meeting to be held at least every six months thereafter until such approval is obtained, which would be time consuming and costly. Additionally, if our stockholders do not approve the conversion of our Series A Preferred Stock within 18 months from the date of the Closing, then the holders of our Series A Preferred Stock will be entitled to elect to have their shares of Series A Preferred Stock redeemed for cash at a price per share equal to the ten-day trailing average closing trading price of the Common Stock at such time, as described in our Certificate of Designation relating to the Series A Preferred Stock. If we are forced to cash settle a significant amount of the Series A Preferred Stock, it could materially affect our results of operations.
The failure to successfully integrate the businesses of Selecta and Cartesian in the expected timeframe would adversely affect the combined Company’s future results.
Our ability to successfully integrate the operations of Selecta and Cartesian will depend, in part, on the combined Company’s ability to realize the anticipated benefits and cost savings from the Merger. If the combined Company is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of our common shares may be adversely affected. In addition, the integration of our and Cartesian’s respective businesses will be a time-consuming and expensive process. Proper planning and effective and timely implementation will be critical to avoid any significant disruption to the combined Company’s operations. It is possible that the integration process could result in the loss of key employees, the disruption of its ongoing business or the identification of inconsistencies in standards, controls, procedures and policies that adversely affect its ability to maintain relationships with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers or to achieve the anticipated benefits of the Merger. Delays encountered in the integration process could have a material adverse effect on the combined Company’s revenues, expenses, operating results and financial condition, including the value of its common shares.
Our future results will suffer if the combined Company does not effectively manage its expanded operations.
As a result of the Merger, we will become a larger company and our business will become more complex. There can be no assurance that we will effectively manage the increased complexity without experiencing operating inefficiencies or control deficiencies. Significant management time and effort is required to effectively manage the increased complexity of the combined Company and our failure to successfully do so could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, as a result of the Merger, our financial statements and results of operations in prior years may not provide meaningful guidance to form an assessment of the prospects or potential success of the combined Company’s future business operations.
We expect to incur substantial expenses related to the integration of Old Cartesian.
We expect to incur substantial expenses in connection with the Merger and the subsequent integration of Old Cartesian with Selecta. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, research and development, marketing and benefits. Both we and Old Cartesian have incurred significant transaction expenses in connection with the drafting and negotiation of the Merger Agreement and may potentially incur significant severance expenses as a result of the Merger. While we and Old Cartesian have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses likely will result in our taking significant charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

BUSINESS
Overview
We are a clinical-stage biotechnology company developing mRNA cell therapies for the treatment of autoimmune diseases. We leverage our proprietary technology and manufacturing platform to introduce one or more mRNA molecules into cells to enhance their function. Unlike DNA, mRNA degrades naturally over time without integrating into the cell’s genetic material. Therefore, our mRNA cell therapies are distinguished by their capacity to be dosed repeatedly like conventional drugs, administered in an outpatient setting, and given without pre-treatment chemotherapy required with many conventional cell therapies. In an open-label Phase 2 clinical trial in patients with myasthenia gravis (“MG”), a chronic autoimmune disease that causes disabling muscle weakness and fatigue, we observed that our lead product candidate, Descartes-08, generated a deep and durable clinical benefit.
Autoimmune diseases, where the immune system mistakenly attacks the body, are a family of more than 80 disorders. Autoimmune diseases are typically treated with immunosuppressant medications, such as steroids. These treatments must be administered continually and carry risks, including infection, osteoporosis, and metabolic disease. Newer agents that block the complement pathway or inhibit the immunoglobulin neonatal receptor, FcRn, must also typically be administered continually. We believe there is a significant unmet need for outpatient treatments, completed over a short period of time, that provide deep, durable clinical benefit.
Cell therapies have the potential to provide this benefit, but conventional cell therapies that use DNA are associated with toxicities, including cytokine release syndrome, neurotoxicity, transformation to cancer, and death. Further, conventional cell therapies typically require pre-treatment with chemotherapy, which suppresses the immune system and increases the risk of infection, anemia, and neurotoxicity. As a result, conventional DNA cell therapies typically require close monitoring in an inpatient setting, increasing the total cost of care and generally limiting their reach to only the sickest patients.
We believe our mRNA cell therapies have the potential to deliver deep, durable clinical benefit to a broad group of patients with autoimmune diseases because they can be administered over a short period of time, in an outpatient setting, and without pre-treatment chemotherapy.
We are leveraging our proprietary technology and manufacturing platform, RNA Armory®, to develop mRNA cell therapies for autoimmune diseases across three modalities. Our mRNA CAR-T modality is a personalized approach that collects a patient’s T-cells and uses mRNA to introduce a chimeric antigen receptor (“CAR”) into the cell. The CAR redirects the T-cells to target and destroy pathogenic self-reactive cells. Our mRNA MSC modality is an allogeneic approach that introduces one or more mRNAs into donor-sourced mesenchymal stem cells (“MSCs”), enabling them to produce proteins that target key pathways involved in autoimmunity. These cells are banked and are designed to be administered off-the-shelf to any patient. Our mRNA in situ modality is designed to deliver mRNA into a patient’s lymph node to generate CAR-T cells and other proteins that target autoimmunity. The figure below illustrates each modality.

The table below summarizes key information about our development pipeline.

Our lead product candidate, Descartes-08, is an autologous mRNA CAR-T directed against the B cell maturation antigen (“BCMA”) that we are developing for the treatment of autoimmune diseases. Descartes-08 has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (“FDA”) for the treatment of MG. Descartes-08 was observed to be safe and well-tolerated in a Phase 1b/2a trial of 14 patients with MG who received outpatient treatment without pre-treatment chemotherapy. All seven participants who received six once-weekly infusions at the highest dose continued to experience marked and long-lasting clinical improvement across validated MG disease scoring systems at month nine follow-up. At month 12, five of these seven participants maintained clinically meaningful improvement. One participant, who lost response after one year, experienced rapid improvement in clinical scores after re-treatment, which was ongoing at month six of follow-up. Clinical responses correlated with large reductions in autoantibody titers. We are currently enrolling in a Phase 2b randomized, double-blind, placebo-controlled trial in patients with MG, for which we expect to report topline results in mid-2024.
We are also developing Descartes-08 for the treatment of other autoimmune diseases. We have received FDA allowance for our investigational new drug application (“IND”) for a Phase 2 trial of Descartes-08 for the treatment of patients with systemic lupus erythematosus (“SLE”), a chronic autoimmune disease that causes systemic inflammation affecting multiple organ systems. We expect this Phase 2 trial to initiate in the first half of 2024.
Descartes-15 is our next-generation autologous anti-BCMA mRNA CAR-T. In preclinical studies, we have observed Descartes-15 to be 10-fold more potent than Descartes-08. We intend to test the safety of Descartes-08 in an open label, single-arm Phase 1 trial in patients with relapsed/refractory multiple myeloma. This program has already received IND allowance from the FDA and is expected to enroll the first patient in the first half of 2024. We expect that these Phase 1 trial data will inform our clinical development plan for Descartes-15 in autoimmune diseases.
Descartes-33 is an allogeneic mRNA MSC in preclinical development for treatment of autoimmune diseases. We are developing Descartes-33 to deliver a combination of therapeutic proteins that target key drivers in the pathogenesis of autoimmunity.
Limitations of Current DNA-Based Cell Therapy Treatments in Autoimmune Disease
Conventional DNA cell therapies have been associated with cytokine release syndrome, neurological toxicities and Parkinsonism, infection, risk of secondary malignancy, and death. The acute toxicities are from exponential amplification of the modified cell, and the pre-treatment chemotherapy administered to enable cell amplification.
Conventional DNA-engineered CAR-T cells are in clinical development for several autoimmune diseases. DNA CAR-T cells are typically administered to patients in a subtherapeutic dose, which means that the cells must proliferate to reach therapeutic numbers in the body. However, this proliferation is not controlled in magnitude or duration, varies from patient to patient, and can be unpredictable. This proliferation occurs because the CAR gene is irreversibly integrated into the T-cell’s genome, causing a cascade in which every daughter cell carries the same CAR as the parent cells. The resulting unconstrained proliferation frequently exceeds the toxicity threshold, leading to serious adverse events. In November 2023, the FDA announced that it is investigating the risk of T-cell malignancies in approved DNA CAR-T cell immunotherapies.
The proliferation of DNA CAR-T cells has typically required pre-treatment chemotherapy, usually fludarabine and cyclophosphamide administered for several days before CAR-T cell treatment. This chemotherapy is toxic, suppressing the immune system and increasing the risk of infection, anemia, and neurotoxicity.
Given these risks and requirements, conventional DNA cell therapies are administered under close monitoring in an inpatient setting, increasing their cost and limiting their reach to only the sickest patients.
Our Autoimmune Disease Solution
We believe that mRNA cell therapy has the potential to be a potent yet safer alternative to DNA cell therapy for treating autoimmune diseases. We believe the mRNA cell therapies we are developing have the potential to deliver deep, durable clinical benefit to many patients with autoimmune diseases because they can be administered over a short period of time, in an outpatient setting, and without pre-treatment chemotherapy. These attributes may extend the reach and potential of mRNA cell therapy to a broader group of patients with autoimmunity.
mRNA CAR-T cells locate their target, become activated, and proliferate similar to DNA CAR-T cells. However, because mRNA does not replicate and degrades naturally over time, the maximum number of mRNA molecules can be determined by the dose. The actual number of mRNA molecules declines to zero over time. The number of mRNA molecules determines the degree of CAR protein expression, and the persistence of the mRNA molecules determines the duration of mRNA CAR-T cell activity. Thus, in contrast to DNA CAR-T cells, our mRNA CAR-T cells provide pharmacokinetic control. In other words, a patient’s exposure to our cells is determined by the dose. The time, course and duration of that exposure are substantially determined by the nature of the mRNA we use. Therefore, while DNA CAR-T therapies are administered at subtherapeutic levels, we can administer a therapeutic number of mRNA CAR-T cells and re-dose these cells over time, much like a conventional drug. Because the mRNA cannot be replicated, we believe, and have thus far observed, that mRNA CAR-T cells do not cause the types of severe toxicity associated with DNA CAR-T cells. Also, because mRNA CAR-T is dosed at a therapeutic dose and does not rely on cell proliferation to reach the therapeutic window, there is no need to administer pre-treatment chemotherapy. The graphs below contrast our mRNA cell therapy approach with that of conventional DNA cell therapy.

As of the 2023 safety cutoff date, we have administered Descartes-08 to over 60 patients suffering from one of MG, multiple myeloma, and other diseases in open-label trials on an outpatient basis, many at community clinics. We have not observed product-related cytokine release syndrome, neurotoxicity or infection of any grade. The most common product-related adverse events observed—headache, nausea and fever—were self-limited and resolved within 72 hours of onset. One participant with MG with a history of allergic reaction to biologics developed hives after the third infusion and was hospitalized for monitoring. The patient’s hives resolved completely after a brief course of steroids.

Our Product Candidates
Descartes-08
Our lead product candidate is Descartes-08, a potential first-in-class mRNA CAR-T. Descartes-08 targets BCMA, which exists on the surface of long-lived plasma cells (“LLPCs”) and plasmacytoid dendritic cells (“pDCs”). LLPCs, which can survive for decades, are the main producers of disease-causing autoantibodies. pDCs, which secrete type-I interferons, may also play a critical role in autoimmunity. While the lead indication for Descartes-08 is MG, we believe that Descartes-08 has potential to treat other autoimmune diseases, such as lupus.
Descartes-08 for the Treatment of MG
Overview
Descartes-08 has been granted Orphan Drug Designation by the FDA for the treatment of MG. We chose MG as our lead indication because the pathogenesis for MG is common to many autoimmune diseases.
Background Information About MG
MG is a rare autoimmune disease that causes debilitating muscle weakness and fatigue. It is estimated to affect over 120,000 patients in the U.S. and Europe. MG patients develop antibodies that lead to an immunological attack on critical signaling proteins at the junction between nerve and muscle cells, thereby inhibiting the ability of nerves to communicate properly with muscles. This results in muscle weakness in tissues throughout the body, potentially manifesting in partial paralysis of eye movements, problems in chewing and swallowing, respiratory problems, speech difficulties and weakness in skeletal muscles. The symptoms of the disease can be transient and in the early stages of the disease can remit spontaneously. However, as the disease progresses, symptom-free periods become less frequent and disease exacerbations can last for months. Disease symptoms reach their maximum levels within two to three years in approximately 80% of patients. Up to 20% of MG patients experience a respiratory crisis at least once in their lives. During the crisis phase, decline in respiratory function can become life-threatening. Patients in crisis often require intubation and mechanical ventilation.
There are no known cures for MG and the current standard of care consists of chronic use of steroids and other immunosuppressants. These treatments must be administered continually and carry risks such as infection, osteoporosis, and metabolic diseases. Newer agents, such as those that block the complement pathway or inhibit FcRn, are typically administered continually.
Clinical Development
To date, we have completed the Phase 1b portion of the Phase 1/2 trial of Descartes-08 in MG, as well as the primary readout of the Phase 2a portion of the trial. We continue to enroll patients to the Phase 2b portion of the trial.
The primary objective of the Phase 1b portion of the trial was to determine the maximum tolerated dose of Descartes-08 for patients with MG. To assess the safety and manufacturability of Descartes-08, the product candidate was administered in three ascending doses (3.5 x106 cells/kg; 17.5 x106 cells; 52.5 x106 cells/kg) to three patients with MG. After each infusion, patients were observed for at least one week, and a higher dose level was administered if there were no significant adverse effects observed at the initial dose. We observed Descartes-08 to be well-tolerated by the three patients who participated in this portion of the trial with no cytokine release syndrome or other serious product-related adverse events.
The primary objective of the Phase 2a portion of the trial was to determine the optimal dosing schedule for patients with MG using the highest dose level tested in Phase 1b (52.5 x106 cells/kg). This portion of the trial was designed to assess the safety and preliminary efficacy of Descartes-08 when administered across three different treatment schedules (six doses given twice-weekly, once-weekly, or once-monthly). This portion of the trial evaluated 11 patients with particularly advanced disease as assessed by both patient and clinician-reported outcomes. 79% of the 14 patients included in the Phase 1b and Phase 2a portions of the trial were classified at screening to have Class III or IV disease, as defined by the Myasthenia Gravis Foundation of America, indicating they have moderate-to-severe weakness affecting their muscles.
The results of the Phase 2a portion of the trial, published in the Lancet Neurology in July 2023, indicated that after six weekly infusions of Descartes-08, the average improvement in all disease severity scores was three- to five-fold greater than what is considered clinically meaningful by expert consensus. As shown in the figure below, clinical improvements persisted in all patients at month nine, and in five of the seven remaining patients at a final, 12-month follow-up. Of the two participants who lost response, one was retreated and experienced rapid improvement in clinical scores, which was ongoing at month six of follow-up. Descartes-08 was observed to be well-tolerated with no reports of dose-limiting toxicities, cytokine release syndrome or neurotoxicity.

A–C: Mean change from Baseline (line) and standard error (bands) in Myasthenia Gravis Activities of Daily Living Score (MG-ADL, A), Quantitative Myasthenia Gravis Score (QMG, B), Myasthenia Gravis Composite Score (MGC, C) during 12 months of follow-up for MG-001 participants who received six once-weekly doses (n=7). MG-ADL is self-reported; MGC and QMG are neurologist-assessed. D: Change from Baseline in MGC Score after initial dosing and retreatment in a participant experiencing relapse at Month 12. E: Relative change in serum anti-acetylcholine receptor antibody levels in the three participants with detectable antibodies at baseline. Each line represents one patient.
All three participants with detectable anti-acetylcholine receptor antibody levels at baseline had an average 42% reduction in antibody levels by month six. These reductions deepened to 68% by month nine and persisted at month 12. In summary, we observed continued clinical improvement and autoantibody reductions after BCMA-directed mRNA CAR-T treatment for MG that persisted through the one-year follow-up period.
We are currently enrolling patients in the Phase 2b randomized, double-blind, placebo-controlled portion of the Phase 1/2 trial. We expect to report topline results in mid-2024. The trial, which is expected to have at least 30 completers, is designed to assess the primary endpoint of the proportion of patients achieving a five-point or greater reduction in their MGC score at day 85. Patients will receive six weekly infusions at the dose established in Phase 1b (52.5 x106 cells/kg). The trial also involves a crossover component, in which any patient originally assigned to placebo will be given the opportunity to receive Descartes-08 after completing trial treatment. Secondary endpoints are designed to assess a variety of additional clinical outcomes, including determining safety and tolerability, quantifying the clinical effect of Descartes-08 over one year, assessing changes through day 85 in QMG, MG QoL 15R, MG Composite and MG post-intervention status and comparing the effect of Descartes-08 versus placebo on MG scales through day 85 in patients who cross over from placebo to Descartes-08.
Descartes-08 for the Treatment of Systemic Lupus Erythematosus
Overview
We are also developing Descartes-08 for the treatment of SLE, a chronic autoimmune disease that causes systemic inflammation which affects multiple organ systems.

Background Information About Systemic Lupus Erythematosus
SLE is a chronic, immune-mediated connective tissue disease that can impact nearly all major organ systems. The most common manifestations of SLE are cutaneous and musculoskeletal symptoms, although neurological, gastrointestinal, hematological, and renal symptoms are regularly observed as well. Patients with SLE are at a substantially increased risk of infection and cardiovascular disease, contributing to estimated 10- and 15-year mortality rates of 9% and 15%, respectively. SLE is the most common form of lupus, representing approximately 70% of lupus patients, and approximately three million adults worldwide are estimated to have SLE.
Next Steps
We expect to initiate a multi-center open-label single-arm Phase 2 trial, for which we have received FDA IND allowance, in the first half of 2024. The primary objective of this trial is to evaluate the safety, tolerability, and manufacturing feasibility of Descartes-08 mRNA CAR-T cells administered as six once-weekly outpatient infusions of 52.5x106 cells/kg without pre-treatment chemotherapy in approximately 30 patients with SLE.
Descartes-15
Descartes-15 is a next-generation, autologous anti-BCMA mRNA CAR-T. Using our proprietary technology and manufacturing platform, we designed Descartes-15 to be more resistant than Descartes-08 to recycling of the CAR upon multiple antigen exposures. We believe this is a particularly important feature to increase the durability of CAR expression on the surface of these cells. We observed that Descartes-15 was 10-fold more potent than Descartes-08 in preclinical studies, as illustrated in the below charts. In November 2023, we received IND allowance from the FDA to initiate the Phase 1 trial to test the safety of Descartes-15 in patients with multiple myeloma.

Superior CAR expression

MFI
3000
2000
1000
0
Day 0
Day 1
Day 2
Day 5
Day 7
Day 9
Descartes-15
Descartes-08
Control

Potent killing (single target exposure)

% Specific Killing
100
50
0
(1:2)
(1:8)
(1:32)
Descartes-15
Descartes-08
Control

Persistent killing (multiple exposures)

% Specific Killing
100
50
0
(1:2)
(1:8)
(1:32)
Descartes-15
Descartes-08
Control

Next Steps
We intend to leverage our preclinical and clinical observations from the Descartes-08 development program and the Descartes-15 Phase 1 program to inform our clinical strategy for Descartes-15 for the treatment of autoimmune diseases.

Allogeneic Product Candidate
Descartes-33 is our allogeneic mRNA MSC in preclinical development for treatment of autoimmune diseases. We are developing Descartes-33 to deliver a combination of therapeutic proteins that target key drivers in the pathogenesis of autoimmunity.
Manufacturing
We have established wholly-owned internal manufacturing and research and development capabilities, which allow us to optimize processes rapidly and in an iterative manner. Our manufacturing facility is located in Gaithersburg, Maryland and operates under current good manufacturing practice (“cGMP”). This facility enhances our control of product quality and production schedules and costs, allowing us to move assets from discovery to preclinical to clinical development quickly.
Our cGMP cell manufacturing facility, with its dedicated quality management system, is also capable of mRNA production used in Descartes-08. We manufacture Descartes-08 in-house and are typically able to process and release lots for infusion within approximately three weeks. Our autologous cell therapy product candidates, including Descartes-08, are manufactured on a patient-by-patient basis. We have optimized our manufacturing processes through over 200 cGMP runs. We also maintain FDA-reviewed human umbilical cord MSC cell collection and banking operations.
Intellectual Property
Our success depends in part on our ability to obtain, maintain, protect, defend and enforce proprietary protection for our drug candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. Our success also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the proprietary rights of others, and in part on our ability to prevent others from infringing, misappropriating or violating our proprietary rights. A discussion of risks relating to intellectual property is provided under the section titled “Risk factors—Risks related to intellectual property.”
We intend to continue developing intellectual property, and we intend to aggressively protect our position in key technologies. Our patents are focused on several key technologies, including the use of our mRNA CAR-T technology and other developments in our mRNA cell therapy pipeline. As of December 31, 2023, we had five issued patents worldwide, including two patents issued in the United States and three issued outside the United States. Our patents are set to expire on various dates in 2040 through 2043. Additionally, as of December 31, 2023, we had 14 patent applications pending worldwide, including five U.S. applications and nine applications outside the United States. In addition, we had two registered marks protecting our brand and prospective products both domestically and internationally. With respect to the Selecta legacy assets, as of December 31, 2023, we had (i) 233 issued patents worldwide, including 20 patents issued in the United States and 213 issued outside the United States, set to expire on various dates in 2032 through 2043, (ii) 476 patent applications pending worldwide, including 42 U.S. applications and 434 applications outside the United States and (iii) two registered marks.
In addition to patent protection, we also rely on trade secrets, know-how, trademarks, confidential information, other proprietary information and continuing technological innovation to develop, strengthen and maintain our competitive position. We seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees, consultants, contractors and collaborators, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality and invention assignment agreements upon the commencement of employment or consulting relationships with us. However, such confidentiality agreements can be breached, and we may not have adequate remedies for any such breach. For more information regarding the risks related to our intellectual property, see the section titled “Risk factors—Risks related to intellectual property.”

Key Agreements
Bio-Techne Agreement
On April 13, 2020, we entered into a Supply and License Agreement (the “Bio-Techne Agreement”) with Bio-Techne Corp. and its affiliates, which we refer to collectively as Bio-Techne, for the manufacturing and supply of certain proteins designated in the Bio-Techne Agreement (the “Products”) for incorporation into Descartes-08 for use in pre-trial research, clinical trials, process development, or clinical manufacturing. Under the Bio-Techne Agreement, Bio-Techne is obligated to manufacture and sell the Products to us at prices set forth in the Bio-Techne Agreement.
We and Bio-Techne have each agreed to provide customary indemnification of the other party in the event of specified liabilities, and we each agreed to carry certain minimum insurance during the term of the Bio-Techne Agreement.
The term of the Bio-Techne Agreement is eight years, with automatic one-year renewals unless either party provides written notice of non-renewal. Bio-Techne has the right to terminate the Bio-Techne Agreement by written notice if: (i) we are late in paying an undisputed amount due to Bio-Techne; (ii) we are in material breach of any representation, warranty or covenant that cannot be cured or is not cured within a commercially reasonable period of time; (iii) we become insolvent or encounter similar circumstances; or (iv) a competitor of Bio-Techne or its affiliates acquires all or substantially all of our assets or obtains greater than 50% ownership or controls the Products or services incorporating the Products. We also may unilaterally terminate the Bio-Techne Agreement under certain circumstances set forth in the agreement.
Biogen License Agreement
On September 8, 2023, we entered into a non-exclusive, sublicensable, worldwide, perpetual patent license agreement (the “Biogen Agreement”) with Biogen MA, Inc. (“Biogen”) to research, develop, make, use, offer, sell and import products or processes containing or using an engineering T-cell modified with an mRNA comprising, or encoding a protein comprising, certain sequences licensed under the Biogen Agreement for the prevention, treatment, palliation and management of autoimmune diseases and disorders, excluding cancers, neoplastic disorders, and paraneoplastic disorders. We are not obligated to pay Biogen any expenses, fees, or royalties.
We may terminate the Biogen Agreement for any reason or no reason, and Biogen may terminate the agreement after a notice-and-cure period of 30 days if we fail to pay a fee owed to Biogen or for any other material breach of the agreement. The Biogen Agreement will otherwise expire when all claims of all issued patents within the patents and patent applications licensed to us under the Biogen Agreement have expired or been finally rendered revoked, invalid or unenforceable by a decision of a court or government agency.
NIH License Agreement
We entered into a worldwide, exclusive license agreement with the National Institutes of Health, an agency within the U.S. Department of Health and Human Services (“NIH”), effective September 10, 2015, and as amended on December 5, 2022 (the “NIH Agreement”). Under the NIH Agreement, we were granted a license under certain NIH patents and patent applications designated in the agreement (the “NIH Patents”) to make, use, sell, offer and import products and processes within the scope of the NIH Patents for developing and manufacturing modified human T-cells for the treatment of multiple myeloma, such T-cells modified to express chimeric antigen receptors that recognize B-cell maturation antigen (“BCMA-CARs”) according to methods designated in the NIH Agreement.
As consideration for the licenses granted to it under the NIH Agreement, we agreed to pay (i) a one-time license royalty in connection with having received a specified amount of investor financing; (ii) a five-digit annual license fee, which shall increase to $150,000 beginning in 2025; (iii) a low single-digit royalty on net sales of any licensed products or processes under the NIH Agreement; and (iv) a low double-digit royalty on specified sublicensing income.
Under the NIH Agreement, we are obligated to use reasonable commercial efforts to bring licensed products and licensed processes to the point of Practical Application (as defined in the NIH Agreement). Upon the first commercial sale of a licensed product or licensed process, we must use reasonable commercial efforts to make such licensed product or licensed process reasonably accessible to the United States public. After the first commercial sale, we must make reasonable quantities of licensed products or materials produced via licensed processes available to patient assistance programs and develop educational materials detailing the licensed products. Unless we obtain a waiver from the NIH, we must have licensed products and licensed processes manufactured substantially in the United States.
Additionally, we must use reasonable commercial efforts to initiate a Phase 3 clinical trial of a licensed product by September 10, 2024, submit a new drug application (“NDA”) or biologics license application (“BLA”) by September 10, 2028, and initiate marketing of a licensed product by September 10, 2030.
Under the NIH Agreement, we have agreed not to unreasonably deny a request by the NIH for a non-exclusive research license should the NIH enter into a future Cooperative Research and Development Agreement (“CRADA”) under the Federal Technology Transfer Act of 1986 when acquiring a license is necessary to make a CRADA project feasible. In exceptional circumstances designated in the NIH Agreement, the United States government has the right to require us to grant a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the patent rights licensed under the NIH Agreement in the fields of use designated thereunder, or to grant this license itself. Prior to the first commercial sale, we are obligated to provide the NIH with reasonable quantities of licensed products made through licensed processes for research use.
The NIH Agreement terminates upon the expiration of the last to expire of the patent rights licensed thereunder, if not sooner terminated. The NIH has the right to terminate the NIH Agreement, after giving written notice and providing a cure period in accordance with its terms, if we are in default of material obligations. We have the right to unilaterally terminate the NIH Agreement or any licenses in any country or territory by giving the NIH 60 days’ written notice. We agreed to indemnify the NIH against any liability arising out of our, sublicensees’ or third parties’ use of the licensed patent rights and licensed products or licensed processes developed in connection with the licensed patent rights.
NCI License Agreement
Effective September 16, 2019, we entered into a nonexclusive, worldwide license agreement (the “NCI Agreement”) with the U.S. Department of Health and Human Services, represented by the National Cancer Institute of the National Institutes of Health (“NCI”).
Under the NCI Agreement, we were granted a license under certain NCI patents and patent applications designated in the agreement, to make, use, sell, offer and import products and processes within the scope of the patents and applications licensed under the NCI Agreement when developing and manufacturing anti-BCMA CAR-T cell products for the treatment of myasthenia gravis, pemphigus vulgaris, and immune thrombocytopenic purpura according to methods designated in the NCI Agreement.
In connection with our entry into the NCI Agreement, we paid to NCI a one-time $100,000 license royalty payment. Under the NCI Agreement, we are further required to pay NCI a low five-digit annual royalty. We must also pay earned royalties on net sales in a low single-digit percentage and pay up to $0.8 million in benchmark royalties upon our achievement of designated benchmarks that are based on the commercial development plan agreed between the parties.
Under the NCI Agreement, we must use reasonable commercial efforts to bring licensed products and licensed processes to the point of Practical Application (as defined in the NCI Agreement). Upon our first commercial sale, we must use reasonable commercial efforts to make licensed products and licensed processes reasonably accessible to the United States public. After our first commercial sale, we must make reasonable quantities of licensed products or materials produced via licensed processes available to patient assistance programs and develop educational materials detailing the licensed products. Unless we obtain a waiver from NCI, we must have licensed products and licensed processes manufactured substantially in the United States. Prior to the first commercial sale, upon NCI’s request, we are obligated to provide NCI with commercially reasonable quantities of licensed products made through licensed processes to be used for in vitro research.
Additionally, we must use reasonable commercial efforts to initiate a Phase 3 clinical trial of a licensed product by the fourth quarter of 2024, submit a BLA with respect to a licensed product by the fourth quarter of 2026, and make a first commercial sale of a licensed product by the fourth quarter of 2028.
The NCI Agreement terminates upon the expiration of the last to expire of the patent rights licensed thereunder, if not sooner terminated. NCI has the right to terminate this agreement, after giving written notice and providing a cure period in accordance with its terms, if we are in default of a material obligation. We have the unilateral right to terminate the agreement in any country or territory by giving NCI 60 days’ written notice. We agreed to indemnify NCI against any liability arising out of our, sublicensees’ or third parties’ use of the licensed patent rights and licensed products or licensed processes developed in connection with the licensed patent rights.
Competition
The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. We face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions. Product candidates that we successfully develop and commercialize may compete with existing therapies and new therapies that may become available in the future.
Our competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
The key competitive factors affecting the success of any other tolerance or immune modulation product candidates that we develop, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic or biosimilar products.
Descartes-08 may compete with others in the MG market, including Argenx SE, UCB S.A., Johnson & Johnson, Alexion Pharmaceuticals, Inc. and Cabaletta Bio, Inc.
Other companies developing products CAR-T therapies include large, fully integrated pharmaceutical companies such as Novartis AG, Gilead Sciences, Inc., through its Kite Pharma, Inc. subsidiary, Bristol-Myers Squibb Company, AstraZeneca PLC and Janssen Pharmaceuticals, Inc. and biopharmaceutical companies such as Kyverna Therapeutics, Inc. and Cabaletta Bio, Inc.
Government Regulation
Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing.
We believe our cell therapy product candidates are subject to regulation in the United States as “biologics” or “biological products”. We expect to seek approval of Descartes-08 through a single BLA reviewed by FDA’s Center for Biologics Evaluation and Research (“CBER”).
Biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) and the Public Health Service Act (“PHS Act”), and other federal, state, local and foreign statutes and regulations. Descartes-08 and any other product candidates that we develop must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in foreign countries.
We regard our mRNA-modified products cell therapy products and not as genetic engineering or gene therapy products, because mRNA modifications are not embodied in DNA or incorporated into a genome. However, it is possible that in some jurisdictions, regulations on genetic engineering or genetic therapy may intentionally or unintentionally apply to our technology. This could create additional regulatory burden.

U.S. Biological Products Development Process
The process required by the FDA before a biologic, including a cell therapy, may be marketed in the United States is summarized below.
Biological product candidates are preclinically tested before any testing is done in humans. These tests, or non-clinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal requirements including good laboratory practices (“GLPs”).
The clinical study sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND which must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical study on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns, non-compliance with regulatory requirements, or other issues. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. In addition to these requirements, biological product candidates may also require evaluation and assessment by an institutional biosafety committee (“IBC”) that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at an institution participating in a clinical trial.
Clinical trials are conducted under protocols detailing the objectives of the clinical study, dosing procedures, patient selection and exclusion criteria, and the parameters to be used to monitor patient safety. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations, including with respect to good clinical practice (“GCP”) requirements, including the requirement that all research subjects provide informed consent. Further, each clinical study must be reviewed and approved by an independent institutional review board (“IRB”) at or servicing each institution at which the clinical study will be conducted. Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
Phase 1. The biological product candidate is evaluated in a limited population of patients or healthy volunteers to identify the maximum tolerated dose, recommended Phase 2 dose, possible adverse effects and safety risks. For the types of products and therapeutic areas we focus on, Phase 1 studies will generally be done in patients and not healthy volunteers.
Phase 2. The biological product candidate is evaluated in a broader population to evaluate safety further and preliminarily evaluate the efficacy of the product for specific targeted diseases, and to determine the optimal dosing schedule.
Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product candidate and provide an adequate basis for product labeling.
Cell and gene therapy products may differ from the traditional clinical trial phases. For example, clinical trials for cell and gene therapy products are often structured as a hybrid Phase 1/2 study where a small group of participants with the disease are enrolled and both safety and efficacy tests are performed.
Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.
The FDA or the sponsor or a separate data safety monitoring board may suspend or terminate a clinical study at any time on various grounds. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the biological product candidate has been associated with unexpected serious harm to patients or otherwise in the interest of patient welfare.

Sponsors of clinical trials of FDA-regulated products, including biologics, are also required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov.
After the completion of clinical trials of a biological product candidate, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The BLA must include results of product development, laboratory and animal trials, human trials, information on the manufacture and composition of the product, proposed labeling and other relevant information. In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain a pediatric assessment unless the applicant has obtained a waiver or deferral. Pediatric assessment contains data gathered from pediatric studies using appropriate formulations for each age group for which the assessment is required and other data adequate to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors with an application for a new active ingredient, new indication, new dosage form, new dosing regimen, or new route of administration must submit an initial Pediatric Study Plan (“PSP”) (or a deferral or waiver, as appropriate) within 60 days of an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.
Under the Prescription Drug Fee User Act, as amended (“PDUFA”), each BLA must be accompanied by a substantial user fee. Fee waiver or reductions are available under certain circumstances, including for the first application filed by a small business. In addition, no user fees are assessed on BLAs on products designated as orphan drugs unless the product also includes a non-orphan indication.
Within 60 days following submission of the application, the FDA conducts a preliminary review a BLA to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information before deciding whether to accept a BLA for filing. FDA may refuse to file any BLA that it deems incomplete or otherwise not reviewable and may request additional information. If the submission is accepted for filing, the FDA substantively reviews the BLA to determine, among other things, whether the proposed product is safe, pure and potent, and manufactured in accordance with appropriate procedures and controls to ensure product quality. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a non-binding recommendation on approval. The FDA may waive the review by an advisory committee and is not bound by the recommendation of an advisory committee, but it often follows such recommendations. During the biological product approval process, the FDA also will review proposed product labeling and will determine whether a Risk Evaluation and Mitigation Strategy (“REMS”) is necessary to assure the safe use of the biological product candidate. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the FDA will not approve the BLA without a REMS, if required.
Before approving a BLA, the FDA will inspect the facilities in which the product is manufactured to determine whether the manufacturing processes and facilities are in compliance with cGMPs. The FDA may also audit the clinical investigation sites to determine that they have complied with good clinical practices.
Notwithstanding the submission of relevant data and information, the FDA may ultimately deny approval or seek additional information from the applicant. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than the applicant interprets the same data. The FDA may also raise questions about product manufacturing and quality control. If the FDA denies approval of a BLA in its then-current form, the FDA will issue a complete response letter detailing deficiencies in the application. If a response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.
One of the performance goals agreed to by the FDA under PDUFA is to review 90% of standard BLAs in 10 months from the filing date and 90% of priority BLAs in six months from the filing date, whereupon a review decision is to be made. Two additional months are added to these timelines for new molecular entities. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs.
Orphan Designation
Prior to the submission of a BLA, the FDA may grant orphan designation to drugs or biologics intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and marketing the product for this type of disease or condition will be recovered from sales in the United States. After the FDA grants orphan designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
In the United States, orphan designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan exclusivity, which means the FDA may not approve any other application to market the “same drug” for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer with orphan exclusivity is unable to assure sufficient quantities of the approve orphan product. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same biological product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.
Descartes-08 has been granted Orphan Drug Designation for the treatment of MG.
Expedited Development and Review Programs
The FDA offers various programs, including the Fast Track program, Breakthrough Therapy designation, and the RMAT designation that are intended to expedite or facilitate the process for reviewing new biological products that meet certain criteria. Specifically, new biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a Fast Track product at any time during the clinical development of the product.
Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness of treatment, diagnosis, or prevention compared to available therapies.
Additionally, a product may be eligible for accelerated approval. The FDA may approve a product for a serious or life-threatening disease or condition based on a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a biological product subject to accelerated approval perform adequate and well-controlled post-marketing clinical studies to confirm such benefit. The Food and Drug Omnibus Reform Act of 2022 (“FDORA”) added the failure to conduct post-approval studies with due diligence or to submit timely progress reports on such studies to the list of prohibited acts under the FD&C Act, which means that any such failures, whether they result from a sponsor’s actions or the actions of third parties, could provide the basis for enforcement actions. In addition, the FDA currently requires as a condition for accelerated approval that promotional materials be submitted prior to use, which could adversely impact the timing of the commercial launch of the product.
In addition, under the provisions of The Food and Drug Safety and Innovation Act (“FDASIA”), the FDA established a Breakthrough Therapy Designation which is intended to expedite the development and review of products that treat serious or life-threatening diseases or conditions. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the features of Fast Track designation, as well as more intensive FDA interaction and guidance.

Fast Track, priority review, accelerated approval, and breakthrough therapy designations do not change the standards for approval and may not necessarily expedite the development or approval process.
In 2016, the 21st Century Cures Act established what the FDA describes as a regenerative medicine adventure therapy (“RMAT”) designation. The RMAT designation program is intended to facilitate an efficient development program for, and expedite review of, any product that meets the following criteria: (i) the product qualifies as an RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the product is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the product has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of Breakthrough Therapy Designation, including early interactions to discuss any potential surrogate or intermediate endpoints to be used to support accelerated approval, eligibility for rolling review and potential eligibility for priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through expansion of trials to additional sites, as appropriate.
Post-approval Requirements
Rigorous and extensive FDA regulation of biological products continues after approval, particularly with respect to cGMP requirements. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Other post-approval requirements applicable to biological products include record-keeping requirements, reporting of adverse effects and reporting updated safety and efficacy information.
We also must comply with the FDA’s advertising and promotion requirements, such as the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling, known as “off-label use”, and the requirement to balance information provided about a product’s benefits with important safety information. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions, expensive and onerous government investigations, and adverse publicity.
Conventional DNA-modified CAR-T cell products have been subject to extensive post-approval surveillance requirements. Because the mRNA of our products is temporary, we do not believe that our mRNA-modified products will be subject to requirements of this nature, although other post-approval requirements will apply.
Biosimilars and Exclusivity
The Patient Protection and Affordable Care Act (“ACA”) includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical study or studies. The FDA has approved a number of products under these provisions.
To the Company’s knowledge, the definition of “biosimilar” with regard to an mRNA-modified cell therapy has not been expressly stated in statute, regulation, or guidance, and has not been reviewed by a court. The regulatory pathway for a biosimilar to one of our products thus remains somewhat uncertain.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product.

A biological product may also obtain pediatric exclusivity in the United States. For a biological product, pediatric exclusivity, if granted, adds six months to existing regulatory exclusivity periods. This six-month exclusivity, which runs from the end of other exclusivity protection, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study or studies.
The BPCIA is complex and continues to be interpreted and implemented by the FDA. As a result, the ultimate impact, implementation and meaning of the BPCIA is subject to significant uncertainty.
Government Regulation Outside of the United States
Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in countries outside the United States prior to the commencement of clinical studies or marketing of the product in those countries.
The requirements and process governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
In the European Economic Area (“EEA”), which is composed of the 27 member states of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”). There are two types of MAs.
The EU MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency (“EMA”) and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced therapy medicinal products (comprising gene therapy, somatic cell therapy and tissue engineered products), among others. The Centralized Procedure is optional for other products containing a new active substance not yet authorized in the EEA, or for other products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU. Under the Centralized Procedure the maximum timeframe for the evaluation of a marketing authorization application is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP). Accelerated evaluation might be granted by the CHMP in exceptional cases. Under the accelerated procedure the standard 210 days review period is reduced to 150 days.
National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure.
To obtain regulatory approval of medical product under European Union regulatory systems, we must submit a marketing authorization application, which is similar to the U.S. BLA. The European Union also provides opportunities for market exclusivity. Upon receiving marketing authorization, “new active substances” generally receive eight years of data exclusivity, which prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic or biosimilar application, and an additional two years of market exclusivity, during which no generic or biosimilar product can be marketed. However, there is no guarantee that a product will be considered by the European Union’s regulatory authorities to be a new active substance, and products may not qualify for data exclusivity. Products receiving orphan designation in the European Union can receive ten years of market exclusivity, during which time no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication. An orphan product can also obtain an additional two years of market exclusivity in the European Union for pediatric studies. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.
The criteria for designating an “orphan medicinal product” in the European Union are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if (i) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (ii) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment; and (iii) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for certain financial and exclusivity incentives.
For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
When conducting clinical trials in the EU, we must adhere to the provisions of the European Union Clinical Trials Directive (Directive 2001/20/EC) and the laws and regulations of the EU Member States implementing them. These provisions require, among other things, that the prior authorization of an Ethics Committee and the competent Member State authority is obtained before commencing the clinical trial. In 2014, the EU passed the Clinical Trials Regulation (Regulation 536/2014), which will replace the current Clinical Trials Directive, to ensure that the rules for clinical trials are identical throughout the European Union.
We are also subject to data privacy and security laws in the jurisdictions outside of the U.S. in which we are established, run clinical trials or in which we sell or market our products once approved. For example, in Europe we are subject to Regulation (EU) 2016/679 (General Data Protection Regulation (“GDPR”)) in relation to our collection, control, processing and other use of personal data (i.e., data relating to an identifiable living individual). We process personal data in relation to participants in our clinical trials in the EEA, including the health and medical information of these participants. The GDPR is directly applicable in each E.U. Member State, however, it provides that EU Member States may introduce further conditions, including limitations which could limit our ability to collect, use and share personal data (including health and medical information), or could cause our compliance costs to increase, ultimately having an adverse impact on our business. The GDPR imposes accountability and transparency obligations regarding personal data. We are also subject to EU rules with respect to cross-border transfers of personal data out of the EU and EEA. We are subject to the supervision of local data protection authorities in those EU jurisdictions where we are established or otherwise subject to the GDPR. A breach of the GDPR could result in significant fines, regulatory investigations, reputational damage, orders to cease/ change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm. Moreover, the United Kingdom leaving the EU could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the EU will be regulated. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the EU.
Other Healthcare Laws
The federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly (regardless of knowledge of this specific statute) and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, formulary managers, and other third parties on the other. The majority of states also similar have anti-kickback laws, which in some cases apply to items and services reimbursed by private insurance.
The federal false claims and civil monetary penalties laws, including the civil False Claims Act, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation. A claim includes “any request or demand” for money or property presented to the U.S. government. Manufacturers can be held liable under false claims laws, even if they do not submit claims to the government, where they are found to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging or off-label promotion to customers that file claims. Violation of the federal Anti-Kickback Statute may also constitute a false or fraudulent claim for purposes of the federal civil False Claims Act. Actions under the civil False Claims Act may be brought by the Department of Justice or as a qui tam action by a private individual in the name of the government. Many states also have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.
The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) prohibits, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
In addition, the Physician Payments Sunshine Act requires applicable manufacturers to annually report certain payments and “transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care providers, as well as ownership and investment interests held by physicians and their immediate family members.
Sanctions under these federal and state fraud and abuse laws may include civil monetary penalties and criminal fines, exclusion from government healthcare programs, and imprisonment.
We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, impose specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH made HIPAA’s security standards directly applicable to, as well as imposed certain other privacy obligations on, “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. Even when HIPAA does not apply, according to the Federal Trade Commission (“FTC”), failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a).
Coverage and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological products for which we obtain regulatory approval. In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Sales of any products for which we receive regulatory approval for commercial sale will therefore depend, in part, on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations.
The process for determining whether a third-party payor will provide coverage for a pharmaceutical or biological product typically is separate from the process for setting the price of such product or for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication.
A decision by a third-party payor not to cover our product candidates could reduce physician utilization of our products once approved and have a material adverse effect on our sales, results of operations and financial condition. Moreover, a third-party payor’s decision to provide coverage for a pharmaceutical or biological product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.
Healthcare Reform
A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products.
Federal, state and local governments in the U.S. have established and continue to consider policies to limit the growth of healthcare costs, including the cost of prescription drugs. Recently there has also been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for prescription drugs.
At the federal level, for example, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. Key provisions of the IRA include the following, among others:
•	The IRA requires manufacturers to pay rebates for Medicare Part B and Part D drugs whose price increases exceed inflation.
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The IRA eliminates the so-called “donut hole” under Medicare Part D beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and requiring manufacturers to subsidize, through a newly established manufacturer discount program, 10% of Part D enrollees’ prescription costs for brand drugs below the out-of-pocket maximum and 20% once the out-of-pocket maximum has been reached.

•	The IRA delays the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries.
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The IRA directs the Centers for Medicare and Medicaid Services (“CMS”) to engage in price-capped negotiation for certain Medicare Part B and Part D products. Specifically, the IRA’s Price Negotiation Program applies to high-expenditure single-source drugs and biologics that have been approved for at least seven or 11 years, respectively, among other negotiation selection criteria, beginning with 10 high-cost drugs paid for by Medicare Part D starting in 2026, followed by 15 Part D drugs in 2027, 15 Part B or Part D drugs in 2028, and 20 Part B or Part D drugs in 2029 and beyond. The negotiated prices will be capped at a statutorily determined ceiling price. There are certain statutory exemptions from the IRA’s Price Negotiation Program, such as for a drug that has only a single orphan drug designation and is approved only for an indication or indications within the scope of such designation. The IRA’s Price Negotiation Program is currently the subject of legal challenges.

Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties or a potential excise tax. The IRA permits the Secretary of Health and Human Services (the “HHS Secretary”) to implement many of the IRA’s provisions through guidance, as opposed to regulation, for the initial years. The effect of the IRA is anticipated to have significant effects on the pharmaceutical industry and may reduce the prices pharmaceutical manufacturers can charge and reimbursement pharmaceutical manufacturers can receive for approved products, among other effects.
In addition, other legislative changes have been proposed and adopted in the United States. This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013, and, due to subsequent legislative amendments, will stay in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals and imaging centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
The Biden administration has indicated that lowering prescription drug prices is a priority. On October 14, 2022, President Biden signed an executive order to lower prescription drug costs for Americans. In response to this directive, the HHS Secretary announced and the Center for Medicare and Medicaid Innovation is developing three new models intended to lower drug costs under Medicare and Medicaid, including establishing a new approach for administering outcomes-based agreements for cell and gene therapies. President Biden also signed an executive order on July 9, 2021 affirming the administration’s policy to, among other things, support legislative reforms that would lower the prices of prescription drugs, including by supporting the development and market entry of lower-cost generic drugs and biosimilars, and support the enactment of a public health insurance option. Among other things, the executive order directs the HHS Secretary to provide a report on actions to combat excessive pricing of prescription drugs, continue to clarify and improve the approval framework for generic drugs and identify and address any efforts to impede generic drug competition, enhance the domestic drug supply chain, reduce the price that the federal government pays for drugs, and address price gouging in the industry. The executive order also directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. The FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. In response, authorities in Canada have passed rules designed to safeguard the Canadian drug supply from shortages. On January 5, 2024, the FDA authorized Florida’s Agency for Health Care Administration’s drug importation proposal, the first step toward Florida facilitating importation of certain prescription drugs from Canada.
Employees and Human Capital Resources
At Cartesian Therapeutics, we consider human capital to be an essential driver of our business and successful strategy creation and execution. Our people, driven by our collaborative, pioneering, and patient-focused culture, propel our business forward, strengthening us for long-term success.
As of December 31, 2023, we had 38 employees, 26 of whom are primarily engaged in research and development activities and 12 in corporate functions. 73.6% of our employees have at least one of a Masters, PhD, or MD degree. All employees reside and work in the United States and are not represented by a labor union. We consider our employee relations to be strong and in good standing.
Our goal is to continually engage our talented and diverse workforce to drive value creation both for our business and ultimately our patient populations. We believe in a proactive approach to talent management focusing on retention of key talent, critical role successor identification, and impactful employment development. Additional priority areas intended to drive engagement include successful recruitment of diverse talent, continual promotion of professional development at all levels, introduction, and evolution of business-friendly human resources solutions, coupled with an intentional culture dialog aimed to drive a high engagement, high performance, patient centric culture.
To further drive attraction and retention of our high-quality, experienced, and diverse workforce, we invest in the physical, emotional, and financial well-being of our employees. These investments include a competitive mix of compensation and generous insurance benefits. To assist employees with the rising cost of healthcare, we pay 100% of an employee’s deductible and co-insurance payments. All employees are eligible to participate in our equity compensation programs. All employees are awarded new hire equity and annual equity. Employees are also eligible to receive an annual cash bonus and to participate in a 401(k) retirement plan with an industry competitive company match.
Property
Our corporate headquarters are currently located at 704 Quince Orchard Road, Gaithersburg, Maryland, and consists of 7,909 total square feet of leased office and laboratory space under a Lease Agreement, entered into on May 11, 2018, and amended on March 22, 2021 and May 3, 2021, which we refer to as amended as the Gaithersburg Lease, with 704 Quince Orchard Owner, LLC (the “Landlord”) to lease the premises specified in the Gaithersburg Lease, consisting of approximately 7,909 square feet of building space on 79,747 square feet of land.
The Gaithersburg Lease provides for a fixed, low single-digit annual increase in rent and obligates us to pay a fixed, high single-digit share of operating expenses relating to the premises, during the term of the Gaithersburg Lease, which expires on January 17, 2027.

Both parties have the right to terminate the Gaithersburg Lease following the occurrence of specified catastrophic events. The Landlord has the right to unilaterally terminate the Gaithersburg Lease (i) upon our default, (ii) upon a non-permitted assignment or sublease, and (iii) if the Landlord determines we made a false representation and warranty regarding never being required to take remedial action in relation to hazardous materials or never being subject to an enforcement order regarding hazardous materials.
Corporate Information
We filed our certificate of incorporation with the Secretary of State of Delaware on December 10, 2007. Our Common Stock is listed on The Nasdaq Global Market under the ticker symbol “RNAC.” On November 13, 2023, we completed the Merger, pursuant to which we issued to the stockholders of pre-Merger Cartesian that were “accredited investors,” as defined in Regulation D promulgated under the Securities Act, (A) 6,723,639 shares of Common Stock, which amount is (together with the shares underlying assumed options to purchase Common Stock) approximately 19.9% of the number of shares of Common Stock outstanding immediately prior to the Merger, and (B) 384,930.724 shares of Series A Preferred Stock, each share of which is convertible into 1,000 shares of Common Stock, subject to the approval of the Conversion Proposal. Our principal executive offices are located at 704 Quince Orchard Road, Gaithersburg, MD 20878, and our telephone number is (617) 923-1400. Our website address is https://www.cartesiantherapeutics.com/. The information contained in, or accessible through, our website does not constitute part of this proxy statement. We have included our website address in this proxy statement solely as an inactive textual reference.

OLD CARTESIAN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our Old Cartesian’s financial condition and results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2022 and 2021 and unaudited financial statements for the nine months ended September 30, 2023 and 2022 and related notes included as Annexes B and C, respectively, to this proxy statement. This discussion and other parts of this proxy statement contain forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results could differ materially from those discussed in these forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this proxy statement. In this section, the terms “we,” “us,” “our,” and similar expressions refer to Old Cartesian unless context indicates otherwise.
Overview
We are a clinical-stage biotechnology company developing mRNA cell therapies for the treatment of autoimmune diseases. We leverage our proprietary technology and manufacturing platform to introduce one or more mRNA molecules into cells to enhance their function. Unlike DNA, mRNA degrades naturally over time without integrating into the cell’s genetic material. Therefore, our mRNA cell therapies are distinguished by their capacity to be dosed repeatedly like conventional drugs, administered in an outpatient setting, and given without pre-treatment chemotherapy required with many conventional cell therapies. In an open-label Phase 2 clinical trial in patients with MG, a chronic autoimmune disease that causes disabling muscle weakness and fatigue, we observed that our lead product candidate, Descartes-08, generated a deep and durable clinical benefit.
Financial Operations
To date, we have financed our operations primarily through private sales of our securities and funding received from research grants. We do not have any products approved for sale and have not generated any product sales.
We have incurred significant operating losses since our inception. We had a net loss of $6.5 million and $3.6 million for the years ended December 31, 2022 and 2021, respectively, and a net loss of $7.8 million and $5.2 million for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, we had an accumulated deficit of $33.8 million. We expect to continue to incur significant expenses and operating losses for at least the next several years as we:
•	continue the research and development of our product candidates;
•	increase and develop our manufacturing and distribution capacities;
•	discover and develop additional product candidates;
•	seek to maintain and enter into collaboration, licensing and other agreements, including, but not limited to research and development, and/or commercialization agreements;
•	seek regulatory approvals for any product candidates that successfully complete clinical trials;
•	potentially establish a sales, marketing and distribution infrastructure and scale up internal manufacturing capabilities to commercialize any products for which we may obtain regulatory approval;
•	maintain, expand and protect our intellectual property portfolio, including through licensing arrangements;
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add clinical, scientific, operational, financial and management information systems and personnel, including personnel to support our product development and potential future commercialization efforts;

•
experience any delays or encounter any issues with any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory, manufacturing or scale-up challenges; and

•	are exposed to broad macroeconomic conditions including inflation and supply chain tightness which could result in us paying more, or being unable, to access goods and services.

Until we can generate substantial product revenues, we expect to finance our cash needs primarily through equity offerings. We may be unable to raise capital when needed or on acceptable terms, if at all, which would force us to delay, limit, reduce or terminate our product development or future commercialization efforts. We will need to generate significant revenues to achieve profitability, and we may never do so.
We believe that our existing cash and cash equivalents as of September 30, 2023, combined with the cash and cash equivalents of Selecta, including the proceeds from the Financing, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect.
Grant Revenue
To date, we have not generated any revenue from product sales. We do not expect to generate revenue from product sales for at least the next several years. Our revenue consists primarily of grant revenue from contracts with the NIH and other government-sponsored organizations for research and development related activities that provide for payments for reimbursed costs, which may include overhead and general and administrative costs as well as a related profit margin.
Research and Development
Our research and development expenses primarily consist of payroll and personnel expenses, including stock-based compensation, for personnel contributing to research and development activities, clinical trial costs, laboratory supplies, outside services, and licenses and patent costs acquired to be used in research and development. Our internal research and development costs are often devoted to expanding our programs and are not necessarily allocable to a specific target.
We expense research and development costs as incurred. Conducting a significant amount of research and development is central to our business model. Product candidates in clinical development generally have higher development costs than those in earlier stages of development, primarily due to the size, duration and cost of clinical trials. The successful development of our clinical and preclinical product candidates is highly uncertain. Clinical development timelines, the probability of success and development costs can differ materially from our expectations. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those which we currently expect will be required for the completion of clinical development of a product candidate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time to complete any clinical development.
General and Administrative
General and administrative expenses consist primarily of facility costs and professional fees.
Interest Income
Interest income consists primarily of interest income earned on our cash and cash equivalents.
Other Income, Net
Other income, net consists primarily of payroll tax credits which are recognized as income in the period we incur payroll taxes for which the credit is earned.

Results of Operations
Comparison of the Nine Months Ended September 30, 2023 and 2022
The following table summarizes our results of operations for the nine months ended September 30, 2023 and 2022 (in thousands):
	Nine Months Ended September 30,
	2023	2022	Change	% Change
Grant revenue:	$—	$1,035	$(1,035)	-100%

Operating expenses:
Research and development	6,965	5,273	1,692	32%
General and administrative	1,286	1,069	217	20%
Total operating expenses	8,251	6,342	1,909	30%
Loss from operations	(8,251)	(5,307)	(2,944)	55%
Other income, net:
Interest income	311	20	291	1455%
Other income, net	176	101	75	74%
Total other income	487	121	366	302%
Net loss	$(7,764)	$(5,186)	(2,578)	50%
Grant Revenue
Grant revenue decreased by $1.0 million from $1.0 million for the nine months ended September 30, 2022 to zero for the nine months ended September 30, 2023.
Research and Development Expense
Research and development expenses increased by $1.7 million from $5.3 million for the nine months ended September 30, 2022 to $7.0 million for the nine months ended September 30, 2023. The increase in research and development expenses was primarily due to increases in personnel costs and expenses associated with our ongoing preclinical and clinical trial activities.
General and Administrative Expense
General and administrative expenses increased by $0.2 million from $1.1 million for the nine months ended September 30, 2022 to $1.3 million for the nine months ended September 30, 2023. The increase in general and administrative expenses was primarily due to increases in facility costs and professional fees.
Other Income
Other income increased by $0.4 million from $0.1 million for the nine months ended September 30, 2022 to $0.5 million for the nine months ended September 30, 2023. The increase was primarily related to an increase in interest income and the recognition of payroll tax credits.
Net Loss
Net loss for the nine months ended September 30, 2023 increased by $2.6 million from $5.2 million for the nine months ended September 30, 2022 to $7.8 million for the nine months ended September 30, 2023.

Comparison of the Years Ended December 31, 2022 and 2021
The following table summarizes our results of operations for the year ended December 31, 2022 and 2021 (in thousands):
	Year Ended December 31,
	2022	2021	Change	% Change
Grant revenue:	$1,449	$3,337	$(1,888)	-57%

Operating expenses:
Research and development	6,841	6,090	751	12%
General and administrative	1,244	1,006	238	24%
Total operating expenses	8,085	7,096	989	14%
Loss from operations	(6,636)	(3,759)	(2,877)	77%
Other income, net:
Interest income	35	3	32	1067%
Other income, net	146	116	30	26%
Total other income	181	119	62	52%
Net loss	$(6,455)	$(3,640)	(2,815)	77%
Grant Revenue
Grant revenue decreased by $1.9 million from $3.3 million for the year ended December 31, 2021 to $1.4 million for the year ended December 31, 2022.
Research and Development Expense
Research and development expenses increased by $0.8 million from $6.1 million for the year ended December 31, 2021 to $6.9 million for the year ended December 31, 2022. The increase in research and development expenses was primarily due to increases in personnel costs and expenses associated with our ongoing preclinical and clinical trial activities.
General and Administrative Expense
General and administrative expenses increased by $0.2 million from $1.0 million for the year ended December 31, 2021 to $1.2 million for the year ended December 31, 2022. The increase in general and administrative expenses was primarily due to increased facility costs.
Other income
Other income increased by $0.1 million from $0.1 million for the year ended December 31, 2021 to $0.2 million for the year ended December 31, 2022. The increase was primarily related to an increase in interest income and the recognition of payroll tax credits.
Net loss
Net loss increased by $2.9 million from $3.6 million for the year ended December 31, 2021 to $6.5 million for the year ended December 31, 2022.
Liquidity and Capital Resources
Sources of Liquidity
We have incurred recurring net losses since our inception. We expect that we will continue to incur losses and that such losses will increase for the foreseeable future. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may raise through a combination of equity offerings, debt financings, third-party funding, potential royalty and/or milestone monetization transactions and other collaborations and strategic alliances.

To date, we have financed our operations primarily through private sales of our securities and funding received from research grants. As of September 30, 2023, our cash and cash equivalents were $6.9 million. On November 13, 2023, we merged with Selecta. For accounting purposes, Selecta is considered the accounting acquirer with our company becoming a wholly owned subsidiary of Selecta, which, as of the merger date, changed its name to Cartesian Therapeutics, Inc. In connection with the merger, Selecta announced the Financing. With the cash from both companies at closing and the proceeds of the Financing, the combined company is expected to have a pro forma balance of cash and cash equivalents of over $110 million on hand to support the development of the Company’s pipeline through the Phase 3 trial of its lead product candidate, Descartes-08, a potential first-in-class mRNA CAR-T therapy for the treatment of MG, as well as the advancement of additional RNA cell therapy programs.
Summary of Cash Flows
	Year Ended December 31,		Nine Months Ended September 30,
(In thousands)	2022	2021	2023	2022
Cash (used in) and provided by:
Operating activities	$(3,463)	$(4,801)	$(6,501)	$(1,856)
Investing activities	(151)	—	(50)	(151)
Financing activities	10,880	4,207	1,425	—
Net change in cash, cash equivalents, and restricted cash	$7,266	$(594)	$(5,126)	$(2,007)
Operating Activities
Net cash used in operating activities decreased by $1.3 million from $4.8 million for the year ended December 31, 2021 to $3.5 million for the year ended December 31, 2022. The decrease in net cash used in operating activities was primarily due to the collection of accounts receivable of $2.1 million offset by a $2.9 million increase in net loss. Net cash used in operating activities increased by $4.6 million from $1.9 million for the nine months ended September 30, 2022 to $6.5 million for the nine months ended September 30, 2023. The increase in net cash used in operating activities was primarily due to a $2.6 million increase in net loss.
Investing Activities
Net cash used in investing activities increased by $0.2 million from zero for the year ended December 31, 2021 to $0.2 million for the year ended December 31, 2022. The net cash used in investing activities in 2022 was to purchase equipment. Net cash used in investing activities decreased by $0.1 million from $0.2 million for the nine months ended September 30, 2022 to $0.1 million for the nine months ended September 30, 2023. The decrease in net cash used in investing activities was primarily due to a decrease in equipment purchases.
Financing Activities
Net cash provided by financing activities increased by $6.7 million from $4.2 million for the year ended December 31, 2021 to $10.9 million for the year ended December 31, 2022. The net cash provided by financing activities in 2022 was primarily the result of net proceeds from the Series B-2 Preferred Stock issuance. The net cash provided by financing activities in 2021 was primarily the result of net proceeds from the Series B-1 Preferred Stock issuance. Net cash provided by financing activities increased by $1.4 million from zero for the nine months ended September 30, 2022 to $1.4 million for the nine months ended September 30, 2023. The increase in net cash provided by financing activities was primarily the result of net proceeds from the Series B-2 Preferred Stock issuance.
Future funding requirements
As of September 30, 2023, we have not generated any revenue from product sales. We do not know when, or if, we will generate revenue from product sales. We will not generate revenue from product sales unless and until we obtain regulatory approval and commercialize one of our current or future product candidates. Our primary uses of capital are, and we expect will continue to be, compensation and related expenses, third-party clinical research and development services, laboratory and related supplies, clinical costs, legal and other regulatory expenses, milestone and royalty payments for in-licenses, and general overhead costs. We are subject to risks in the development of our products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We expect that we will need substantial additional funding to support our continuing operations.
As of September 30, 2023, we had an accumulated deficit of $33.8 million. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research, development of our product candidates, conducting preclinical studies and clinical trials, and our administrative organization. We will require substantial additional financing to fund our operations and to continue to execute our strategy, and we will pursue a range of options to secure additional capital. On November 13, 2023, we merged with Selecta. For accounting purposes, Selecta is considered the accounting acquirer with our company becoming a wholly owned subsidiary of Selecta, which, as of the date of the Merger, changed its name to Cartesian Therapeutics, Inc. In connection with the Merger, Selecta announced the Financing. With the cash from both companies at closing and the proceeds of the Financing, the combined company is expected to have a pro forma cash and cash equivalents balance of over $110 million on hand to support the development of the Company’s pipeline through the Phase 3 study of lead product candidate, Descartes-08, a potential first-in-class mRNA CAR-T therapy for the treatment of MG, as well as the advancement of additional RNA cell therapy programs.
We believe that our existing cash and cash equivalents as of September 30, 2023, combined with the cash and cash equivalents of the combined company, including the proceeds from the Financing, will enable us to fund our current planned operations for at least the next 12 months, though we may realize additional cash resources upon the achievement of certain contingent collaboration milestones and we may pursue additional cash resources through equity or debt financings, by establishing collaborations with other companies or through the monetization of potential royalty and/or milestone payments pursuant to our existing collaboration and license arrangements. Management’s expectations with respect to our ability to fund current and long-term planned operations are based on estimates that are subject to risks and uncertainties. If actual results are different from management’s estimates, we may need to seek additional strategic or financing opportunities sooner than would otherwise be expected. However, there is no guarantee that any collaboration milestones will be achieved or that any of these strategic or financing opportunities will be executed on favorable terms, and some could be dilutive to existing stockholders. If we are unable to obtain additional funding on a timely basis, we may be forced to significantly curtail, delay, or discontinue one or more of our planned research or development programs or be unable to expand our operations, meet long-term obligations or otherwise capitalize on our commercialization of our product candidates.
Our future capital requirements will depend on many factors, including:
•	the timing for stockholder approval of the conversion of our Series A Preferred Stock into common stock and the amount of any associated redemptions;
•	our collaboration agreements remaining in effect, our entering into additional collaboration agreements and our ability to achieve milestones under these agreements;
•	the manufacturability and cost of manufacturing clinical supplies of our product candidates;
•	the size of our headcount and associated costs;
•	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials for our other product candidates;
•	the costs, timing and outcome of regulatory review of our product candidates;
•	the costs and timing of future commercialization activities, including manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;
•	the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;
•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and
•	the effect of competing technological and market developments.

Recent Accounting Pronouncements
For a discussion of recently adopted or issued accounting pronouncements please see Note 2 to our interim unaudited financial statements included as Annex C to this proxy statement.
Off-Balance Sheet Arrangements
We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.
Critical Accounting Policies and Use of Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in our financial statements. Actual results may differ from these estimates under different assumptions or conditions and could have a material impact on our reported results. While our significant accounting policies are more fully described in the Notes to our financial statements included elsewhere in this proxy statement, we believe the following accounting policies to be the most critical in understanding the judgments and estimates we use in preparing our financial statements:
Revenue Recognition
We have contracts with the NIH and other government-sponsored organizations for research and development related activities that provide for payments for reimbursed costs, which may include overhead and general and administrative costs as well as a related profit margin. We recognize grant revenue from these contracts as we perform services under these arrangements when the funding is committed. Associated expenses are recognized when incurred as research and development expense. Grant revenue and related expenses are presented gross in the statements of operations as we have determined we are the primary obligor under the arrangements relative to the research and development services we perform as lead technical expert. Prefunded grant amounts are recorded as deferred revenue on our balance sheets. Amounts incurred that are subject to reimbursement from the sponsor are recorded as accounts receivable in our balance sheets.
Clinical Trial Costs
Clinical trial expenses are a significant component of research and development expenses, and we outsource a significant portion of these costs to third parties. The accrual for site and patient costs includes inputs such as estimates of patient enrollment, patient cycles incurred, clinical site activations, and other pass-through costs. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected on the balance sheets as a prepaid asset or accrued clinical trial cost. These third-party agreements are generally cancellable, and related costs are recorded as research and development expenses as incurred. Non-refundable advance clinical payments for goods or services that will be used or rendered for future research and development activities are recorded as a prepaid asset and recognized as expense as the related goods are delivered or the related services are performed. We also record accrued liabilities for estimated ongoing clinical research and development costs. When evaluating the adequacy of the accrued liabilities, we analyze progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by us. The historical clinical accrual estimates made by us have not been materially different from the actual costs.
Stock-Based Compensation
We account for all stock-based compensation granted to employees and non-employees using a fair value method. Stock-based compensation is measured at the grant date fair value and is recognized over the requisite service period of the awards, usually the vesting period, on a straight-line basis. We have elected to account for forfeitures as they occur. Stock-based compensation expense recognized in the financial statements is based on awards that ultimately vest.

The assumptions used in determining the fair value of stock-based awards represent our best estimates, but the estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different in the future.
Quantitative and Qualitative Disclosures About Market Risk
The market risk inherent in our financial instruments and in our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2022 and 2021, we had cash and cash equivalents of $12.0 million and $4.7 million, respectively, consisting of non-interest and interest-bearing money market accounts and cash held in interest bearing accounts at financial institutions. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term and the low risk profile of our money market accounts, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents.

MARKET PRICE AND DIVIDEND INFORMATION
Cartesian
Cartesian’s Common Stock is currently listed on the Nasdaq Global Market under the symbol “RNAC.”
The closing price of the Common Stock on November 10, 2023, the last trading day before announcement of the execution of the Merger Agreement, was $0.958. As of    , 2024, the Record Date, the most recent closing price for the Common Stock was $   .
Holders of the Common Stock are urged to obtain current market quotations for the Common Stock. The market price of the Common Stock could vary significantly.
Holders
As of    , 2024, there were     holders of record of the Common Stock. The number of holders of record does not include a substantially greater number of street name holders or beneficial holders whose shares of Common Stock are held of record by banks, brokers and other financial institutions.
Dividend Policy
Cartesian has not paid any cash dividends on the Common Stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon Cartesian’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board of Directors at such time.
Old Cartesian
Historical market price information for Old Cartesian’s capital stock is not provided because there was no public market for Old Cartesian’s capital stock.

PROPOSAL NO. 1—CONVERSION PROPOSAL
Overview
We issued 384,930.724 shares of Series A Preferred Stock in the Merger and agreed to issue 149,330.115 shares of Series A Preferred Stock in the Financing, of which 99,140.325 shares of Series A Preferred Stock have been issued to date. The Series A Preferred Stock is intended to have rights that are generally equivalent to Common Stock, except that the Series A Preferred Stock does not have the right to vote on most matters (including the election of directors). 498,260,840 shares of Common Stock are issuable upon conversion of the above-described Series A Preferred Stock, assuming the approval of Proposal No. 1 and subject to certain beneficial ownership limitations.
Subject to stockholder approval and certain beneficial ownership limitations set by each holder of Series A Preferred Stock who did not beneficially own greater than 19.9% of our Common Stock immediately prior to the Merger, each share of Series A Preferred Stock will automatically convert into 1,000 shares of Common Stock. Proposal No. 1 would provide the necessary approval to permit such conversion.
Shares Issuable Upon Conversion
Set forth below is a table summarizing the issued and outstanding Series A Preferred Stock and the number of shares of Common Stock that are potentially issuable upon conversion of the Series A Preferred Stock. The sale into the public market of the underlying Common Stock could materially and adversely affect the market price of our Common Stock. See “Risk Factors–Risk Factors Relating to the Merger—Pursuant to the terms of the Merger Agreement, we are required to recommend that our stockholders approve the conversion of all outstanding shares of our Series A Preferred Stock into shares of our Common Stock. We cannot guarantee that our stockholders will approve this matter, and if they fail to do so, we may be required to settle such shares in cash and our operations may be materially harmed.”
	Series A Preferred Stock Issued and Outstanding	Common Stock (as converted)
Merger	384,930.724	384,930,724
Financing	149,330.115	149,330,115
Total	498,260.839	498,260,839
Description of Series A Preferred Stock
Conversion. Following stockholder approval of Proposal No. 1, effective as of 5:00 p.m. Eastern time on the third business day after the date on which such stockholder approval is received, each share of Series A Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain beneficial ownership limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set by the holder at a number up to 19.9% and thereafter adjusted, provided that no such adjustment exceeds 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. Such beneficial ownership limitation does not apply to any holder of Series A Preferred Stock who beneficially owned greater than 19.9% of our Common Stock immediately prior to the Merger.
Voting Rights. Except as otherwise required by law (e.g., voting on a change to the authorized shares of Series A Preferred Stock or the rights of such shares as required by DGCL) and the Certificate of Designation, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend the Certificate of Designation, (c) amend the Current Charter or other organizational documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock, (d) issue further shares of Series A Preferred Stock (other than in connection with the exercise of assumed Old Cartesian Options to purchase shares of Series A Preferred Stock), (e) prior to the stockholder approval of Proposal No. 1 or at any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, consummate either (A) a Fundamental Transaction (as defined in the Certificate of Designation) or (B) any merger or consolidation of the Company or other business combination in which our stockholders immediately before such transaction do not hold at least a majority of our capital stock immediately after such transaction, (f) amend or fail to comply with, in any manner that would be reasonably likely to prevent, impede or materially delay the conversion (or the stockholder approval thereof), or terminate, any of the Support Agreements, or agree to any transfer, sale or disposition of such shares subject to the Support Agreements (except for such transfers, sales or dispositions with respect to which the approval of the Company is not required pursuant to the applicable Support Agreement) or (g) enter into any agreement with respect to any of the foregoing.
Dividends. Holders of Series A Preferred Stock are entitled to receive non-cumulative dividends on shares of Series A Preferred Stock equal, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock.
Liquidation and Dissolution. The Series A Preferred Stock ranks on parity with Common Stock upon any liquidation, dissolution or winding-up of the Company.
Preemptive Rights. The Series A Preferred Stock does not have preemptive rights.
Transferability. The Certificate of Designation does not contain any restrictions upon the transfer of the Series A Preferred Stock.
Redemption. The Series A Preferred Stock is redeemable at the option of the holder thereof at any time following the date that is 18 months after the initial issuance of the Series A Preferred Stock, other than any shares of Series A Preferred Stock that would not be convertible into shares of Common Stock as a result of the application of the beneficial ownership limitation referred to in “Proposal No. 1—Conversion Proposal—Description of Series A Preferred Stock—Conversion” above (without regard to the lack of obtaining the requisite stockholder approval to convert the Series A Preferred Stock into Common Stock).
Reasons for Stockholder Approval. Our Common Stock is listed on The Nasdaq Global Market, and, as such, we are subject to the applicable rules of the Nasdaq Stock Market LLC, including Nasdaq Listing Rule 5635(a), which requires stockholder approval in connection with the acquisition of another company if the Nasdaq-listed company will issue more than 20% of its common stock. For purposes of Nasdaq Listing Rule 5635(a), the issuance of any Common Stock in the Transactions would be aggregated together. Thus, in order to permit the issuance of Common Stock upon conversion of the Series A Preferred Stock, we must first obtain stockholder approval of this issuance.
Beneficial Ownership Limitations. We are not seeking stockholder approval of a potential “change in control” under Nasdaq Listing Rule 5635(b), which generally prohibits Nasdaq-listed companies from issuing common stock to a stockholder in a transaction that would cause the holder to beneficially own more than 20% of the then-outstanding common stock (subject to certain exceptions). Assuming that Proposal No. 1 is approved, the Series A Preferred Stock will continue to have a beneficial ownership conversion limit that would prevent a holder of Series A Preferred Stock, other than a holder of Series A Preferred Stock who beneficially owned greater than 19.9% of our Common Stock immediately prior to the Merger from converting its shares if, as a result of such conversion, it would beneficially own a number of shares above its applicable conversion blocker (which cannot exceed 19.9% of the outstanding Common Stock).
Interests of Certain Parties. When considering our Board of Directors’ recommendation that our stockholders vote in favor of Proposal No. 1, our stockholders should be aware that certain of our directors and officers have interests in the potential conversion that are different from, or in addition to, the interests of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Merger, and in recommending to stockholders that they approve Proposal No. 1. Our stockholders should take these interests into account in deciding whether to approve Proposal No. 1. These interests include:
•
Timothy A. Springer, a member of our Board of Directors, and TAS, an entity affiliated with Dr. Springer, purchased 148,710.488 shares of Series A Preferred Stock in the Private Placement for approximately $60 million. If Proposal No. 1 is not ever approved, Dr. Springer will be unable to convert these shares into Common Stock. Additionally, if Proposal No. 1 is not ever approved, Dr. Springer would be entitled to redeem his shares of Series A Preferred Stock for cash.

•
Murat Kalayoglu and Michael Singer, members of our Board of Directors, together with their affiliated entities, received a total of 61,396.558 shares of Series A Preferred Stock as consideration in the Merger and Seven One Eight Three Four Irrevocable Trust, a trust associated with Dr. Kalayoglu, purchased 619.627 shares of Series A Preferred Stock in the Financing. If Proposal No. 1 is not ever approved, Drs. Kalayoglu and Singer and their affiliated entities will be unable to convert these shares into Common Stock. Additionally, if Proposal No. 1 is not ever approved, each of Drs. Kalayoglu and Singer would be entitled to redeem his shares of Series A Preferred Stock for cash (other than any shares of Series A Preferred Stock that would not be convertible due to the beneficial ownership limitation applicable to such holders).

•
Our directors and officers collectively beneficially own 349,234,822 shares of our Series A Preferred Stock, assuming the conversion of all outstanding shares of Series A Preferred Stock into Common Stock. If Proposal No. 1 is not approved within 18 months of November 15, 2023, holders of the Series A Preferred Stock, other than any shares of Series A Preferred Stock that would not be convertible into shares of Common Stock as a result of the application of the beneficial ownership limitation, will be entitled to redeem such shares for an amount in cash equal to the ten-day trailing average closing price of the Common Stock. To the extent any such redemptions occur, the result would be a reduction in the amount of cash available to the Company to fund operations, which may cause the value of the Common Stock to decline.

Vote Required; Recommendation of Board of Directors
The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter is required for the approval of Proposal No. 1, subject to the separate tabulation of votes described in “Questions and Answers About the Special Meeting—How many votes can be cast by all stockholders?” set forth above.
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL NO. 1.

PROPOSAL NO. 2—REVERSE STOCK SPLIT PROPOSAL
Overview
On January 31, 2024 the Board of Directors unanimously approved and recommended that our stockholders approve an amendment to our Current Charter to effect a reverse stock split of our issued and outstanding Common Stock using a ratio in the range of 1-for-20 and 1-for-30, with the specific ratio and the implementation and timing of such reverse stock split to be determined at the discretion of the Board of Directors. If Proposal No. 2 is approved, the Board of Directors may determine to effect the reverse stock split at any time prior to the date of the 2024 annual meeting of stockholders.
The reverse stock split will not change the number of authorized shares of Common Stock, the terms of our Common Stock or the relative voting power of our stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our Common Stock will materially increase and will be available for reissuance by the Company. The reverse stock split, if effected, would affect all of our holders of Common Stock uniformly. If effected, the reverse stock split would also adjust the ratio into which the Series A Preferred Stock converts into Common Stock at the same ratio as the underlying Common Stock is adjusted.
Upon receiving stockholder approval of a reverse stock split, the Board of Directors will have the authority, but not the obligation, to elect, in its sole discretion, without further action on the part of our stockholders and as it determines to be in our and our stockholders’ best interests, to effect the reverse stock split and, if so, to select the reverse stock split ratio from within the approved range of ratios described above, each ratio within such range having been approved by our stockholders. We believe that enabling the Board of Directors to select the ratio from within the stated range will provide us with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for our stockholders. In determining the ratio following the receipt of stockholder approval, the Board of Directors may consider, among other factors, the following:
•	the historical trading price and trading volume of our Common Stock;
•	the number of outstanding shares of our Common Stock;
•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of a reverse stock split on the trading market for our Common Stock;
•	the continued listing requirements of the Nasdaq Global Market;
•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
•	prevailing general market and economic conditions.
If Proposal No. 2 is approved by the stockholders and the Board of Directors determines to implement a reverse stock split, we will file an amendment to our Current Charter (the “Amendment”) with the Delaware Secretary of State. This description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is attached as Annex A to this proxy statement and incorporated into this proposal by reference. You are strongly encouraged to read the actual text of the Amendment. The proposed Amendment is subject to revision for such changes as may be required by the DGCL and any other changes consistent with Proposal No. 2 that we may deem necessary or appropriate.
If Proposal No. 2 is approved by the stockholders and a reverse stock split is implemented by the Board of Directors, no less than 20 and no more than 30 shares of issued and outstanding Common Stock, as determined by the Board of Directors, will be combined into one share of Common Stock; and shares of issued and outstanding Common Stock will be combined at the same ratio. Holders will receive a cash payment, in lieu of any fractional share. See the section below titled “Proposal No. 2—Reverse Stock Split Proposal—Principal Effects of Reverse Stock Split—Fractional Shares” for more information. The Amendment, if adopted, will include only the reverse stock split ratio determined by the Board of Directors to be in the best interest of the Company and its stockholders and all of the other ratios approved by our stockholders within the proposed range will be abandoned.

The Board of Directors reserves the right to elect not to effect a reverse stock split, including any or all reverse stock split ratios within the proposed range, if it determines, in its sole discretion, that implementing a reverse stock split is not in the best interest of the Company and its stockholders.
Background and Reasons for a Reverse Stock Split
We are seeking, and the Board of Directors has recommended, approval for Proposal No. 2 primarily to provide the Board of Directors with authority to effect a reverse stock split to maintain our listing on the Nasdaq Global Market. However, we cannot provide assurance that a reverse stock split would achieve its intended or desired benefits, and we strongly encourage you to review the discussion below under “Proposal No. 2—Reverse Stock Split Proposal—Risks and Potential Disadvantages Associated with a Reverse Stock Split.”
Nasdaq Continued Listing Requirements
Nasdaq Listing Rule 5450(a)(1) requires that the average closing price of a listed company’s common stock not fall below $1.00 per share over a consecutive 30 business day period. If we were to fail to satisfy this rule and regain compliance within the specified cure period, our Common Stock would be subject to delisting. If our Common Stock is delisted from the Nasdaq Global Market, or if the per-share price of our Common Stock otherwise declines, our ability to raise or access additional necessary capital through equity or debt financing, or use our shares for business development or other corporate initiatives would be significantly impaired, and the ownership dilution to stockholders caused by our issuing equity in financing or other transactions would be significantly increased.
General Investment Considerations
Additionally, we believe that a reverse stock split could make our Common Stock more attractive to a broader range of institutional and other investors. In particular, many brokerage houses, institutional investors and investment funds have internal policies and practices that may prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Moreover, because brokers’ commissions on low-priced stocks generally represent a relatively high percentage of the stock price, transaction costs would represent a higher percentage of total share value, which could result in decreased trading volume and increased volatility in the trading price of our Common Stock. We believe that a reverse stock split could make our Common Stock a more attractive investment for many investors, which could enhance the liquidity of our Common Stock.
Risks and Potential Disadvantages Associated with a Reverse Stock Split
The Board of Directors believes that a reverse stock split is a potentially effective means to increase the per-share market price of our Common Stock and thus enable our compliance with Nasdaq's minimum share price requirement. However, there are a number of risks and potential disadvantages associated with a reverse stock split, including the following:
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The Board of Directors cannot predict the effect of a reverse stock split upon the market price for shares of our Common Stock, and the success of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Recently, the equity markets have experienced and continue to experience substantial volatility due to, among other factors, volatility in the financial sector, and the wars in Ukraine and the Levant. The principal purpose of a reverse stock split would be to increase the trading price of our Common Stock to meet Nasdaq's minimum share price requirement. However, the effect of a reverse stock split on the market price of our Common Stock cannot be predicted with any certainty, and we cannot assure you that a reverse stock split will accomplish this objective for any meaningful period of time, or at all. Even if a reverse stock split has a positive effect on the market price for shares of our Common Stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control could lead to a decrease in the price of our Common Stock following a reverse stock split.

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Although the Board of Directors believes that a higher stock price may help generate the interest of new investors, the reverse stock split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of brokerage houses, institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our Common Stock. As a result, the trading liquidity of the shares of our Common Stock may not improve as a result of a reverse stock split and there can be no assurance that a reverse stock split, if completed, will result in the intended benefits described above.
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Even if a reverse stock split does result in an increased market price per share of our Common Stock, the market price per share following a reverse stock split may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of a reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our Common Stock after a reverse stock split could be lower than the total market capitalization before a reverse stock split. Also, even if there is an initial increase in the market price per share of our Common Stock after a reverse stock split, the market price may not remain at that level due to factors described in this Proposal No. 2 or other factors, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2022, as updated in reports we subsequently file with the SEC.

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If a reverse stock split is implemented and the market price of shares of our Common Stock then declines, the percentage decline may be greater than would occur in the absence of a reverse stock split due to decreased liquidity in the market for our Common Stock. If the market price of shares of our Common Stock declines after a reverse stock split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Accordingly, the total market capitalization of our Common Stock following a reverse stock split could be lower than the total market capitalization before a reverse stock split.

Procedures
A reverse stock split would become effective upon the filing of the Amendment with the Delaware Secretary of State. The exact timing of the filing of the Amendment, if it is filed, would be determined by the Board of Directors based on its evaluation as to when such action would be in our and our stockholders’ best interests. In addition, the Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with a reverse stock split if, at any time prior to filing the Amendment, the Board of Directors determines in its sole discretion that it is not in our best interest and the best interest of our stockholders to proceed with a reverse stock split. Following are descriptions of how a reverse stock split would be implemented for beneficial holders, registered book entry holders, and certificated holders.
Beneficial Holders. Upon the implementation of a reverse stock split, we intend to treat shares held by stockholders through a broker, bank or other agent in the same manner as registered stockholders whose shares are registered in their names. Brokers, banks and other agents would be instructed to effect a reverse stock split for their beneficial holders holding our Common Stock in street name. However, these brokers, banks and other agents may have different procedures than registered stockholders for processing a reverse stock split. Stockholders who hold shares of our Common Stock with a broker, bank or other agent and who have any questions in this regard are strongly encouraged to contact their brokers, banks or other agents for more information.
Registered Book Entry Holders. Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with Equiniti, our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a reverse stock split is implemented, stockholders who hold shares electronically in book-entry form with Equiniti would not need to take action to receive whole shares of post-reverse split Common Stock as the exchange will be automatic.
Certificated Holders. If a reverse stock split is implemented, stockholders holding shares of our Common Stock in certificated form would be sent a letter of transmittal by Equiniti following the reverse stock split. The letter of transmittal would contain instructions on how a stockholder should surrender their certificate(s) representing shares of our Common Stock (the “Old Certificates”) to Equiniti in exchange for certificates representing the appropriate number of whole shares of post-reverse split Common Stock (the “New Certificates”). No New Certificates would be issued to a stockholder until such stockholder delivered to Equiniti all Old Certificates, together with a properly completed and executed letter of transmittal, or a notification that the Old Certificates have been lost, stolen or destroyed and the execution of an agreement satisfactory to us to indemnify us for any loss incurred by it in connection with such Old Certificates. No stockholder would be required to pay a transfer or other fee to exchange their Old Certificates. Stockholders would then receive one or more New Certificate(s) representing the number of whole shares of Common Stock they are entitled to as a result of a reverse stock split, subject to the treatment of fractional shares described below. Until surrendered, we would deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post-reverse split Common Stock to which these stockholders are entitled and the right to receive cash in lieu of any fractional shares as described below. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, would automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on it, the New Certificate would be issued with the same restrictive legends that are on the Old Certificate. If a reverse stock split is implemented, we expect that Equiniti would act as the exchange agent for purposes of implementing the exchange of stock certificates. No service charges would be payable by holders of shares of Common Stock in connection with the exchange of certificates. We would bear all such expenses.
STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES. STOCKHOLDERS SHOULD NOT SUBMIT STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL REQUESTED TO DO SO, AND THEN STOCK CERTIFICATES SHOULD BE SUBMITTED ONLY IN THE MANNER INSTRUCTED. STOCK CERTIFICATES SHOULD NOT BE SUBMITTED DIRECTLY TO THE COMPANY.
Principal Effects of Reverse Stock Split
Outstanding Shares of Common Stock
Depending on the ratio for a reverse stock split determined by the Board of Directors, a minimum of 20 and a maximum of 30 shares of issued and outstanding Common Stock would be combined into one new share of Common Stock.
Our Current Charter provides that upon any reclassification or combination of outstanding shares of Common Stock, all outstanding shares of Common Stock will be concurrently and proportionately reclassified or combined in a manner that maintains the same proportionate equity ownership and voting rights among the holders of outstanding Common Stock and the holders of outstanding Common Stock on the record date for the reclassification or combination.
The actual number of shares issued after giving effect to a reverse stock split, if implemented, would depend on the reverse stock split ratio that is ultimately selected by the Board of Directors. A reverse stock split would affect all holders of our Common Stock uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except that, as described below in the section titled “Proposal No. 2—Reverse Stock Split Proposal—Principal Effects of Reverse Stock Split—Fractional Shares,” stockholders of record otherwise entitled to a fractional share, as a result of a reverse stock split, would instead receive an amount in cash. In addition, a reverse stock split would not affect any stockholder’s proportionate voting power, except for adjustments that may result from the treatment of fractional shares as described below. A reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
Increase in Authorized Shares of Common Stock
By reducing the number of shares outstanding without reducing the number of shares of available but unissued Common Stock, a reverse stock split will increase the number of authorized but unissued shares of Common Stock that may be issued. We may use authorized shares in connection with the financing of future mergers or acquisitions.
Although the reverse stock split would not have any dilutive effect on our stockholders, a reverse stock split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving the Board of Directors an effective increase in the authorized shares available for issuance, in its discretion. The Board of Directors from time to time may deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. If the Board of

Directors authorizes the issuance of additional shares subsequent to the reverse stock split described above, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the reverse stock split not been effected. Many stock issuances not involving equity compensation do not require stockholder approval, and the Board of Directors generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.
A reverse stock split would not have any effect on the number of authorized shares of Series A Preferred Stock, which would remain at 10,000,000 shares of Series A Preferred Stock, par value $0.0001 per share. However, if effected, the reverse stock split would also adjust the ratio into which the Series A Preferred Stock converts into Common Stock at the same ratio as the underlying Common Stock is adjusted.
Fractional Shares
We would not issue fractional shares in connection with a reverse stock split. Therefore, we would not issue certificates representing fractional shares resulting from the reverse stock split because the stockholder owns a number of shares of our Common Stock not evenly divisible by the ratio.
Equiniti will aggregate all fractional shares of Common Stock and sell them as soon as practicable after the effective time of the reverse stock split at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share of Common Stock as a result of the reverse stock split. We expect that Equiniti will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our Common Stock (the “Aggregated Fractional Shares”). After Equiniti’s completion of such sale, stockholders who would have been entitled to a fractional share of Common Stock will instead receive a cash payment from Equiniti in an amount equal to their respective pro rata shares of the total proceeds of that sale (the “Total Sale Proceeds”) and, where shares of Common Stock are held in certificated form, upon the surrender of the holder’s Old Certificates.
Holders of Common Stock would receive, in lieu of any fractional share, an amount in cash (without interest) equal to such fraction multiplied by a share price equal to the Total Sale Proceeds divided by the Aggregated Fractional Shares.
Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.
Effects on Equity Compensation Plans and Awards and Warrants
If a reverse stock split is implemented, proportionate adjustments would generally be made in accordance with applicable tax laws with regard to:
•	the per share exercise price of, and the number of shares issuable upon exercise of, outstanding stock options issued under our equity compensation plans;
•	the number of shares deliverable upon vesting and settlement of outstanding restricted stock units;
•	the number of shares reserved for issuance under our Old Cartesian Plan, Selecta 2016 Incentive Award Plan, and our 2016 Employee Stock Purchase Plan; and
•	the strike price and the number of shares issuable upon exercise of warrants entitling the holders to receive shares of our Common Stock.
In the case of options or other rights to acquire shares of our Common Stock, these adjustments would result in approximately the same aggregate price required under such options or other rights upon exercise, conversion, or settlement, and approximately the same value of shares of Common Stock being delivered upon such exercise, conversion, or settlement, immediately following a reverse stock split as was the case immediately preceding such reverse stock split.
In the case of our outstanding warrants, the number of shares issuable under the warrants will be proportionately decreased and the exercise price of each warrant proportionately increased.

The number of shares of Common Stock issuable upon exercise or vesting of outstanding equity awards, options and warrants and the per-share exercise or purchase price related thereto, if any, would be equitably adjusted in accordance with the terms of our applicable equity incentive plans, or such stock option grants or warrants, as the case may be, which may include rounding the number of shares of Common Stock issuable down to the nearest whole share or the payment of cash for fractional shares.
Exchange Act Registration; Nasdaq Listing; CUSIP
Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to periodic reporting and other requirements of the Exchange Act. The implementation of a reverse stock split would not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements under the Exchange Act.
Our Common Stock is currently listed on the Nasdaq Global Market under the trading symbol “RNAC.” If our Common Stock remains listed on the Nasdaq Global Market up to the time of a reverse stock split, then immediately following the reverse stock split our Common Stock would continue to be listed on the Nasdaq Global Market under the same symbol.
Following a reverse stock split, our Common Stock would have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described above.
Accounting Matters
The implementation of a reverse stock split would not affect the per-share par value of our Common Stock, which will remain $0.0001, or the total capital attributable to Common Stock plus the additional paid-in capital account on our balance sheet. However, the capital attributable specifically to our Common Stock would be reduced proportionally depending on the reverse stock split ratio, and the additional paid-in capital account would be increased by an equal and offsetting amount. Also, if a reverse stock split is implemented, reported per-share net income or loss would be higher because there will be fewer shares of our Common Stock outstanding. A reverse stock split would be reflected retroactively for all periods presented in our financial statements. We do not anticipate that any other material accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, would arise as a result of a reverse stock split.
Certain Federal Income Tax Consequences of a Reverse Stock Split
The following describes certain material U.S. federal income tax considerations of a reverse stock split expected to apply generally to U.S. Holders of our Common Stock. This description is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this section. No ruling from the IRS has been or will be requested in connection with a reverse stock split.
No attempt has been made to comment on all U.S. federal income tax consequences of a reverse stock split that may be relevant to particular U.S. Holders, including holders: (i) that are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) that hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction,” “synthetic security,” integrated investment or any risk reduction strategy; (iii) that are partnerships, S corporations, or other pass-through entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors in such pass-through entities; or (iv) that do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code).
In addition, the following discussion does not address the tax consequences of a reverse stock split under state, local and non-U.S. tax laws. The discussion assumes that for U.S. federal income tax purposes, a reverse stock split will not be integrated, or otherwise treated as part of a unified transaction, with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as a reverse stock split, whether or not they are in connection with a reverse stock split.

HOLDERS OF OUR COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF A REVERSE STOCK SPLIT UNDER OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.
Based on the assumptions above, a reverse stock split will be treated as a tax-free recapitalization for U.S. federal income tax purposes. Accordingly, if a reverse stock split is adopted:
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A U.S. Holder that receives a reduced number of shares of our Common Stock pursuant to such reverse stock split will not recognize any gain or loss, except with respect to the amount of cash (if any) received in respect of a fractional share;

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A U.S. Holder’s aggregate tax basis in such holder’s shares of Common Stock received in such reverse stock split will equal the aggregate tax basis of such stockholder’s shares of Common Stock held immediately before such reverse stock split and exchanged therefor, but not including the aggregate tax basis of shares surrendered in exchange for cash received in respect of a fractional share of Common Stock, as applicable;

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A U.S. Holder’s holding period of shares of our Common Stock received in such reverse stock split will include the holding period of the pre-reverse stock split shares of Common Stock exchanged therefor; and

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A U.S. Holder that receives cash in lieu of a fractional share of Common Stock generally will recognize gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s tax basis in the shares of Common Stock, respectively, surrendered therefor. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of our Common Stock surrendered in the reverse stock split exceeds one year at the effective time of the reverse stock split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.

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For purposes of determining the tax basis and holding period of shares of our Common Stock received in a reverse stock split, U.S. Holders that acquired different blocks of shares of our Common Stock at different times for different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged in the reverse stock split.

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Certain of our stockholders may be required to attach a statement to their tax returns for the year in which a reverse stock split is consummated that contains the information listed in applicable Treasury Regulations. All of our stockholders are advised to consult their own tax advisors with respect to the applicable reporting requirements.

Vote Required; Recommendation of Board of Directors
The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter is required for the approval of Proposal No. 2.
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3—APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING
General
If we fail to receive a sufficient number of votes to approve Proposal Nos. 1 or 2, we may propose to adjourn or postpone the Special Meeting. We currently do not intend to propose adjournment or postponement at the Special Meeting if there are sufficient votes to approve Proposal Nos. 1 and 2.
Vote Required; Recommendation of Board of Directors
If a quorum is present at the Special Meeting, the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast on the matter is required for the approval of Proposal No. 3. If a quorum is not present at the Special Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present at the Special Meeting or represented by proxy is required for the approval of Proposal No. 3.
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock is not complete and may not contain all the information important to ownership in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Current Charter and Bylaws, and the applicable provisions of the DGCL.
As of the date of this proxy statement, our authorized capital stock consists of 360,000,000 shares, comprised of 350,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of Preferred Stock, $0.0001 par value per share. As of January 24, 2024, there were 161,927,821 shares of our Common Stock outstanding and 484,690.676 shares of Series A Preferred Stock outstanding.
Common Stock
Our Common Stock is listed on the Nasdaq Global Market under the symbol “RNAC.”
Voting Rights. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Current Charter and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Current Charter.
Rights upon Liquidation. In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.
Dividend Rights. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by the Board of Directors, subject to any preferential dividend rights of outstanding Preferred Stock.
Other Rights. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.
Transfer Agent. The transfer agent and registrar for our Common Stock is Equiniti.
Preferred Stock
Pursuant to our Current Charter, the Board of Directors is authorized, without stockholder approval, subject to limitations prescribed by law, to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights of the shares of each series, and any qualifications, limitations or restrictions thereof.
We will fix the voting rights, designations, preferences and rights of the Preferred Stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to such series. We will file an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of Preferred Stock we are offering before the issuance of that series of Preferred Stock. This description will include:
•	the title and stated value;
•	the number of shares offered;
•	the liquidation preference per share;

•	the purchase price per share;
•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation for dividends;
•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	our right, if any, to defer payment of dividends and the maximum length of such deferral period;
•	the procedures for auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provision for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the Preferred Stock on any securities exchange or market;
•	the terms and conditions, if applicable, upon which the Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation) and conversion period;
•	whether the Preferred Stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the Preferred Stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the Preferred Stock will be represented by depositary shares;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the Preferred Stock;
•	the relative ranking and preferences of the Preferred Stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;
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any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with the class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the Preferred Stock.
The Board of Directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests. The issuance of Preferred Stock could adversely affect the voting power, conversion or other rights of holders of Common Stock and reduce the likelihood that holders of Common Stock will receive dividend payments and payments upon liquidation. We have no current plan to issue any shares of Preferred Stock other than the shares of our Series A Preferred Stock that were issued in connection with the Transactions.
The laws of the State of Delaware provide that the holders of Preferred Stock will have the right to vote separately as a class on any proposal involving fundamental changes to the rights of holders of such Preferred Stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.
A description of the rights, preferences and privileges of the Series A Preferred Stock is set forth above under the caption, “Proposal No. 1—Conversion Proposal—Description of Series A Preferred Stock.”
Registration Rights
Certain holders of Common Stock or their transferees are entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act.

These registration rights are granted pursuant to the RRA we entered into in connection with the Merger, and a registration rights agreement (as amended, the “2020 Registration Rights Agreement”) we entered into in connection with the private placement of 5,416,390 shares of our Common Stock (the “2020 Private Placement”), which closed on July 31, 2020.
RRA
In connection with our entry into the Financing, we entered into the RRA, pursuant to which we agreed to prepare and file a resale registration statement with the SEC within 90 calendar days following November 15, 2023, with respect to the shares of Common Stock underlying the Series A Preferred Stock issued in the Financing and the Common Stock and Series A Preferred Stock issued to the signatories to the RRA in the Merger. We also agreed to use our commercially reasonable efforts to cause such registration statement to be declared effective by the SEC by March 29, 2024 (or by May 13, 2024 if the SEC reviews the registration statement).
We also agreed to, among other things, indemnify the holders of Common Stock and Series A Preferred Stock signatory thereto, their officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents under such registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to our obligations under the RRA.
Securities of a holder cease to be registrable securities under the RRA upon the earlier to occur of the following: (A) a sale pursuant to a registration statement or Rule 144 under the Securities Act; and (B) the time such shares become eligible for resale by such holder under Rule 144 without the requirement for Cartesian to be in compliance with the current public information required thereunder and without volume or manner-of-sale restrictions, pursuant to a written opinion letter of counsel for Cartesian to such effect, addressed, delivered and reasonably acceptable to the Company’s transfer agent.
2020 Registration Rights Agreement
Holders of registrable securities under the 2020 Registration Rights Agreement have registration rights until the earlier of (i) such time as there are no longer any registrable securities held by the purchaser, its affiliates or permitted transferees and (ii) such time as all of the securities can otherwise be sold without regard to the volume or manner-of-sale restrictions pursuant to Rule 144. The registration of shares of Common Stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.
Piggyback Registration Rights. Any time we propose to register any shares of our Common Stock under the Securities Act, subject to certain exceptions, the holders of registrable securities are entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.
Demand Registration Rights. If the holders of registrable securities request in writing that we effect a registration with respect to all of the registrable securities, we will be required to effect such registration.
Expenses. Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling security holders and blue sky fees and expenses.
Termination of Registration Rights. The registration rights terminate upon the earlier of (i) such time as there are no longer any registrable securities held by the purchaser, its affiliates or permitted transferees and (ii) such time as all of the securities can otherwise be sold without regard to the volume or manner-of-sale restrictions pursuant to Rule 144.
Anti-Takeover Effects of Delaware Law and Our Current Charter and Bylaws
Some provisions of the DGCL, our Current Charter and our Bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interest, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock. The ability of the Board of Directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated Preferred Stock with voting or other rights or preferences as designated by the Board of Directors could impede the success of any attempt to effect a change in control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.
Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by our chairman of the Board of Directors, chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our Board of Directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.
Elimination of Stockholder Action by Written Consent. Our Current Charter eliminates the right of stockholders to act by written consent without a meeting.
Staggered Board. The Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors. Our Current Charter provides that no member of the Board of Directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of Common Stock entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting. Our Current Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our Preferred Stock may be entitled to elect.
Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this law may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors.
Choice of Forum. Our Current Charter provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Current Charter or Bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. Our Current Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our Current Charter is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.
Amendment of Current Charter. The amendment of any of the above provisions in our Current Charter, except for the provision making it possible for the Board of Directors to issue Preferred Stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.
The provisions of the DGCL, our Current Charter and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the Board of Directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.
Exchange Listing
Our Common Stock is listed on the Nasdaq Global Market under the symbol “RNAC.”

MANAGEMENT AND DIRECTORS
Following completion of the Merger, our executive officers and directors, and their positions and ages as of December 31, 2023, are set forth below:
Name	Age	Position(s)
Carsten Brunn, Ph.D.	53	President and Chief Executive Officer, Director
Blaine Davis	50	Chief Financial Officer
Metin Kurtoglu, MD, Ph.D.	45	Chief Operating Officer
Milos Miljkovic, MD, Ph.D.	40	Chief Medical Officer
Chris Jewell, Ph.D.	42	Chief Scientific Officer
Carrie S. Cox	66	Chairman of the Board
Timothy C. Barabe	70	Director
Nishan de Silva, MD	50	Director
Murat Kalayoglu, MD, Ph.D.	50	Director
Aymeric Sallin	50	Director
Michael Singer, MD, Ph.D.	50	Director
Timothy Springer, Ph.D.	75	Director
Patrick Zenner	76	Director
Information regarding our directors and officers prior to the Merger is set forth in the proxy statement relating to our 2023 annual meeting of stockholders, which is incorporated by reference herein.
New Officers
Metin Kurtoglu. Dr. Kurtoglu is the Chief Operating Officer of the Company. Dr. Kurtoglu’s clinical and basic science research career spans over 20 years and has focused on developing novel targets for drug-resistant cancer cells and cancer stem cells, including multiple myeloma. He has also been an investigator in various cancer immunotherapy trials. Dr. Kurtoglu is a medical oncologist board certified in internal medicine. He completed his residency and graduate training at the University of Miami, and clinical and research fellowship at the NCI / NIH. Prior to becoming the Company’s Chief Operating Officer, Dr. Kurtoglu served as the Chief Operating Officer (since 2021), Chief Medical Officer and Chief GMP Manufacturing (from 2019 to 2021) and Chief Medical Officer (from 2016 to 2019) of Old Cartesian.
Milos Miljkovic. Dr. Miljkovic is the Chief Medical Officer of the Company. He is board-certified in hematology, medical oncology, and internal medicine. Prior to becoming Old Cartesian’s Chief Medical Officer in 2021, he served at the National Cancer Institute as an Assistant Research Physician (from 2017 to 2021), Chief Fellow, Hematology/Oncology (from 2016 to 2017) and a Clinical Fellow, Hematology/Oncology (from 2014 to 2017). While working at the National Cancer Institute, Dr. Miljkovic specialized in early-stage trials in immuno-oncology. He is currently a Special Volunteer at the National Cancer Institute’s Lymphoid Malignancies Branch. He also works as an Instructor at University of Maryland Baltimore County, where he co-leads an introductory course in clinical trials for the UMBC graduate program in bioengineering.
Chris Jewell. Dr. Jewell is the Chief Scientific Officer of the Company. His expertise in bioengineering, immunology, and nanotechnology spans two decades of experience, including as a double-endowed MPower Professor and Minta Martin Professor at the University of Maryland and as a Consultant with the Boston Consulting Group. Dr. Jewell’s research has resulted in substantial funding and numerous publications, including works in Nature, Nature Materials, The Proceedings of the National Academy of Sciences (PNAS), and Nature Biotechnology. He has received over 50 professional awards and is an elected Fellow of the American Institute for Medical and Biological Engineering and the Biomedical Engineering Society. Dr. Jewell completed his PhD in Chemical Engineering at the University of Wisconsin and was a Ragon Postdoctoral Fellow at MIT and Harvard. Prior to assuming his role as the Company’s Chief Scientific Officer, Dr. Jewell served as the Chief Scientific Officer of Old Cartesian since 2023 and previously collaborated with Old Cartesian through sponsored research. Dr. Jewell established his laboratory at the University of Maryland in 2012, where he was promoted to Associate Professor in 2017 and to Full Professor in 2020.

New Directors
Murat Kalayoglu. Dr. Kalayoglu co-founded and served as Chief Executive Officer of Cartesian Therapeutics, Inc., from 2016 until its acquisition by the Company in 2023. Prior to co-founding Old Cartesian, Dr. Kalayoglu co-founded and served as Chief Executive Officer of Topokine Therapeutics, Inc., which was acquired by Allergan plc in 2016. Dr. Kalayoglu was also co-founder and Chief Operating Officer of HealthHonors Corporation, which was acquired by Healthways, Inc. in 2009. Dr. Kalayoglu completed his medical residency in ophthalmology at the Massachusetts Eye and Ear Infirmary at Harvard Medical School. Dr. Kalayoglu received his B.S. and Ph.D. in medical microbiology and immunology and M.D. from the University of Wisconsin-Madison, and M.B.A. from the MIT Sloan School of Management.
Michael S. Singer. Dr. Singer co-founded and served as Chief Scientific Officer, later Chief Strategy Officer, and Chairman of the Board of Cartesian Therapeutics, Inc. from 2016 until its acquisition by the Company in 2023. Prior to Old Cartesian, Dr. Singer co-founded and served as Chief Scientific Officer of Topokine Therapeutics, Inc. from 2012 to 2016. Prior to Topokine, he served as a medical director at Novartis from 2009 to 2012 and co-founded and served as Chief Scientific Officer of HealthHonors Corporation from 2006 to 2009. He has served as a member of the board of Bioporto A/S since 2019, Pykus Therapeutics since 2019, and Anodyne Nanotech since 2020. Dr. Singer received his B.S. in biology, M.Phil and Ph.D. in neuroscience, and M.D. from Yale University and completed internship and residency at Harvard. He is a registered U.S. patent agent.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information with respect to holdings of our Common Stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our Common Stock, and (ii) each of our directors (which includes all nominees), each of our “Named Executive Officers” and all directors, director nominees and executive officers as a group, in both cases as of January 15, 2024, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 161,927,821 shares of Common Stock outstanding as of January 15, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of January 15, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Although the conversion limitations on the Series A Preferred Stock prevent the Series A Preferred Stock from converting into Common Stock until approval of Proposal No. 1, we are separately presenting below beneficial ownership assuming the conversion of all shares of Series A Preferred Stock into Common Stock. The numbers presented below do not give effect to the reverse stock split.
Unless otherwise indicated, the address of each beneficial owner listed below is 704 Quince Orchard Road, Gaithersburg, Maryland 20878. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	No Conversion of Series A Preferred		Full Conversion of Series A Preferred
Name and address of beneficial owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Timothy A. Springer, Ph.D.(1)	44,242,842	26.2%	192,953,330	31.3%
Entities affiliated with Murat Kalayoglu, MD, Ph.D.(2)	3,574,104	2.2%	121,267,076	19.9%
Entities affiliated with Schooner Century Fund LLC(3)	1,554,064	1.0%	90,524,422	14.9%
Entities affiliated with Armistice Capital, LLC(4)	9,375,000	5.5%	9,375,000	1.5%
Named Executive Officers and Directors:
Carsten Brunn, Ph.D.(5)	261,956	*	261,956	*
Blaine Davis	—	*	—	*
Chris Jewell, Ph.D.(6)	—	*	2,717,358	*
Metin Kurtoglu, MD, Ph.D.(7)	—	*	7,056,150	1.1%
Milos Miljkovic, MD(8)	—	*	1,282,936	*
Carrie S. Cox(9)	259,498	*	259,498	*
Timothy C. Barabe(10)	262,679	*	262,679	*
Nishan de Silva, M.D., M.B.A.(11)	19,666	*	19,666	*
Murat Kalayoglu, MD, Ph.D.(2)	3,574,104	2.2%	121,267,076	19.9%
Aymeric Sallin(12)	12,666	*	12,666	*
Michael Singer, MD, Ph.D.(13)	460,060	*	23,073,593	3.8%
Timothy A. Springer, Ph.D.(1)	44,242,842	26.2%	192,953,330	31.3%
Patrick Zenner(14)	67,914	*	67,914	*
All executive officers, directors and director nominees as a group (13 persons)	49,161,385	29.2%	349,234,822	56.9%
*	Represents beneficial ownership of less than one percent.
(1)
Based on a Schedule 13D/A filed with the SEC on November 17, 2023 and other information known to us, consists of (i) 7,293,625 shares of Common Stock held directly by Timothy A. Springer, Ph.D., a member of our Board, (ii) 123,925,407 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held directly by Timothy A. Springer, Ph.D., (iii) 12,666 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024 and held directly by Timothy A. Springer, Ph.D., (iv) 29,868,490 shares of Common Stock held by TAS Partners LLC (“TAS”) directly, (v) 24,785,081 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by TAS, (vi) 6,981,643 shares of Common Stock issuable upon exercise of underlying warrants exercisable within 60 days of January 15, 2024 held by TAS directly, and (vii) 86,418 shares of Common Stock held by Dr. Chafen Lu, Dr. Springer’s wife. Dr. Springer is the sole managing member of TAS. Dr. Springer exercises sole voting and dispositive power over the shares held by him directly and the shares held by TAS. Dr. Springer disclaims beneficial ownership of the shares held by TAS. Dr. Lu exercises sole voting and dispositive power over the shares held by her directly. The principal business address of each of Dr. Springer, TAS, and Dr. Lu is 36 Woodman Road, Newton, MA, 02467.
(2)
Based on a Schedule 13D filed with the SEC on November 22, 2023 and other information known to us, consists of (i) 257,739 shares of Common Stock held directly by Murat Kalayoglu, MD, Ph.D., a member of our Board, (ii) up to 14,755,609 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held directly by Murat Kalayoglu, MD, Ph.D., (iii) 12,666 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024 and held directly by Murat Kalayoglu, MD, Ph.D., (iv) 3,303,699 shares of Common Stock held by Seven One Eight Three Four Irrevocable Trust directly, and (v) up to 189,756,394 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Seven One Eight Three Four Irrevocable Trust. The trustees of Seven One Eight Three Four Irrevocable Trust are Elizabeth Hoge and Sinan Kalayoglu, each of whom has shared voting and dispositive control over the shares of Common Stock and Series A Preferred Stock held by Seven One Eight Three Four Irrevocable Trust. Dr. Kalayoglu has the power to remove and appoint new trustees of Seven One Eight Three Four Irrevocable Trust and, pursuant to a right of substitution, to acquire from Seven One Eight Three Four Irrevocable Trust the shares of Common Stock and Series A Preferred Stock held by Seven One Eight Three Four Irrevocable Trust in exchange for assets with an equal value to such shares. Accordingly, Dr. Kalayoglu may be deemed to have sole voting and dispositive power of the shares of Common Stock and Series A Preferred Stock held by Seven One Eight Three Four Irrevocable Trust. The ability of the shares of Series A Preferred Stock held by Dr. Kalayoglu and Seven One Eight Three Four Irrevocable Trust to convert into shares of Common Stock is subject to a beneficial ownership limitation, such that neither Dr. Kalayoglu nor Seven One Eight Three Four Irrevocable Trust may convert shares of Series A Preferred Stock into Common Stock to the extent that doing so would result in such holder beneficially owning greater than 19.9% of the Company’s outstanding Common Stock after giving effect to such conversion. Accordingly, the numbers of shares of Common Stock presented in this row include only a total of 117,692,972 shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Dr. Kalayoglu and Seven One Eight Three Four Irrevocable Trust, and assume neither Dr. Kalayoglu nor Seven One Eight Three Four Irrevocable Trust converts any shares of Series A Preferred Stock beyond such limitation.

(3)
Based solely on information known to us, consists of (i) 1,554,064 shares of Common Stock held by Schooner Century Fund LLC and (ii) 88,970,358 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Schooner Century Fund LLC.

(4)
Based solely on information known to us, consists of 9,375,000 shares of Common Stock issuable upon exercise of underlying warrants exercisable within 60 days of January 15, 2024 held by Armistice Capital Master Fund Ltd. Armistice Capital, LLC is the general partner of Armistice Capital Master Fund Ltd. The principal business address of Armistice Capital Master Fund Ltd. is 510 Madison Avenue, New York, NY 10022.

(5)	Consists of 261,956 shares of Common Stock held by Dr. Brunn directly.
(6)
Consists of 2,717,358 shares of Common Stock issuable upon exercise of outstanding options to purchase shares of Series A Preferred Stock within 60 days of January 15, 2024, assuming the conversion of Series A Preferred Stock into Common Stock.

(7)
Consists of 7,056,150 shares of Common Stock issuable upon exercise of outstanding options to purchase shares of Series A Preferred Stock within 60 days of January 15, 2024, assuming the conversion of Series A Preferred Stock into Common Stock.

(8)	Consists of 1,282,936 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024, assuming the conversion of Series A Preferred Stock into Common Stock.
(9)
Consists of (i) 212,881 shares of Common Stock, (ii) 32,840 shares of Common Stock underlying warrants exercisable within 60 days of January 15, 2024, and (iii) 13,777 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024, in each case held by Ms. Cox directly.

(10)
Consists of (i) 250,013 shares of Common Stock and (ii) 12,666 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024, in each case held by Mr. Barabe directly.

(11)
Consists of (i) 7,000 shares of Common Stock and (ii) 12,666 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024, in each case held by Dr. de Silva directly.

(12)	Consists of 12,666 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024 held by Mr. Sallin directly.
(13)
Consists of (i) 110,123 shares of Common Stock held by Dr. Singer directly, (ii) 197,663 shares of Common Stock held by Thirsty Brook 2010 Irrevocable Trust, a trust for which Dr. Singer is a trustee, that Dr. Singer has the right to acquire pursuant to a right of substitution in exchange for assets with an equal value to such shares, (iii) 29,212 shares of Common Stock held by Singer Asefzadeh Family Holding Trust, a trust for which Dr. Singer is a trustee and beneficiary, (iv) 3,670 shares of Common Stock held by Bakezilla 2019 Irrevocable Trust, a trust for which Dr. Singer is a trustee and beneficiary, (v) 7,616 shares of Common Stock held by Dr. Baharak Asefzadeh, Dr. Singer’s spouse, (vi) 49,555 shares of Common Stock held by a minor child of Dr. Singer through a custodial account established pursuant to the Uniform Transfer to Minors Act (“UTMA”) for which Dr. Singer serves as custodian, (vii) 49,555 shares of Common Stock held by a minor child of Dr. Singer through a custodial account established pursuant to the UTMA for which Dr. Singer serves as custodian, (viii) 3,304,559 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by Dr. Singer directly, (ix) 11,316,263 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Thirsty Brook 2010 Irrevocable Trust, (x) 1,672,389 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Singer Asefzadeh Family Holding Trust, (xi) 210,152 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Bakezilla 2019 Irrevocable Trust, (xii) 436,066 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Dr. Asefzadeh, (xiii) 2,837,052 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by a minor child of Dr. Singer through a custodial account established pursuant to the UTMA for which Dr. Singer serves as custodian, (xiv) 2,837,052 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by a minor child of Dr. Singer through a custodial account established pursuant to the UTMA for which Dr. Singer serves as custodian, and (xv) 12,666 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024 held by Dr. Singer directly.

(14)	Consists of (i) 55,248 shares of Common Stock and (ii) 12,666 shares of Common Stock issuable upon exercise of outstanding options within 60 days of January 15, 2024 held by Mr. Zenner directly.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can review our electronically filed reports, proxy and information statements on the SEC’s website at http://www.sec.gov or on our website at https://www.cartesiantherapeutics.com/. Information included on our web site is not a part of this proxy statement.
You should rely only on the information contained in this proxy statement or on information to which we have referred you. We have not authorized anyone else to provide you with any information. A representative of our independent registered public accounting firm, Ernst & Young LLP, is not expected to be present at the virtual Special Meeting.
If you have more questions about this proxy statement or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor Morrow at:
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this proxy statement the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference into this proxy statement is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this proxy statement or information incorporated by reference into this proxy statement, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below (File No. 001-37798), which are considered to be a part of this proxy statement:
The following documents are incorporated by reference into this proxy statement:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 2, 2023;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 filed with the SEC on May 4, 2023, August 17, 2023, and November 13, 2023; and
•
our Current Reports on Form 8-K filed on January 9, 2023, March 21, 2023, April 4, 2023, June 16, 2023, September 13, 2023, September 25, 2023, October 31, 2023, November 13, 2023 (as amended on January 23, 2024), November 27, 2023, and January 19, 2024.

In addition, all reports and other documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the Special Meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents.
We are delivering to our stockholders with this proxy statement the aforementioned Annual Report on Form 10-K in accordance with Item 13(b)(2) of Schedule 14A.

Documents incorporated by reference are also available, without charge, and will be provided by first class mail or other prompt means within one business day of receipt of a properly made request. You may obtain documents incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates) by requesting them in writing or by telephone at the following address:
Cartesian Therapeutics, Inc.
704 Quince Orchard Road
Gaithersburg, Maryland 20878
(617) 923-1400
THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.
WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSALS OR US THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. WE ARE NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

HOUSEHOLDING
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and received more than one copy of proxy materials, but wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

STOCKHOLDER PROPOSALS
Requirements for Stockholder Proposals or Nominations to be Brought Before the Annual Meeting. Stockholders intending to present a proposal at the 2024 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2024 Annual Meeting of Stockholders no earlier than the close of business on February 16, 2024 and no later than the close of business on March 18, 2024. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 16, 2024, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the 90th day prior to the 2024 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline. In addition to satisfying all of the requirements under our Bylaws, any stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting of Stockholders must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our Bylaws.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials for the 2024 Annual Meeting of Stockholders. Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials for presentation at our 2024 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, and we must have received such proposals no later than December 29, 2023 at our offices at 704 Quince Orchard Road, Gaithersburg, Maryland 20878, Attn: Secretary.
OTHER MATTERS
The Board of Directors does not know of any other matters to be brought before the Special Meeting. If any other matters not mentioned in this proxy statement are properly brought before the Special Meeting, the individuals named in the enclosed proxy card intend to use their discretionary voting authority under the proxy card to vote the proxy card in accordance with their best judgment on those matters.

Annex A
Annex A: Proposed Charter Amendment
CERTIFICATE OF AMENDMENT OF THE RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED, OF CARTESIAN THERAPEUTICS, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Cartesian Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.
A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing an amendment of the Restated Certificate of Incorporation, as amended, and declaring the advisability of said amendment of the Restated Certificate of Incorporation, as amended, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor. On [•], 2024, the stockholders of the Corporation duly approved said proposed amendment at the Corporation’s Special Meeting of Stockholders in accordance with Section 242 of the General Corporation Law. The resolution setting forth the amendment pursuant to the terms approved by the Corporation’s Board of Directors, acting pursuant to the authority delegated by the Corporation’s stockholders, is as follows:

RESOLVED: that the following paragraph is inserted at the end of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended:
Pursuant to the General Corporation Law of the State of Delaware, at [•] Eastern Time on the date of filing (the “Reverse Stock Split Effective Time”) of this Certificate of Amendment, each [•] shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of fractional shares of Common Stock, the Corporation’s transfer agent shall aggregate all fractional shares of Common Stock and sell them as soon as practicable after the Reverse Stock Split Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share of Common Stock, and after the transfer agent’s completion of such sale, such stockholders shall receive a cash payment (without interest) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Reverse Stock Split Effective Time represented shares of Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares into which the shares of Common Stock, represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Reverse Stock Split Effective Time, the Corporation will notify its stockholders holding shares of Common Stock in certificated form to transmit their Old Certificates to the transfer agent, and upon surrender of such Old Certificates or notification by the holder that such Old Certificates have been lost, stolen or destroyed and the execution of an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such Old Certificates, the Corporation will cause the transfer agent to issue new certificates representing the appropriate number of whole shares following the Reverse Stock Split for every one share of Common Stock, transmitted and held of record as of the Reverse Stock Split Effective Time.”
2.
This Certificate of Amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law, and shall be effective as of [•] Eastern Time on [•]. Except as herein amended, all other provisions of the Restated Certificate of Incorporation, as amended, remain in full force and effect.

[Remainder of page intentionally blank]
A-1

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation, as amended, to be signed by its President and Chief Executive Officer this [  ] day of [  ], 202[•].

Cartesian Therapeutics, Inc.
Name: Carsten Brunn, Ph.D.
Title: President and Chief Executive Officer
A-2

Annex B
Independent Auditor’s Report
Board of Directors
Cartesian Therapeutics, Inc.
704 Quince Orchard Road
Gaithersburg, MD 20878
Opinion
We have audited the financial statements of Cartesian Therapeutics, Inc. (the Company), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ BDO USA, P.C.
Potomac, Maryland
January 23, 2024

Cartesian Therapeutics, Inc.
Balance Sheets
(Amounts in thousands, except share data)
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$12,001	$4,735
Accounts receivable	994	3,129
Payroll tax credit receivable	351	225
Prepaid expenses and other current assets	59	50
Total current assets	$13,405	$8,139
Non-current assets:
Property and equipment, net	197	309
Right-of-use asset, net	983	1,195
Security deposit	25	25
Total assets	$14,610	$9,668
Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Lease liability	$228	$172
Deferred revenue	—	117
NIH liability	461	—
Accrued expenses and other current liabilities	949	978
Total current liabilities	$1,638	$1,267
Non-current liabilities:
NIH liability	—	345
Lease liability, net of current	880	1,108
Total liabilities	$2,518	$2,720
Commitments and contingencies (Note 11)
Series A Preferred Stock; $0.01 par value, 220 authorized, 219.125 issued and outstanding as of December 31, 2022 and December 31, 2021	9,623	9,623
Series B Preferred Stock; $0.01 par value, 110 authorized, 109.267 issued and outstanding as of December 31, 2022 and December 31, 2021	7,128	7,128
Series B-1 Preferred Stock; $0.01 par value, 77 authorized, 65.017 issued and outstanding as of December 31, 2022 and December 31, 2021	3,162	3,162
Series B-2 Preferred Stock; $0.01 par value, 195 authorized, 193.644 issued and outstanding as of December 31, 2022 and none authorized, issued and outstanding as of December 31, 2021	12,144	—
Series B-2 Preferred Stock Subscription Receivable	(1,333)	—
Stockholders’ deficit:
Common stock, $0.01 par value, 3,200 authorized, 1,240.625 issued and outstanding as of December 31, 2022 and 1,237.625 issued and outstanding as of December 31, 2021	—	—
Additional paid-in capital	7,432	6,644
Accumulated deficit	(26,064)	(19,609)
Total stockholders’ deficit	$(18,632)	$(12,965)
Total liabilities, preferred stock and stockholders’ deficit	$14,610	$9,668
The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Statements of Operations and Comprehensive Loss
(Amounts in thousands)
	Year Ended December 31,
	2022	2021
Grant revenue:	$1,449	$3,337

Operating expenses:
Research and development	6,841	6,090
General and administrative	1,244	1,006
Total operating expenses	8,085	7,096
Loss from operations	(6,636)	(3,759)
Other income, net:
Interest income	35	3
Other income, net	146	116
Total other income	181	119
Net loss	$(6,455)	$(3,640)
The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Statements of Preferred Stock and Stockholders’ Deficit
(Amounts in thousands, except share data)
	Series A Preferred Stock		Series B Preferred Stock		Series B-1 Preferred Stock		Series B-2 Preferred Stock		Series B-2 Preferred Stock Subscription Receivable	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	—	$—	—	$—	—	$—	—	$—	$—	169.125	$—	109.267	$—	1,287.625	$—	$20,909	$(15,319)	$5,590
Issuance of Series B-1 Preferred Stock, net of $16 of issuance costs	—	—	—	—	65.017	4,207	—	—	—	—	—	—	—	—	—	—	—	—
Exchange of Common Stock to Series A Preferred Stock	50.000	2,196	—	—	—	(1,045)	—	—	—	—	—	—	—	(50.000)	—	(500)	(650)	(1,150)
Reclassification of Series A and Series B Preferred Stock	169.125	7,427	109.267	7,128	—	—	—	—	—	(169.125)	—	(109.267)	—	—	—	(14,555)	—	(14,555)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	790	—	790
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,640)	(3,640)
Balance at December 31, 2021	219.125	$9,623	109.267	$7,128	65.017	$3,162	—	$—	$—	—	$—	—	$—	1,237.625	$—	$6,644	$(19,609)	$(12,965)
Issuance of Series B-2 Preferred Stock, net of $24 of issuance costs	—	—	—	—	—	—	193.644	12,144	(1,333)	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	719	—	719
Exercise of options to purchase common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	3.000	—	69	—	69
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,455)	(6,455)
Balance at December 31, 2022	219.125	$9,623	109.267	$7,128	65.017	$3,162	193.644	$12,144	$(1,333)	—	$—	—	$—	1,240.625	$—	$7,432	$(26,064)	$(18,632)
The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(6,455)	$(3,640)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	112	123
Non-cash lease expense	212	128
Stock-based compensation expense	719	790
Changes in operating assets and liabilities:
Accounts receivable	2,135	(2,135)
Payroll tax credit receivable	(126)	(72)
Prepaid expenses and other current assets	(9)	(51)
Operating lease liability	(172)	(108)
Deferred revenue	(117)	117
NIH liability	116	79
Accrued expenses and other current liabilities	122	(32)
Net cash used in operating activites	(3,463)	(4,801)
Cash flows from investing activities
Purchases of property and equipment	(151)	—
Net cash used in investing activities	(151)	—
Cash flows from financing activities
Net proceeds from issuance of Series B-1 Preferred Stock	—	4,207
Net proceeds from issuance of Series B-2 Preferred Stock	10,811	—
Proceeds from exercise of stock options	69	—
Net cash provided by financing activities	10,880	4,207
Net change in cash and cash equivalents	7,266	(594)
Cash and cash equivalents at beginning of period	4,735	5,329
Cash and cash equivalents at end of period	$12,001	$4,735

Noncash investing and financing activities
Issuance of Series B-2 Preferred Stock subscription	$1,333	$—
Purchase of equipment not yet paid	$—	$151
Increase in right-of-use asset due to lease modification	$—	$893
Increase in lease liability due to lease modification	$—	$893
The accompanying notes are an integral part of these financial statements.

Cartesian Therapeutics, Inc.
Notes to the Financial Statements
1. Description of the Business
Cartesian Therapeutics, Inc. (the Company) is a clinical-stage cell therapy company engaged in the research and development of therapies for autoimmune diseases. The Company was incorporated in Delaware in December 2010, and is based in Gaithersburg, Maryland.
Since inception, the Company has devoted its efforts principally towards research and development, recruiting personnel, and raising capital. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, infrastructure and extensive compliance-reporting capabilities.
There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.
Liquidity and Management’s Plan
To date, the Company has financed its operations primarily through private sales of its securities and funding received from research grants. The Company currently has no source of product revenue, and it does not expect to generate product revenue in the near term. The Company has devoted substantially all of its financial resources and efforts to developing its RNA cell therapies for autoimmune diseases.
As of December 31, 2022, the Company’s cash and cash equivalents were $12.0 million. On November 13, 2023, the Company merged with Selecta Biosciences, Inc. (Selecta). See Note 14 for further details.
2. Summary of Significant Accounting Policies
Basis of Presentation
The financial statements are prepared in accordance with U.S. generally accepted accounting principles (GAAP) and pursuant to the applicable rules and regulations of the Securities and Exchange Commission (SEC). Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles generally accepted in the United States as found in the Accounting Standard Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management considers many factors in selecting appropriate financial accounting policies and controls, and bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. In preparing these financial statements, management used significant estimates in the following areas, among others: the valuation of the Company’s common stock and estimating accrued research and development expenses. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Cash Equivalents
Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase. As of December 31, 2022 and 2021, the Company’s cash held in money market funds and certificate of deposits were classified as cash and cash equivalents on the accompanying balance sheets.
Concentrations of Credit Risk and Off-Balance Sheet Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with federally insured financial institutions in the United States and may, at times, exceed federally insured limits. Management believes that the financial institutions that hold the Company’s deposits are financially creditworthy and, accordingly, minimal risk exists with respect to those balances.
Fair Value of Financial Instruments
The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amounts of cash and cash equivalents, prepaid assets, accounts receivable, and accounts payable approximate their estimated fair value due to their short-term maturities.
Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy is used to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
Level 1—Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2—Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3—Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.
To the extent that a valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may change for many instruments. This condition could cause an instrument to be reclassified within levels in the fair value hierarchy.
Accounts Receivable
The Company has accounts receivable due from contracts from government sponsored organizations. Amounts payable to the Company are recorded in accounts receivable when the Company’s right to consideration is unconditional. There is no allowance for doubtful accounts at December 31, 2022 or 2021. No account receivable balances were written off during the years ended December 31, 2022 or 2021.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which is generally five years for laboratory equipment. Maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to operations as incurred.

Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to determine if assets have been impaired, assets are tested at the lowest level for which identifiable independent cash flows are available, which is at the entity level (“asset group”). An impairment loss is recognized when the sum of projected undiscounted cash flows is less than the carrying value of the asset group. The measurement of the impairment loss to be recognized is based on the difference between the fair value and the carrying value of the asset group. No impairment loss has been recorded during the years ended December 31, 2022 or 2021.
Revenue Recognition
The Company has contracts with the Department of Health and Human Services National Institute of Health (NIH) and other government-sponsored organizations for research and development related activities that provide for payments for reimbursed costs, which may include overhead and general and administrative costs as well as a related profit margin. The Company recognizes grant revenue from these contracts as it performs services under these arrangements when the funding is committed. Associated expenses are recognized when incurred as research and development expense. Grant revenue and related expenses are presented gross in the statements of operations as we have determined we are the primary obligor under the arrangements relative to the research and development services we perform as lead technical expert. Prefunded grant amounts are recorded as deferred revenue on the Company’s balance sheets. Amounts incurred that are subject to reimbursement from the sponsor are recorded as accounts receivable on the Company’s balance sheets.
Research and Development Costs
Costs related to research, design and development of cellular therapies are charged to research and development expense as incurred unless there is an alternative future use in other research and development projects. Research and development costs include, but are not limited to, payroll and personnel expenses, including stock-based compensation, for personnel contributing to research and development activities, laboratory supplies, outside services, and licenses and patent costs acquired to be used in research and development. Payments made prior to the receipt of goods or services to be used in research and development are deferred and recognized as expense in the period in which the related goods are received or services are rendered. License costs are expensed as research and development upon execution of the license agreement unless there is an alternative future use.
Clinical Trial Costs
Clinical trial expenses are a significant component of research and development expenses, and the Company outsources a significant portion of these costs to third parties. Third party clinical trial expenses include patient costs and costs for management of the trial. The accrual for site and patient costs includes inputs such as estimates of patient enrollment, patient cycles incurred, clinical site activations, and other pass-through costs. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected on the balance sheets as a prepaid asset or accrued clinical trial cost. These third party agreements are generally cancellable, and related costs are recorded as research and development expenses as incurred. Non-refundable advance clinical payments for goods or services that will be used or rendered for future research and development activities are recorded as a prepaid asset and recognized as expense as the related goods are delivered or the related services are performed. The Company also records accrued liabilities for estimated ongoing clinical research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by the Company. The historical clinical accrual estimates made by the Company have not been materially different from the actual costs.
Payroll Tax Credits
The Company has generated research and development payroll tax credits under the provisions of the Internal Revenue Code. The Company adopted a policy to account for such government assistance as income when all conditions imposed by the government to be entitled to receive the funding have been substantially met.

Therefore, the Company recognizes, as income, payroll tax credits in the period it incurs payroll taxes for which the credit is earned. Amounts recognized that have not been collected from the government are recorded as a receivable on the Company’s balance sheets. The Company recognized income of $126,160 and $114,797 during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the Company has a receivable balance of $351,116 and $224,956, respectively.
Income Taxes
The Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more-likely-than-not be realized.
The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more-likely-than-not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. To date, the Company has not incurred interest and penalties related to uncertain tax positions.
Preferred Stock
The Company records all preferred stock at their respective fair values on the dates of issuance less issuance costs. The Company classifies its preferred stock outside of stockholders’ deficit when the redemption of such shares is outside the Company’s control. The Company does not adjust the carrying values of the preferred stock to the liquidation preferences of such stock until such time as a deemed liquidation event is probable of occurring.
Stock Issuance Costs
Stock issuance costs, consisting primarily of legal expenses, are capitalized until stock is issued, at which time the costs are recorded in stockholders’ equity as a reduction of additional paid-in-capital generated as a result of the issuance.
Stock-Based Compensation
The Company accounts for all stock-based compensation granted to employees and non-employees using a fair value method. Stock-based compensation is measured at the grant date fair value and is recognized over the requisite service period of the awards, usually the vesting period, on a straight-line basis. The Company has elected to account for forfeitures as they occur. Stock-based compensation expense recognized in the financial statements is based on awards that ultimately vest.
The Company calculates the fair value of its common stock by considering independent valuations by a third-party valuation specialist and considers factors it believes are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. The Company believes the combination of these factors provides an appropriate estimate of the expected fair value of the Company and reflects the best estimate of the fair value of the Company’s common stock at each grant date.
Leases
The Company accounts for its leases in accordance with ASC Topic 842, Leases (ASC 842), and determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and, if applicable, long-term lease liabilities. The Company elected not to recognize leases with an original term less than one year on its balance sheet. Operating lease right-of-use (ROU) assets and their corresponding lease liabilities are recorded based on the present value of lease payments over the expected remaining lease term. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rates, which are the rates incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.
In accordance with the guidance in ASC 842, the fixed and in-substance fixed contract consideration must be allocated to lease and non-lease components based on their relative fair values. Non-components of a contract (e.g., administrative tasks that do not transfer a good or service to the Company, reimbursement or payment of a lessor’s cost, etc.) do not receive an allocation of the consideration in the contract. Although allocation of consideration of lease and non-lease components is required, the Company elected the practical expedient to not separate lease components (e.g. land, building, etc.) and non-lease components (e.g., common area maintenance, consumables, etc.). The lease component results in an operating right-of-use asset being recorded on the balance sheet and amortized on a straight-line basis as lease expense. Right-of-use assets and operating lease liabilities are remeasured upon certain modifications to leases using the present value of remaining lease payments and the estimated incremental borrowing rate upon lease modification.
Recent Accounting Pronouncements
Recently Adopted
In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The Company has adopted ASU 2020-06 as of January 1, 2021 using the full retrospective method. The adoption of ASU 2020-06 had no impact on the Company’s financial statements and disclosures.
Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. Subsequently, in November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. ASU 2016-13 requires entities to measure all expected credit losses for most financial assets held at the reporting date based on an expected loss model which includes historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires enhanced disclosures to help financial statement users better understand significant estimates and judgments used in estimating credit losses. This ASU is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, with early adoption permitted. The adoption of ASU 2016-13 is not expected to have an impact on the Company’s financial position or results of operations upon adoption.
3. Fair Value Measurements
The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 (in thousands):
	December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$1,004	$1,004	$—	$—
Certificates of deposit (included in cash equivalents)	25	25	—	—
Total assets	$1,029	$1,029	$—	$—

Liabilities:
Contingent payment to NIH	$461	$—	$—	$461
Total liabilities	$461	$—	$—	$461

	December 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$4,502	$4,502	$—	$—
Certificates of deposits (included in cash equivalents)	25	25	—	—
Total assets	$4,527	$4,527	$—	$—

Liabilities:
Contingent payment to NIH	$345	$—	$—	$345
Total liabilities	$345	$—	$—	$345
The fair value of the payment to NIH that is contingent upon certain liquidity or financing events (See Note 13) was based on significant inputs not observable in the market, including estimates regarding the probability of certain future events and outcomes and estimates regarding timing of those events and outcomes, with an applied discount representative of time value, that represents a Level 3 measurement within the fair value hierarchy. The following table summarizes the change in the fair value of the Company’s contingent payment to NIH, which is classified within the Level 3 fair value hierarchy (in thousands):
Total
Balance at December 31, 2020	$266
Change in fair value of contingent payment to NIH	79
Balance at December 31, 2021	$345
Change in fair value of contingent payment to NIH	116
Balance at December 31, 2022	$461
There were no transfers within the fair value hierarchy during the years ended December 31, 2022 or 2021.
4. Property and Equipment
Property and equipment consist of the following (in thousands):
	December 31,
	2022	2021
Laboratory equipment	$779	$779
Less accumulated depreciation	(582)	(470)
Property and equipment, net	$197	$309
Depreciation expense was approximately $112,000 and $123,000 for the years ended December 31, 2022 and 2021, respectively.
5. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):
	December 31,
	2022	2021
Accrued external research and development costs	$758	$600
Accrued professional and consulting services	60	72
Accrued payroll	98	115
Accrued equipment	—	151
Other current liabilities	33	40
Accrued expenses and other current liabilities	$949	$978

6. Leases
The Company entered into an office lease in May 2018 for 4,762 square feet of space in an office building in Gaithersburg, Maryland. In 2021, the Company amended its lease for an additional 3,147 square feet of space in the same building and to extend the lease term for its current leased space. The lease ends for both leased spaces in December 2027. The lease does not contain any renewal rights. The Company paid the landlord a security deposit of $25,000 which is included in long term assets on the Company’s balance sheets.
For the years ended December 31, 2022 and 2021, the components of lease costs were as follows (in thousands):
	Year Ended December 31,
	2022	2021
Operating lease cost	$299	$191
Variable lease cost	147	57
Total lease cost	$446	$248
The maturity of the Company’s operating lease liabilities as of December 31, 2022 were as follows (in thousands):
December 31, 2022
2023	$300
2024	309
2025	318
2026	328
2027	28
Thereafter	—
Total future minimum lease payments	1,283
Less imputed interest	(175)
Total operating lease liabilities	$1,108
The supplemental disclosure for the statement of cash flows related to operating leases were as follows (in thousands):
	December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:	$260	$172
Other than the initial recording of the right-of-use asset and lease liability, which were non-cash, the changes in the Company’s right-of-use asset and lease liability for the years ended December 31, 2022 and 2021 are reflected in the non-cash lease expense and accrued expenses and other liabilities, respectively, in the statements of cash flows.
The following summarizes additional information related to operating leases:
	December 31,
	2022	2021
Weighted-average remaining lease term	4.1 years	5.08 years
Weighted-average discount rate	7.3%	7.3%
7. Preferred Stock
On January 26, 2021, the Company amended its Restated Certificate of Incorporation, to increase its authorized shares to 407 shares of preferred stock, $0.01 par value per share. In 2021, the Company issued 65.017 shares of Series B-1 preferred stock, with a par value of $0.01, at a price of $64,961.92 per share for consideration totaling $4,223,778. Upon the issuance of the Series B-1 Preferred Stock in January 2021, the Company reclassified its Series A and Series B Preferred Stock to temporary equity because such stock is redeemable upon the occurrence of certain events that are not solely within the control of the issuer. The reclassification to temporary equity of Series A and Series B Preferred Stock was recorded at the fair value.
Contemporaneous with the Series B-1 Preferred Stock offering, one of the Company’s investors converted 50 shares of common stock into 50 shares of Series A Preferred Stock. The Company recorded the Series A Preferred Stock at fair value. The difference between the fair value of the Series A Preferred Stock and the fair value of the common stock at the date of the exchange was recorded as a Series B-1 Preferred Stock issuance cost. The difference between the original issuance price and the fair value of the common stock at the date of the exchange was recorded as an adjustment to retained earnings.
On December 12, 2022, the Company amended its Restated Certificate of Incorporation to increase its authorized shares to 602 shares of Preferred Stock. In December 2022, the Company issued 193.644 shares of Series B-2 preferred stock, with a par value of $0.01, at a price of $62,833.19 per share for consideration totaling $12,167,170. Cash consideration received in December 2022 was $10,834,164. The remaining $1,333,006 is included in stock subscription receivable on the accompanying December 31, 2022 balance sheet. The stock subscription receivable was collected in January 2023.
The Company’s preferred stock has the following characteristics:
Conversion Features
Preferred stockholders may voluntarily convert any or all of their preferred shares into common shares at any time at a price determined by dividing the original issue price by the conversion price for each series of preferred stock. There are provisions which require adjustment to this conversion price in the event of certain dilution events. However, In the event of a liquidation, dissolution or winding up of the Company or a deemed liquidation event, the conversion rights shall terminate.
Upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $62,833.19 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds (net of underwriting discount and commissions) to the Company or (b) the date and time, or the occurrence of an event, specified by vote or written consent of at least seventy- five percent (51%) of the outstanding preferred stock, voting as a single class, then (i) all outstanding shares of preferred stock shall automatically be converted into shares of common stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Company.
Voting Rights
On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
The holders of record of the shares of preferred stock, exclusively and as a separate class, are entitled to elect one (1) director of the Company and the holders of record of common stock, exclusively and as a separate class, are entitled to elect one (1) director of the Company. The holders of record of common stock and preferred stock, exclusively and voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.
Dividends
Dividends may be paid at the Board of Directors’ discretion. However, the preferred stockholders are entitled to receive dividends prior to payment of dividends to common stockholders.
Liquidation Preference
Upon liquidation of the Company (whether voluntary or not), each preferred stockholder shall be entitled to be paid prior to common stockholders.

Redemption
The preferred stock is not redeemable at the option of the holder or the Company, except in accordance with a deemed liquidation event.
8. Common Stock
On January 26, 2021, the Company amended its Restated Certificate of Incorporation, to increase its authorized shares to 3,200 shares of Common Stock, par value $0.01 per share.
The voting, dividend and liquidation rights of the common stockholders are subject to and qualified by the rights, powers and preferences of the preferred stock. The common stock has the following characteristics:
Voting
The common stockholders are entitled to one vote for each share of common stock held with respect to all matters voted on by the stockholders of the Company.
Dividends
The common stockholders are entitled to receive dividends, if and when declared by the Board of Directors. Through December 31, 2022, no dividends have been declared or paid on common stock.
Liquidation
Upon liquidation of the Company, the common stockholders are entitled to receive all assets of the Company available for distribution to such stockholders.
9. Stock-Based Compensation Expense
The Company has a 2016 Stock Incentive Plan (the 2016 Plan) that permits granting of options or restricted stock to employees, officers, directors, consultants and advisors to the Company. The grantees, and grant dates, are determined and approved by the Board or a committee designated by the Board. The plan allows for the issuance of up to 200 shares of common stock. The awards typically include graded vesting over four years (i.e., 25% vest at the end of each year) with a ten year contractual term. Additionally, under the individual award agreements, only full shares can be exercised.
In April 2021, the Company repriced and reissued all its prior stock option awards with an exercise price above $23,005 per share to an exercise price of $23,005 per share (the 2021 Repricing). The Company accounted for the 2021 repricing as a modification for accounting purposes. For options vested at the modification date, the Company immediately recognized the difference between the fair value of the modification award and its original grant date value. For unvested awards at the modification date, the Company recognized the sum of the unrecognized compensation cost of the shares plus the incremental fair value of the modified award over the remaining service period. Additionally, in October 2022, the Company modified a stock option held by an option holder upon termination of their employment by the Company. The stock option was modified to accelerate vesting. The aggregate amount of expense recognized in connection with these modifications was approximately $8,000 and $305,000 for the years ended December 31, 2022 and 2021, respectively.
Stock-based compensation expense by classification included within the statements of operations and comprehensive income (loss) was as follows (in thousands):
	Year Ended December 31,
	2022	2021
Research and development	$719	$790
General and administrative	—	—
Total stock-based compensation expense	$719	$790

The estimated grant date fair values of employee stock option awards granted under the 2016 Plan were calculated using the Black-Scholes option pricing model, based on the following range of assumptions:
	Year Ended December 31,
	2022	2021
Risk-free interest rate	1.13% - 1.96%	0.85% - 1.45%
Dividend yield	—	—
Expected term	1.0 - 7.0	5.0 - 7.0
Expected volatility	95%	95%
Fair value of common stock	$23,005	$23,005 - 64,962
The expected term of the Company’s stock options granted to employees has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. Under the simplified method, the expected term is presumed to be the midpoint between the vesting date and the end of the contractual term. The Company utilizes this method due to lack of historical exercise data and the plain nature of its stock-based awards.
The weighted average grant date fair value of stock options granted to employees during the years ended December 31, 2022 and 2021 was $16,862 and $27,881, respectively.
As of December 31, 2022, total unrecognized compensation expense related to unvested employee stock options was approximately $969,000, which is expected to be recognized over a weighted average period of 2.13 years.
The following table summarizes the stock option activity under the 2016 Plan and includes the effect to the 2021 Repricing:
	Number of options	Weighted-average exercise price ($)	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2021	153	$18,755	7.88	$650
Granted	9	$23,005
Exercised	(3)	$23,005
Forfeited	(7)	$23,005
Outstanding at December 31, 2022	152	$18,727	6.90	$425

Vested at December 31, 2022	110	$17,094	6.25	$425
Vested and expected to vest at December 31, 2022	152	$18,727	6.90	$425
10. Income Taxes
The Company provides for income taxes under ASC 740. Under ASC 740, the Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse.
The income tax provision shown on the statements of income for the years ended December 31, 2022 and 2021 consists of the following (in thousands):
Year Ended December 31,
	2022	2021
Current: Federal	$—	$—
State	—	—
Deferred: Federal	—	—
State	—	—
Total	$—	$—

The following table provides a summary of difference between income tax benefit for the year ended December 31, 2022 and 2021, computed by applying the statutory federal income tax rate to earnings before taxes:
	Year Ended December 31,
	2022	2021
Loss before Income Tax	$(6,455)	$(3,640)
Tax provision (benefit) at federal statutory rate	(1,356)	(764)
State tax (net of federal benefit)	(421)	(237)
Stock Based Compensation	197	216
Non-deductible items and other permanent differences	—	(60)
Deferred Adjustments	—	—
Valuation Allowance	2,096	845
Research and development credit	(516)	—
Total Income Tax Provision	$—	$—
The Company’s effective tax rate for the years ended December 31, 2022 and 2021 was 0.0%, primarily due to the full valuation allowance.
The tax effects of temporary differences that give rise to the Company’s net deferred tax assets are as follows (in thousands):
	Year Ended December 31,
	2022	2021
Deferred Tax Assets
Net operating loss carryforwards	$4,711	$5,012
Intangibles	7	7
Operating lease right-of-use liabilities	305	352
Stock based compensation	45	44
Research and development expenses	1,293	—
Charitable contribution carryforward	10	41
Accrual to cash	63	—
Research and development credit carryforward	784	268
Gross deferred tax assets	$7,218	$5,724

Deferred Tax Liabilities
Fixed Assets	$(54)	$(85)
Accrual to cash	—	(513)
Operating lease right-of-use assets	(271)	(329)
Gross deferred tax liabilities	(325)	(927)
Net deferred tax assets before valuation allowance	6,894	4,798
Valuation allowance	(6,894)	(4,798)
Net deferred tax assets	$—	$—
The Company has provided a full valuation allowance against its net deferred tax assets, as the Company believes that it is more likely than not that the deferred tax assets will not be realized. As of December 31, 2022, the Company has a net operating loss carryforward totaling $17.2 million (gross) that may be offset against future taxable income, of which $17.0 million can be carried forward indefinitely but will be subject to an 80% limitation. The Company has $0.5 million and $0.0 million, respectively, of federal and state research and development tax credit carryforwards, which will expire at various times through 2038. Utilization of the NOL carryforwards and research credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the Code), and similar state law due to ownership changes that could occur in the future.
The Company applies ASC 740, Income Taxes to uncertain tax positions. As of the adoption date and through December 31, 2022, the Company had no unrecognized tax benefits or related interest and penalties accrued. The Company files income tax returns in the U.S. federal and Maryland jurisdictions. The Company is no longer subject to U.S. federal and Maryland income tax examinations by tax authorities for years before 2019. There are currently no federal, state or foreign audits in progress.
11. Commitments and Contingencies
As of December 31, 2022, the Company was not a party to any litigation that could have a material effect on the Company’s business, financial position, results of operations or cash flows. The Company is a party in various other contractual disputes and potential claims arising from the ordinary course of business. The Company does not believe that the resolution of these matters will have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.
12. Defined Contribution Plan
The Company maintains a defined contribution plan, or the 401(k) Plan, under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. The 401(k) Plan provides for matching contributions on a portion of participant contributions pursuant to the 401(k) Plan’s matching formula. The Company did not make any matching contributions during each of the years ended December 31, 2022 and 2021, respectively.
13. License Agreements
National Institutes of Health – multiple myeloma
In September 2015, the Company entered into an exclusive license agreement, which was subsequently amended in December 2022, with the National Institutes of Health (NIH) for rights relating to anti-BCMA CARs and CAR T-cells for treatment of multiple myeloma, wherein the CAR is expressed by certain non-viral methods. The license granted is worldwide and sublicensable. The Company agreed to pay, with certain exceptions, minimum five-figure annual license fees, which shall increase to $150,000 beginning in 2025. Additionally, the Company will incur a low single-digit royalty on Net Sales, plus a low double-digit sublicensing royalty, if any, on any sublicense consideration.
Additionally, the Company agreed to a non-refundable license royalty of either i) three-quarters of one percent (0.75%) of the Company’s fair market value at the time of its first Liquidity Event; or ii) $579,000 upon reaching forty million dollars ($40,000,000) in cumulative investor financing. The Company concluded the contingent payment met the definition of a derivative liability under ASC 815. As such, the Company recorded a liability on its balance sheet of $460,758 and $345,322 as of December 31, 2022 and 2021, respectively. The associated expense was recorded as research and development expense in the respective periods. The Company estimated the liability at each balance sheet date as the present value of the probability weighted contingent payment amounts. In November 2023, the Company entered into a merger agreement with Selecta (see Subsequent Events note below), whereby the Company elected to pay $579,000 to the NIH in full satisfaction of the royalty provision. Payment was made in December 2023.
National Institutes of Health - autoimmune diseases
In July 2019, the Company entered into a nonexclusive license agreement with the National Institutes of Health for rights relating to certain anti-BCMA CARs and CAR T-cells for treatment of certain autoimmune diseases, wherein the CAR is expressed by certain mRNA methods. The license granted is worldwide and sublicensable.
In connection with this license agreement, the Company agreed to an upfront $100,000 license fee. The Company agreed to pay, with certain exceptions, minimum low five-figure annual license fees. Additionally, the Company will incur low single-digit royalties on Net Sales. The Company also agreed to pay up to $0.8 million upon the achievement of designated milestones.

14. Subsequent Events
In September 2023, the Company entered into a non-exclusive license agreement with Biogen MA, Inc. (Biogen) for rights related to certain anti-BCMA proteins. The license granted is worldwide and sublicensable. In connection with this license agreement, the Company agreed to an upfront payment of $500,000 license fee that was paid in October 2023. Additionally, the Company agreed to pay a mid-five-figure annual fee to Biogen. There are no other fees or royalties associated with the license. Biogen remains responsible for maintenance of the licensed patents and costs thereof.
On November 13, 2023, the Company entered into an Agreement and Plan of Merger with Selecta Biosciences, Inc. under which the existing shareholders of the Company received 6,723,639 shares of Selecta common stock and 384,930.724 shares of Selecta Series A Non-Voting Convertible Preferred Stock in exchange for all of the Company’s assets. Upon the merger, the Company became a wholly owned subsidiary of Selecta, which on the merger date, changed its name to Cartesian Therapeutics, Inc.

Annex C
Cartesian Therapeutics, Inc.
Balance Sheets
(Amounts in thousands, except share data)
(Unaudited)
	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$6,875	$12,001
Accounts receivable	994	994
Payroll tax credit receivable	248	351
Prepaid expenses and other current assets	51	59
Total current assets	$8,168	$13,405
Non-current assets:
Property and equipment, net	228	197
Right-of-use asset, net	891	983
Security deposit	25	25
Total assets	$9,312	$14,610
Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Lease liability	$273	$228
NIH liability	569	461
Accrued expenses and other current liabilities	1,513	949
Total current liabilities	$2,355	$1,638
Non-current liabilities:
Lease liability, net of current	743	880
Total liabilities	$3,098	$2,518
Commitments and contingencies (Note 10)
Series A Preferred Stock; $0.01 par value, 220 authorized, 219.125 issued and outstanding as of September 30, 2023 and December 31, 2022	9,623	9,623
Series B Preferred Stock; $0.01 par value, 110 authorized, 109.267 issued and outstanding as of September 30, 2023 and December 31, 2022	7,128	7,128
Series B-1 Preferred Stock; $0.01 par value, 77 authorized, 65.017 issued and outstanding as of September 30, 2023 and December 31, 2022	3,162	3,162
Series B-2 Preferred Stock; $0.01 par value, 195 authorized, 193.644 issued and outstanding as of September 30, 2023 and December 31, 2022	12,144	12,144
Series B-2 Preferred Stock Subscription Receivable	—	(1,333)
Stockholders’ deficit:
Common stock, $0.01 par value, 3,200 authorized, 1,244.625 issued and outstanding as of September 30, 2023 and 1,240.625 issued and outstanding as of December 31, 2022	—	—
Additional paid-in capital	7,985	7,432
Accumulated deficit	(33,828)	(26,064)
Total stockholders’ deficit	$(25,843)	$(18,632)
Total liabilities, preferred stock and stockholders’ deficit	$9,312	$14,610
The accompanying notes are an integral part of these unaudited financial statements.

Cartesian Therapeutics, Inc.
Statements of Operations and Comprehensive Loss
(Amounts in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2023	2022
Grant revenue:	$—	$1,035

Operating expenses:
Research and development	6,965	5,273
General and administrative	1,286	1,069
Total operating expenses	8,251	6,342
Loss from operations	(8,251)	(5,307)
Other income, net:
Interest income	311	20
Other income, net	176	101
Total other income	487	121
Net loss	$(7,764)	$(5,186)
The accompanying notes are an integral part of these unaudited financial statements.

Cartesian Therapeutics, Inc.
Statements of Preferred Stock and Stockholders’ Deficit
(Amounts in thousands, except share amounts)
(Unaudited)
	Series A Preferred Stock		Series B Preferred Stock		Series B-1 Preferred Stock		Series B-2 Preferred Stock		Series B-2 Preferred Stock Subscription Receivable	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2022	219.125	$9,623	109.267	$7,128	65.017	$3,162	193.644	$12,144	$(1,333)	—	$—	—	$—	1,240.625	$—	$7,432	$(26,064)	$(18,632)
Subscription Receivable from preferred stockholders	—	—	—	—	—	—	—	—	1,333	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	461	—	461
Exercise of options to purchase common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	4.000	—	92	—	92
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,764)	(7,764)
Balance at September 30, 2023	219.125	$9,623	109.267	$7,128	65.017	$3,162	193.644	$12,144	$—	—	$—	—	$—	1,244.625	$—	$7,985	$(33,828)	$(25,843)
	Series A Preferred Stock		Series B Preferred Stock		Series B-1 Preferred Stock		Series B-2 Preferred Stock		Series B-2 Preferred Stock Subscription Receivable	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	219.125	$9,623	109.267	$7,128	65.017	$3,162	—	$—	$—	—	$—	—	$—	1,237.625	$—	$6,644	$(19,609)	$(12,965)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	579	—	579
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,186)	(5,186)
Balance at September 30, 2022	219.125	$9,623	109.267	$7,128	65.017	$3,162	—	$—	$—	—	$—	—	$—	1,237.625	$—	$7,223	$(24,795)	$(17,572)
The accompanying notes are an integral part of these unaudited financial statements.

Cartesian Therapeutics, Inc.
Statements of Cash Flows
(Amounts in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(7,764)	$(5,186)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	69	88
Non-cash lease expense	92	157
Stock-based compensation expense	461	579
Changes in operating assets and liabilities:
Accounts receivable	—	2,377
Payroll tax credit receivable	103	(99)
Prepaid expenses and other current assets	8	15
Operating lease liability	(92)	(120)
Deferred revenue	—	54
NIH liability	108	39
Accrued expenses and other current liabilities	514	240
Net cash used in operating activites	(6,501)	(1,856)
Cash flows from investing activities
Purchases of property and equipment	(50)	(151)
Net cash used in investing activities	(50)	(151)
Cash flows from financing activities
Net proceeds from issuance of Series B-2 Preferred Stock	1,333	—
Proceeds from exercise of stock options	92	—
Net cash provided by financing activities	1,425	—
Net change in cash and cash equivalents	(5,126)	(2,007)
Cash and cash equivalents at beginning of period	12,001	4,735
Cash and cash equivalents at end of period	$6,875	$2,728

Noncash investing and financing activities
Purchase of equipment not yet paid	$50	$—
The accompanying notes are an integral part of these unaudited financial statements.

Cartesian Therapeutics, Inc.
Notes to the Unaudited Financial Statements
1. Description of the Business
Cartesian Therapeutics, Inc. (the Company) is a clinical-stage cell therapy company engaged in the research and development of therapies for autoimmune diseases. The Company was incorporated in Delaware in December 2010, and is based in Gaithersburg, Maryland.
Since inception, the Company has devoted its efforts principally towards research and development, recruiting personnel, and raising capital. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities.
There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies.
Unaudited Interim Financial Information
The accompanying unaudited financial statements for the nine months ended September 30, 2023 and 2022 have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission, or the SEC, for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2022. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments that are necessary for a fair statement of the Company’s financial position as of September 30, 2023 and December 31, 2022, the results of operations for the nine months ended September 30, 2023 and 2022, and cash flows for the nine months ended September 30, 2023 and 2022. Such adjustments are of a normal and recurring nature. The results of operations for the nine months ended September 30, 2023 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2023.
Liquidity and Management’s Plan
To date, the Company has financed its operations primarily through private sales of its securities and funding received from research grants. The Company currently has no source of product revenue, and it does not expect to generate product revenue in the near term. The Company has devoted substantially all of its financial resources and efforts to developing its RNA cell therapies for autoimmune diseases.
As of September 30, 2023, the Company’s cash and cash equivalents were $6.9 million. On November 13, 2023, the Company merged with Selecta Biosciences, Inc. (Selecta). See Note 12 for further details.
2. Summary of Significant Accounting Policies
The Company disclosed its significant accounting policies in Note 2 – Summary of Significant Accounting Policies included in the Company’s annual financial statements for the year ended December 31, 2022 included elsewhere in this filing. There have been no material changes to the Company’s significant accounting policies during the nine months ended September 30, 2023, with the exception of the matters discussed in recent accounting pronouncements.

Recent Accounting Pronouncements
Recently Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. Subsequently, in November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. ASU 2016-13 requires entities to measure all expected credit losses for most financial assets held at the reporting date based on an expected loss model which includes historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires enhanced disclosures to help financial statement users better understand significant estimates and judgments used in estimating credit losses. This ASU is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted the new standard effective January 1, 2023, using a modified retrospective transition method, and there was no impact on its consolidated financial statements or results of operations upon adoption.
3. Fair Value Measurements
The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis (in thousands):
	September 30, 2023
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$6,531	$6,531	$—	$—
Total assets	$6,531	$6,531	$—	$—

Liabilities:
Contingent payment to NIH	$569	$—	$—	$569
Total liabilities	$569	$—	$—	$569
	December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash equivalents)	$1,004	$1,004	$—	$—
Certificates of deposits (included in cash equivalents)	25	25	—	—
Total assets	$1,029	$1,029	$—	$—

Liabilities:
Contingent payment to NIH	$461	$—	$—	$461
Total liabilities	$461	$—	$—	$461
The following table provides a reconciliation of all assets and liabilities measured at fair value using Level 3 significant unobservable inputs which were settled during the period from December 31, 2022 to September 30, 2023 (in thousands):
Total
Balance at December 31, 2022	$461
Change in fair value of contingent payment to NIH	108
Balance at September 30, 2023	$569
There were no transfers within the fair value hierarchy during the nine months ended September 30, 2023 or the year ended December 31, 2022.

4. Property and Equipment
Property and equipment consist of the following (in thousands):
	September 30, 2023	December 31, 2022
Laboratory equipment	$879	$779
Less accumulated depreciation	(651)	(582)
Property and equipment, net	$228	$197
Depreciation expense was approximately $69,000 and $88,000 for the nine months ended September 30,2023 and 2022, respectively.
5. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):
	September 30, 2023	December 31, 2022
Accrued external research and development costs	$1,317	$758
Accrued professional and consulting services	48	60
Accrued payroll	42	98
Accrued equipment	50	—
Other current liabilities	56	33
Accrued expenses and other current liabilities	$1,513	$949
6. Leases
The Company entered into an office lease in May 2018 for 4,762 square feet of space in an office building in Gaithersburg, Maryland. In 2021, the Company amended its lease for an additional 3,147 square feet of space in the same building and to extend the lease term for its current leased space. The lease ends for both leased spaces in December 2027. The lease does not contain any renewal rights.
In September 2023, the Company entered into an operating lease for a piece of lab equipment.
For the nine month ended September 30, 2023 and 2022, the components of lease costs were as follows (in thousands):
	Nine Months Ended September 30,
	2023	2022
Operating lease cost	$227	$224
Variable lease cost	143	113
Total lease cost	$370	$337
The maturity of the Company’s operating lease liabilities as of September 30, 2023 were as follows (in thousands):
September 30, 2023
2023	$82
2024	336
2025	346
2026	346
2027	28
Thereafter	—
Total future minimum lease payments	1,138
Less imputed interest	(122)
Total operating lease liabilities	$1,016

The supplemental disclosure for the statement of cash flows related to operating leases were as follows (in thousands):
	September 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:	$227	$187
Other than the initial recording of the right-of-use asset and lease liability, which were non-cash, the changes in the Company’s right-of-use asset and lease liability for the nine months ended September 30, 2023 and 2022 are reflected in the non-cash lease expense and accrued expenses and other liabilities, respectively, in the consolidated statements of cash flows.
The following summarizes additional information related to operating leases:
	September 30,
	2023	2022
Weighted-average remaining lease term	3.03 years	4.33 years
Weighted-average discount rate	7.09%	7.34%
7. Stock-Based Compensation Expense
The Company has a 2016 Stock Incentive Plan (the 2016 Plan) that permits granting of options or restricted stock to employees, officers, directors, consultants and advisors to the Company. The grantees, and grant dates, are determined and approved by the Board or a committee designated by the Board. The plan allows for the issuance of up to 200 shares of common stock. The awards typically include graded vesting over four years (i.e., 25% vest at the end of each year) with a ten year contractual term. Additionally, under the individual award agreements, only full shares can be exercised.
Stock-based compensation expense by classification included within the statements of operations and comprehensive income (loss) was as follows (in thousands):
	Nine Months Ended September 30,
	2023	2022
Research and development	$461	$579
General and administrative	—	—
Total stock-based compensation expense	$461	$579
The estimated grant date fair values of employee stock option awards granted under the 2016 Plan were calculated using the Black-Scholes option pricing model, based on the following range of assumptions:
	Nine Months Ended September 30,
	2023	2022
Risk-free interest rate	3.6 - 4.0%	1.3% - 2.0%
Dividend yield	—	—
Expected term	6.20 - 6.25	5.0 - 6.25
Expected volatility	95%	95%
Fair value of common stock	$18,505	$23,005
The expected term of the Company’s stock options granted to employees has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. Under the simplified method, the expected term is presumed to be the midpoint between the vesting date and the end of the contractual term. The Company utilizes this method due to lack of historical exercise data and the plain nature of its stock-based awards.
The weighted average grant date fair value of stock options granted to employees during the nine months ended September 30, 2023 and 2022 was $14,159.28 and $16,862.94, respectively.
As of September 30, 2023, total unrecognized compensation expense related to unvested employee stock options was $0.9 million, which is expected to be recognized over a weighted average period of 2.18 years.

The following table summarizes the stock option activity under the 2016 Plan:
	Number of options	Weighted-average exercise price ($)	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2022	152	$18,727	6.90	$425
Granted	29	$23,005
Exercised	(4)	$23,005
Forfeited	(4)	$23,005
Outstanding at September 30, 2023	173	$19,246	6.60	$425

Vested at September 30, 2023	119	$17,541	5.72	$425
Vested and expected to vest at September 30, 2023	173	$19,246	6.60	$425
8. Income Taxes
The Company provides for income taxes under ASC 740. Under ASC 740, the Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse.
The Company has provided a full valuation allowance against its net deferred tax assets, as the Company believes that it is more likely than not that the deferred tax assets will not be realized.
The Company files income tax returns in the U.S. federal and Maryland jurisdictions. The Company is no longer subject to U.S. federal and Maryland income tax examinations by tax authorities for years before 2019. There are currently no federal, state or foreign audits in progress.
9. Defined Contribution Plan
The Company maintains a defined contribution plan, or the 401(k) Plan, under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. The 401(k) Plan provides for matching contributions on a portion of participant contributions pursuant to the 401(k) Plan’s matching formula. The Company did not make any matching contributions during the nine months ended September 30, 2023 and 2022, respectively.
10. Commitments and Contingencies
As of September 30, 2023, the Company was not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.
11. License Agreements
National Institutes of Health – multiple myeloma
In September 2015, the Company entered into an exclusive license agreement, which was subsequently amended in December 2022, with the National Institutes of Health (NIH) for rights relating to anti-BCMA CARs and CAR T-cells for treatment of multiple myeloma, wherein the CAR is expressed by certain non-viral methods. The license granted is worldwide and sublicensable. The Company agreed to pay, with certain exceptions, minimum five-figure annual license fees, which shall increase to $150,000 beginning in 2025. Additionally, the Company will incur a low single-digit royalty on Net Sales, plus a low double-digit sublicensing royalty, if any, on any sublicense consideration.
Additionally, the Company agreed to a non-refundable license royalty of either i) three-quarters of one percent (0.75%) of the Company’s fair market value at the time of its first Liquidity Event; or ii) $579,000 upon reaching forty million dollars ($40,000,000) in cumulative investor financing. The Company concluded the contingent payment met the definition of a derivative liability under ASC 815. As such, the Company recorded a liability on its balance sheet of $569,194 and 460,758 as of September 30, 2023 and December 31, 2022,

respectively. The associated expense was recorded as research and development expense in the respective periods. The Company estimated the liability at each balance sheet date as the present value of the probability weighted continent payment amounts. In November 2023, the Company entered into a merger agreement with Selecta (see Subsequent Event note below), whereby the Company elected to pay $579,000 to the NIH in full satisfaction of the royalty provision. Payment was made in December 2023.
National Institutes of Health - autoimmune diseases
In July 2019, the Company entered into a nonexclusive license agreement with the National Institutes of Health for rights relating to certain anti-BCMA CARs and CAR T-cells for treatment of certain autoimmune diseases, wherein the CAR is expressed by certain mRNA methods. The license granted is worldwide and sublicensable.
In connection with this license agreement, the Company agreed to an upfront $100,000 license fee. The Company agreed to pay, with certain exceptions, minimum low five-figure annual license fees. Additionally, the Company will incur low single-digit royalties on Net Sales. The Company also agreed to pay up to $0.8 million upon the achievement of designated milestones.
Biogen MA, Inc,- Multiple Myeloma
In September 2023, the Company entered into a non-exclusive license agreement with Biogen MA, Inc. (Biogen) for rights related to certain anti-BCMA proteins. The license granted is worldwide and sublicensable. In connection with this license agreement, the Company agreed to an upfront payment of $500,000 license fee that was paid in October 2023. Additionally, the Company agreed to pay a mid-five-figure annual fee to Biogen. There are no other fees or royalties associated with the license. Biogen remains responsible for maintenance of the licensed patents and costs thereof.
12. Subsequent Events
The Company has evaluated subsequent events through the date on which the consolidated financial statements were issued. The Company has concluded that no subsequent events have occurred that require disclosure, except as disclosed within these financial statements.
On November 13, 2023, the Company entered into an Agreement and Plan of Merger with Selecta Biosciences, Inc. under which the existing shareholders of the Company received 6,723,639 shares of Selecta common stock and 384,930.724 shares of Selecta Series A Non-Voting Convertible Preferred Stock in exchange for all of the Company’s assets. Upon the merger, the Company became a wholly owned subsidiary of Selecta, which on the merger date, changed its name to Cartesian Therapeutics, Inc.

Annex D
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On November 13, 2023, Selecta Biosciences, Inc., a Delaware corporation (“Selecta”), acquired Cartesian Therapeutics, Inc., a Delaware corporation (“Old Cartesian”), in accordance with the terms of an Agreement and Plan of Merger, dated November 13, 2023 (the “Merger Agreement”), by and among Selecta, Sakura Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Selecta (“First Merger Sub”), Sakura Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Selecta (“Second Merger Sub”), and Old Cartesian. Pursuant to the Merger Agreement, First Merger Sub merged with and into Old Cartesian, pursuant to which Old Cartesian was the surviving corporation and became a wholly owned subsidiary of Selecta (the “First Merger”). Immediately following the First Merger, Old Cartesian merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Second Merger, Old Cartesian changed its name to Cartesian Bio, LLC.
The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, Selecta changed its corporate name to Cartesian Therapeutics, Inc. (“Cartesian” or the “Company”) and commenced trading under the symbol “RNAC” beginning on November 14, 2023.
The Board of Directors of Selecta (the “Board”) unanimously approved the Merger Agreement and the related transactions. The Merger has been consummated substantially concurrently with the entry into the Merger Agreement and was not subject to approval of Selecta stockholders.
Under the terms of the Merger Agreement, following the consummation of the Merger (the “Closing”), in exchange for the outstanding shares of capital stock of Old Cartesian immediately prior to the effective time of the First Merger, the Company agreed to issue to the stockholders of Old Cartesian (A) 6,723,639 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (B) 384,930.724 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), each share of which is convertible into 1,000 shares of Common Stock, subject to certain conditions. The issuance of the shares of Common Stock and Series A Preferred Stock occurred after the December 4, 2023 record date for the distribution of contingent value rights discussed below. The Old Cartesian stockholders did not have rights as holders of Common Stock or holders of Series A Preferred Stock until such issuance. Additionally, the Company assumed all outstanding stock options of Old Cartesian, subject to an exercise blackout period that ended December 8, 2023.
Pursuant to the Merger Agreement, the Company will hold a special stockholders’ meeting to submit the following proposals to a vote of its stockholders: (i) the approval of the conversion of shares of Series A Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC (the “Conversion Proposal”), and (ii) either or both of (A) the approval of an amendment to the Company’s restated certificate of incorporation, as amended (the “Charter”), to increase the number of shares of Common Stock authorized under the Charter and (B) the approval of an amendment to the Charter to effect a reverse stock split of all outstanding shares of Common Stock, in either case (A) or (B) by a number of authorized shares or at a stock split ratio, as the case may be, sufficient to allow the conversion of all shares of Series A Preferred Stock issued in the Merger.
Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 0% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion; provided, however, that such beneficial ownership limitation does not apply to TAS Partners, LLC, an affiliate of Dr. Springer, or any of its affiliates.
Each share of Series A Preferred Stock will be redeemable at the option of the holder at any time following the date that is 18 months after the initial issuance date of the Series A Preferred Stock, other than any shares of Series A Preferred Stock that would not be convertible into shares of Common Stock as a result of the beneficial ownership limitation referred to in the foregoing paragraph (without regard to whether the requisite stockholder approval to convert the Series A Preferred Stock into Common Stock has been obtained).

Contingent Value Rights Agreement
On December 6, 2023, as contemplated in the Merger Agreement, the Company entered into a contingent value rights agreement (the “CVR Agreement”) pursuant to which each holder of Common Stock as of December 4, 2023 was entitled to one contractual contingent value right (each, a “CVR”) issued by the Company for each share of Common Stock held by such holder as of December 4, 2023, which CVRs were distributed to such holders on December 13, 2023. Holders of the warrants to purchase Common Stock of the Company outstanding as of such date (each, a “Selecta Warrant”) will be entitled to receive, upon exercise of such Selecta Warrant and in accordance with the terms thereof, one CVR per each such share of Common Stock underlying such Selecta Warrant, assuming the same had been exercised on December 4, 2023; except that the holders of the warrants issued by Selecta on April 11, 2022 (the “Selecta Warrants”), as required by the terms of such Selecta Warrants, received such CVRs on December 13, 2023, together with the distribution of CVRs made to the holders of Common Stock, even if such Selecta Warrants were not exercised.
Each CVR entitles its holder to distributions of the following, pro-rated on a per-CVR basis, during the period ending on the date on which the Royalty Term (as defined in the Company’s License and Development Agreement, as amended, with Swedish Orphan Biovitrum AB (publ.) (the “Sobi License”)) ends (the “Termination Date”):
•
100% of all milestone payments, royalties and other amounts paid to the Company or its controlled affiliates (the “Company Entities”) under the Sobi License or, following certain terminations of the Sobi License, any agreement a Company Entity enters into that provides for the development and commercialization of SEL-212; and

•
100% of all cash consideration and the actual liquidation value of any and all non-cash consideration of any kind that is paid to or is actually received by any Company Entity prior to the Termination Date pursuant to an agreement relating to a sale, license, transfer or other disposition of any transferable asset of the Company existing as of immediately prior to the Merger, other than those exclusively licensed under the Sobi License or which the Company Entities are required to continue to own in order to comply with the Sobi License.

The distributions in respect of the CVRs will be made on a semi-annual basis, and will be subject to a number of deductions, subject to certain exceptions or limitations, including for (i) certain taxes payable on the proceeds subject to the CVR distribution, (ii) certain out of pocket costs incurred by the Company Entities, including audit and accounting fees incurred in connection with reporting obligations relating to the CVRs and other expenses incurred in the performance of their obligations and other actions under the CVR Agreement, (iii) a fixed semi-annual amount of $750,000 for general and administrative overhead, (iv) payments made and remaining obligations on lease liabilities of Selecta immediately prior to the Merger and (v) amounts paid and remaining obligations with regard to Selecta’s Xork product candidate. Each of the deductions described in (iv) and (v) will be made only if certain milestone payments under the Sobi License are made, and are also subject to certain adjustments as contemplated in the CVR Agreement.
Series A Preferred Stock Financing
On November 13, 2023, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with (i) Timothy A. Springer, a member of the Company’s Board; (ii) TAS Partners, LLC, and (iii) Seven One Eight Three Four Irrevocable Trust, a trust associated with Dr. Murat Kalayoglu, a co-founder and the former chief executive officer of Old Cartesian, who joined the Board effective immediately after the effective time of the Merger (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company agreed to issue and sell an aggregate of 149,330.115 shares of Series A Preferred Stock for an aggregate purchase price of $60.25 million (collectively, the “Financing”). Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock.
In the Financing, each of TAS Partners, LLC and Dr. Springer agreed to settle its purchases in three approximately equal tranches of shares of Series A Preferred Stock, each for a purchase price of approximately $20.0 million, with the three tranches settling 30, 60, and 90 days, respectively, following the Closing. The first and second tranches were settled on December 13, 2023 and January 12, 2024, respectively, under which (i) 24,785.081 shares of Series A Preferred Stock were issued to each of TAS Partners, LLC and Dr. Springer in the first tranche, and (ii) 49,570.163 shares of Series A Preferred Stock were issued to Dr. Springer in the second tranche. The third tranche is expected to settle on February 11, 2024.

Settlement of Selecta Equity Awards
Upon consummation of the First Merger, the equity compensation awards of Selecta were settled as follows:
•
Each option to acquire shares of Common Stock and each restricted stock unit award with respect to shares of Common Stock, in each case that was outstanding and unvested immediately prior to the Merger, was accelerated and vested in full at the effective time of the First Merger;

•
each option to acquire shares of Common Stock was canceled and in exchange therefor, former holders became entitled to receive an amount in cash equal to the product of (A) the total number of shares of Common Stock subject to the unexercised portion the stock option (determined after giving effect to the accelerated vesting) multiplied by (B) the excess, if any, of $2.06 (the “Cash-out Amount”) over the applicable exercise price per share of Common Stock under such stock option; and

•
each restricted stock unit award with respect to shares of Common Stock was cancelled and the former holder of such canceled restricted stock unit became entitled, in exchange therefor, to receive an amount in cash equal to the product of (A) the total number of shares of Common Stock deliverable under such restricted stock unit (determined after giving effect to the accelerated vesting) multiplied by (B) the Cash-out Amount.

Pro Forma Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The Selecta and Old Cartesian unaudited pro forma condensed combined balance sheet data assume that the Merger took place on September 30, 2023, and combines the Selecta and Old Cartesian historical balance sheets at September 30, 2023. The Selecta and Old Cartesian unaudited pro forma condensed combined statements of operations data assume that the Merger took place as of January 1, 2022, and combine the historical results of Selecta and Old Cartesian for the year ended December 31, 2022, and for the nine months ended September 30, 2023. The historical financial statements of Selecta and Old Cartesian have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. The final determination of these estimated fair values will be based on the actual net tangible assets of Old Cartesian that existed as of the date of completion of the Merger.
The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Selecta and Old Cartesian been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical audited financial statements of Selecta and Old Cartesian.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023
(in thousands)
	Selecta Biosciences, Inc.	Cartesian Therapeutics, Inc. (Old Cartesian)	Transaction Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$79,603	$6,875	$(9,423)	B	$137,305
			60,250	G
Accounts receivable	4,898	994	—		5,892
Unbilled receivables	1,875	—	—		1,875
Prepaid expenses and other current assets	3,493	299	—		3,792
Total current assets	89,869	8,168	50,827		148,864
Non-current assets:
Property and equipment, net	2,421	228	—		2,649
Right-of-use asset, net	10,339	891	—		11,230
Intangible assets	—	—	150,700	F	150,700
Goodwill	—	—	48,062	F	48,062
Other assets	3,405	25	—		3,430
TOTAL ASSETS	$106,034	$9,312	$249,589		$364,935
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$14,012	$2,082	$4,895	A	$20,989
Lease liability	1,787	273	—		2,060
Deferred revenue	4,140	—	—		4,140
Total current liabilities	19,939	2,355	4,895		27,189
Non-current liabilities:
Lease liability	8,694	743	—		9,437
Deferred revenue	3,981	—	—		3,981
Warrant liabilities	13,091	—	—		13,091
Deferred tax liability	—	—	34,853	F	15,854
			(18,999)	J
Contingent value right obligation	—	—	340,300	H	340,300
Total liabilities	45,705	3.098	361,049		409,852
Commitments and contingencies
Convertible Preferred Stock	—	32,057	155,308	F	215,558
			60,250	G
			(32,057)	I
Stockholders’ equity (deficit):
Common stock	15	—	—	F I	15
Additional paid-in capital	501,919	7,985	6,977	B	182,372
			619	D
			13,157	F
			(340,300)	H
			(7,985)	I
Accumulated deficit	(436,989)	(33,828)	(4,895)	A	(438,246)
			(16,400)	B
			(619)	D
			35,486	I
			18,999	J
Accumulated other comprehensive loss	(4,616)	—	—		(4,616)
Total stockholders’ equity (deficit)	60,329	(25,843)	(294,961)		(260,475)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$106,034	$9,312	$249,589		$364,935

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share amounts)
	Selecta Biosciences, Inc.	Cartesian Therapeutics, Inc. (Old Cartesian)	Transaction Adjustments	Notes	Pro Forma Combined
Revenue:
Collaboration and license revenue	$110,777	$—	$—		$110,777
Grant revenue	—	1,449	—		1,449
Total revenue	110,777	1,449	—		112,226
Operating expenses:
Research and development	72,377	6,841	7,462	B	88,488
			619	D
			1,189	E
General and administrative	23,862	1,244	4,895	A	38,939
			8,938	B
Total operating expenses	96,239	8,085	23,103		127,427
Operating income (loss)	14,538	(6,636)	(23,103)		(15,201)
Investment income	2,073	35	—		2,108
Foreign currency transaction, net	(22)	—	—		(22)
Interest (expense) income, net	(3,031)	—	—		(3,031)
Change in fair value of warrant liabilities	20,882	—	—		20,882
Other income, net	330	146	(108)	C	368
Income (loss) before income taxes	34,770	(6,455)	(23,211)		5,104
Income tax benefit	609	—	18,999	J	19,608
Net income (loss)	35,379	(6,455)	(4,212)		24,712
Other comprehensive income (loss)
Foreign currency translation adjustment	18	—	—		18
Unrealized gain on marketable securities	(10)	—	—		(10)
Total comprehensive income (loss)	$35,387	$(6,455)	$(4,212)		$24,720
Net (loss) income per share
Basic	$0.24			K	$(0.08)
Diluted	$0.10			K	$(0.22)
Weighted-average common shares outstanding
Basic	144,758,555			K	151,482,194
Diluted	145,874,889			K	152,282,286

Unaudited Pro Forma Condensed Combined Statements of Operations
For the period ended September 30, 2023
(in thousands, except share and per share amounts)
	Selecta Biosciences, Inc.	Cartesian Therapeutics, Inc. (Old Cartesian)	Transaction Adjustments	Notes	Pro Forma Combined
Collaboration and license revenue	$17,738	$—	$—		$17,738
Operating expenses:
Research and development	49,408	6,965	684	E	57,057
General and administrative	18,414	1,286	—		19,700
Total operating expenses	67,822	8,251	684		76,757
Operating loss	(50,084)	(8,251)	(684)		(59,019)
Investment income	4,024	311	—		4,335
Foreign currency transaction, net	39	—	—		39
Interest expense	(2,833)	—	—		(2,833)
Change in fair value of warrant liabilities	6,049	—	—		6,049
Other income, net	753	176	108	C	1,037
Loss before income taxes	(42,052)	(7,764)	(576)		(50,392)
Income tax (expense) benefit	—	—	—		—
Net loss	(42,052)	(7,764)	(576)		(50,392)
Other comprehensive income (loss):
Foreign currency translation adjustment	(69)	—	—		(69)
Unrealized gain on marketable securities	11	—	—		11
Total comprehensive loss	$(42,110)	$(7,764)	$(576)		$(50,450)
Net loss per share
Basic	$(0.27)				$(0.31)
Diluted	$(0.27)				$(0.31)
Weighted-average common shares outstanding
Basic	153,870,912			F K	160,594,551
Diluted	153,870,912			F K	160,594,551

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of Transaction
Merger Transaction
The Merger occurred on November 13, 2023, as a result of which Selecta acquired all of the equity of Old Cartesian. Selecta, as the surviving corporation, was renamed “Cartesian Therapeutics, Inc.” and is trading under the symbol “RNAC” on the Nasdaq Global Market as of November 14, 2023.
In exchange for the outstanding shares of capital stock of Old Cartesian immediately prior to the effective time of the First Merger, the Company issued to the stockholders of Old Cartesian (A) 6,723,639 shares of Common Stock and (B) 384,930.724 shares of Series A Preferred Stock, each share of which is convertible into 1,000 shares of Common Stock, subject to certain conditions.
Pursuant to the Merger Agreement, the Company will hold a special stockholders’ meeting to submit the following proposals to a vote of its stockholders: (i) the approval of the conversion of shares of Series A Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC, and (ii) either or both of (A) the approval of an amendment to the Charter to increase the number of shares of Common Stock authorized under the Charter and (B) the approval of an amendment to the Charter to effect a reverse stock split of all outstanding shares of Common Stock, in either case (A) or (B) by a number of authorized shares or at a stock split ratio, as the case may be, sufficient to allow the conversion of all shares of Series A Preferred Stock issued in the Merger.
Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 0% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion; provided, however, that such beneficial ownership limitation does not apply to TAS Partners, LLC or any of its affiliates.
Each share of Series A Preferred Stock will be redeemable at the option of the holder at any time following the date that is 18 months after the initial issuance date of the Series A Preferred Stock, other than any shares of Series A Preferred Stock that would not be convertible into shares of Common Stock as a result of the beneficial ownership limitation referred to in the foregoing paragraph (without regard to whether the requisite stockholder approval to convert the Series A Preferred Stock into Common Stock has been obtained).
The outstanding stock option awards of Old Cartesian were assumed by the Company in connection with the Merger. As a result, the Company issued (i) stock options in respect of 23,306,661 shares of Common Stock and (ii) stock options in respect of 14,112.299 shares of Series A Preferred Stock.
Additionally, Selecta accelerated the vesting of unvested equity compensation awards and settled such awards as follows: (i) each Selecta stock option was canceled and its holder received an amount in cash equal to the product of (A) the total number of shares of Common Stock subject to the unexercised portion the stock option (determined after giving effect to the accelerated vesting) multiplied by (B) the excess, if any, of the Cash-out Amount over the applicable exercise price per share of Common Stock under such stock option; and (ii) each Selecta restricted stock unit award was cancelled and its holder received an amount in cash equal to the product of (A) the total number of shares of Common Stock deliverable under such restricted stock unit multiplied by (B) the Cash-out Amount. Stock options with an exercise price in excess of the Cash-out Amount received no cash payment. The total cash payment to cancel such equity compensation awards amounted to $9.4 million.
Financing
On November 13, 2023, certain investors entered into the Securities Purchase Agreement with the Company, pursuant to which such investors committed to purchasing Series A Preferred Stock for an aggregate purchase price of $60.25 million.
Contingent Value Rights Agreement
On December 6, 2023, as contemplated in the Merger Agreement, the Company entered into the CVR Agreement, pursuant to which each holder of Common Stock as of December 4, 2023 was entitled to one CVR issued by the Company for each share of Common Stock held by such holder as of December 4, 2023, which CVRs were distributed to such holders on December 13, 2023. Holders of the Selecta Warrants will be entitled to receive, upon exercise of such Selecta Warrant and in accordance with the terms thereof, one CVR per each such share of Common Stock underlying such Selecta Warrant, assuming the same had been exercised on December 4, 2023; except that the holders of the Selecta Warrants issued on April 11, 2022, as required by the terms of such Selecta Warrants, received such CVRs on December 13, 2023, together with the distribution of CVRs made to the holders of Common Stock, even if such Selecta Warrants were not exercised.
Each CVR represents the contractual right to receive contingent cash payments upon the receipt by the Company of (i) certain amounts payable by Sobi, if any, pursuant to the Sobi License, upon the achievement by Sobi of certain milestones or on the account of royalties, in each due as set forth in the Sobi License, and (ii) the proceeds from any sale, license, transfer or other disposition of any transferable asset of the Company existing as of immediately prior to the Merger, other than those exclusively licensed under the Sobi License or which the Company Entities are required to continue to own in order to comply with the Sobi License. The distributions in respect of the CVRs are subject to certain deductions, including for specified expenses, taxes and obligations of Selecta as of prior to the Merger or in connection with performance of the Company’s obligations under the CVR Agreement. The CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company.
The CVR will be recognized as a distribution to the Selecta stockholders and warrant holders upon the record date for its distribution, which was December 4, 2023, in an amount equal to the fair value of the right conveyed under the CVR.
2. Basis for Presentation
The unaudited pro forma condensed combined balance sheet as of September 30, 2023, is presented as if the Merger had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022, and the nine months ended September 30, 2023, assumes that the Merger occurred on January 1, 2022, and combines the historical results of Selecta and Old Cartesian.
The Merger is accounted for as a business combination under U.S. GAAP because Selecta has obtained control of Old Cartesian as a result of the Merger. As such, for financial reporting purposes, Selecta has been determined to be the accounting acquirer as Old Cartesian is deemed to be a variable interest entity to which Selecta is the primary beneficiary as Selecta has (i) the power to direct the activities that most significantly impact the economic performance of Old Cartesian and (ii) the obligation to absorb losses or the right to receive benefits of Old Cartesian. Under the terms of the Merger: (A) the pre-Merger stockholders of Selecta continue to control the combined company, as the Series A Preferred Stock issued in connection with the Merger and Financing are non-voting shares, unless and until there is a stockholder vote which approves the Conversion Proposal, (B) Selecta holds the majority of Board seats of the combined company, and (C) Selecta’s management holds all key positions in the management of the combined company.
The pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3. Purchase Price Allocation
The net purchase price of Old Cartesian was approximately $168.5 million and was funded by the issuance of Common Stock, Series A Preferred Stock and the exchange of stock options of Old Cartesian for stock options of the Company. The total purchase price has been allocated to Old Cartesian’s tangible assets, identifiable intangible assets and assumed liabilities based on their estimated fair values as of November 13, 2023. The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities will be recorded as goodwill. The Company’s estimates and assumptions in determining the estimated fair values of certain assets and liabilities are preliminary and are subject to change. The total estimated purchase price was allocated as follows (in thousands):
Amounts
Total purchase consideration
Common Stock	$2,713
Series A Preferred Stock	155,308
Assumption of Cartesian stock options	10,444
Total purchase price	$168,465

Allocation of the purchase consideration
Tangible assets	$8,000
Liabilities assumed	(3,444)
Intangible assets	150,700
Deferred tax liabilities	(34,853)
Goodwill	48,062
Total purchase price allocation	$168,465
The preliminary fair value of the intangible assets has been estimated using the income approach in which the after-tax cash flows are discounted to present value. The cash flows are based on estimates used to price the transaction, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital. Based on the preliminary valuation, the acquired intangible assets are comprised of in-process research and development associated with Descartes-08 for myasthenia gravis and Descartes-08 for systemic lupus erythematosus development programs. These preliminary estimates of fair value may vary materially from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.
After allocation of the preliminary purchase price to the estimated fair values of acquired assets and liabilities as of November 13, 2023, goodwill is approximately $48.1 million. The factors contributing to the recognition of the amount of goodwill are primarily attributable to the value of the assembled workforce and deferred tax liabilities associated with the transaction.
4. Pro Forma Adjustments
The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited financial statements of Selecta and Old Cartesian for the years ended December 31, 2022, and 2021 and for the nine months ended September 30, 2023.
Merger Transaction Adjustments
A	To accrue additional $4.9 million of transaction costs incurred by Selecta subsequent to September 30, 2023.
B
Recognize total research and development expense of $7.5 million and general and administrative expense of $8.9 million associated with the modification of Selecta stock options and restricted stock units to accelerate the vesting of all awards upon the Merger and the cash settlement of certain awards.

The modification resulted in full recognition of unrecognized compensation of $13.1 million of which $5.9 million and $7.2 million was classified as research and development expense and general and administrative expense, respectively.
In addition, with the exception of any options with an exercise price greater than $2.06 per share, all awards were settled in cash for an amount equal to $2.06 less any exercise price associated with the awards. The total cash payment made to the holders of stock options and restricted stock units was $9.4 million. The fair value of the awards prior to the settlement was recorded to additional paid in capital in an amount of $6.2 million and the amount in excess of fair value was recognized as additional compensation expense in an amount of $3.3 million, of which $1.6 million and $1.7 million was classified as research and development expense and general and administrative expense, respectively.
C
An in-license agreement held by Old Cartesian included a payment to the licensor that is contingent upon certain corporate transactions. In connection with the Merger, a payment in the amount of $0.6 million was due to the licensor and fully accrued as of September 30, 2023. The Company accounted for the obligation as a derivative which was remeasured at fair value at the end of each reporting period. The expense related to the remeasurement of the contingent liability which is recorded in other income, net for the nine months ended September 30, 2023 ($0.1 million) was removed. The expense has been reflected in the year ended December 31, 2022, as the Merger is assumed to have occurred on January 1, 2022, for pro forma purposes.

D
In connection with the Merger, one Old Cartesian employee had a pre-existing provision in the employee’s stock option agreement, which provided for an acceleration of vesting upon a change in control, which was triggered as a result of the Merger. The additional expense of $0.6 million will be included in Old Cartesian’s pre-acquisition net loss, upon the Merger. This amount is included as a pro forma adjustment as the expense is not included in the historical financial statements presented.

E
To record stock compensation expense for the assumed unvested stock option awards (valued at approximately $2.6 million) that is to be recorded prospectively over the remaining service period of the awards. Total expense of $1.2 million and $0.7 million was classified as research and development expense during the year ended December 31, 2022 and the nine months ended September 30, 2023, respectively. There are no awards related to general and administrative activities.

F	To record purchase consideration and acquired intangible assets, goodwill and deferred tax liabilities.
G	To reflect the $60.25 million Financing associated with the issuance of Series A Preferred Stock under the Securities Purchase Agreement.
H
In connection with the Merger, the Company entered into the CVR Agreement to distribute the rights to future cash flows associated with certain licensed products and other assets to its stockholders. One CVR was distributed with respect to each share of Common Stock outstanding as of December 4, 2023 and each share of Common Stock underlying the Selecta Warrants issued on April 11, 2022. Further, one CVR will be distributed in respect of each share of Common Stock underlying the other Selecta Warrants, in each case if and to the extent each such Selecta Warrant is exercised in the future in accordance with its own terms. Each CVR was valued at $1.83 per Common Stock equivalent. The aggregate fair value of the CVR obligation on November 13, 2023 (the date that the CVR dividend was declared) was $340.3 million, which is recognized as a liability with the dividend recognized to additional paid in capital.

I	To eliminate the historical equity of Cartesian Therapeutics, Inc. (Old Cartesian).
J	To recognize the tax benefit associated with the deferred tax liability recorded as part of the purchase price allocation.

K
The Series A Preferred Stock and the Selecta Warrants issued on April 11, 2022 are considered participating securities and therefore the Company follows the two-class method when computing pro forma net loss (income) per share. During periods of net loss, there is no allocation of undistributed earnings required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company. The following represents the pro forma calculation of basic EPS for the year ended December 31, 2022:

Net income	$24,712
Less: CVR distribution to participating securities	(37,550)
Net loss allocable to shares of common stock, basic	(12,838)
Net loss per share, basic	$(0.08)
Weighted-average shares of common stock outstanding, basic	151,482,194
The CVR distribution to participating securities represents the amount of the CVR distribution attributable to the Selecta Warrants issued on April 11, 2022 which participated in that distribution. The Series A Preferred Stock did not participate in the CVR distribution. During the nine months ended September 30, 2023, there were no adjustments to net loss to determine net loss allocable to shares of Common Stock, basic.
The following represents the pro forma calculation of diluted earnings per share for the year ended December 31, 2022:
Net loss allocable to shares of common stock, basic	$(12,838)
Less: change in fair value of dilutive warrants	(21,029)
Net loss allocable to shares of common stock, diluted	(33,867)
Net loss per share, diluted	$(0.22)
Weighted-average shares of common stock outstanding, diluted	152,282,286
During the nine months ended September 30, 2023, there were no adjustments to net loss to determine net loss allocable to shares of Common Stock, diluted.
Potentially dilutive Common Stock equivalents excluded from the computation of diluted net loss per share at September 30, 2023 and December 31, 2022, as the effect would have been anti-dilutive, are as follows:
	September 30, 2023	December 31, 2022
Warrants to purchase Common Stock	31,224,703	22,807,755
Series A preferred stock issued to Cartesian stockholders	384,930,724	384,930,724
Series A preferred stock issued in Financing	149,330,115	149,330,115
Common Stock options	23,306,661	23,306,661
Series A Preferred Stock options	14,112,299	14,112,299
Total	602,904,502	594,487,554

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CARTESIAN THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

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V29162-TBD

CARTESIAN THERAPEUTICS, INC.
Special Meeting of Stockholders
[ ], 2024 [ ], Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Cartesian Therapeutics, Inc. hereby appoint(s) Carsten Brunn, Ph.D. and Blaine Davis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of CARTESIAN THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [ ], Eastern Time on [ ], 2024, virtually via live webcast at www.virtualshareholdermeeting.com/RNAC2024SM, by means of remote communication as authorized by Section 211(a) of the General Corporation Law of the State of Delaware, and any continuation, postponement or adjournment thereof.

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Continued and to be signed on reverse side